As filed with the Securities and Exchange Commission on January 7, 2025.

Registration No. 333-275052

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1 to

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

INTERNATIONAL LAND ALLIANCE, INC.

(Exact name of registrant as specified in its charter)

Wyoming	6552	46-3752361
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

350 10th Avenue, Suite 1000

San Diego, CA 92101

(877) 661-4811

(Address, including zip code and telephone number,

including area code, of registrant’s principal executive offices)

Jason Sunstein
International Land Alliance, Inc.

350 10th Avenue, Suite 1000

San Diego, CA 92101

(877) 661-4811

(Name, address, including zip code and telephone number,

including area code, of agent for service)

Copies to:

Joseph M. Lucosky, Esq. Scott E. Linsky, Esq. Lucosky Brookman LLP 101 Wood Avenue South, 5th Floor Iselin, NJ 08830 (732) 395-4400	Ross D. Carmel, Esq. Jay Yamamoto, Esq. Benjamin E. Sklar, Esq. Sichenzia Ross Ference Carmel LLP 1185 Avenue of the America, 31st Floor New York, NY 10036 (212) 930-9700

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of the registration statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer: ☐	Accelerated filer: ☐
Non-accelerated filer: ☒	Smaller reporting company: ☒
Emerging growth company: ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☐

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED JANUARY 7, 2025

INTERNATIONAL LAND ALLIANCE, INC.

__________ Shares of Common Stock

We are offering an aggregate of __________ shares of our common stock, $0.001 par value per share. We assume a public offering price of $_____ per share of our common stock, which was the last reported sale price of our common stock on the OTCQB Marketplace operated by OTC Markets Group Inc. (the “OTCQB”) on ________, 2025 (after giving effect to our proposed reverse stock split at a ratio of 1-for-___).

Our common stock is presently quoted on the OTCQB under the symbol “ILAL.” We have applied to have our common stock listed on the Nasdaq Capital Market under the symbol “ILAL,” which listing is a condition to this offering. No assurance can be given that our application for listing will be approved. If our application is not approved, we will not complete this offering. On January 6, 2025, our common stock on the OTCQB was $0.129 per share (will be adjusted to give effect to our proposed reverse stock split at a ratio of 1-for-___).

In order to meet Nasdaq’s minimum stock price requirement, we will complete a reverse split of our common stock effective __________ with this offering at a ratio of not less than 1 for 2 and not more than 1 for ___, to be determined by the board of directors prior to this offering. All share and per share numbers in this prospectus will be adjusted to give effect to this reverse split, except in the financial statements or as otherwise indicated.

The final public offering price per share will be determined through negotiation between us and the representative of the underwriters in this offering and will take into account the recent market price of our common stock, the general condition of the securities market at the time of this offering, the history of, and the prospects for, the industry in which we compete, and our past and present operations and our prospects for future revenues. The assumed public offering price per share used throughout this prospectus may not be indicative of the final public offering price per share.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 3 of this prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$	$
Underwriting discounts and commissions (1)	$	$
Proceeds to us, before expenses	$	$

(1)	In addition, we have agreed to pay a non-accountable expense equal to 1% of the gross proceeds of this offering to the representative of the underwriters in this offering and to reimburse certain expenses of the representative of the underwriters. See “Underwriting” beginning on page 43 for additional description regarding compensation payable to the underwriters.

We have granted a 45-day option to the representative of the underwriters to purchase up to _____ additional shares (up to 15% of the sum of the shares of common stock in this offering) of our common stock.

The underwriters expect to deliver our shares to purchasers in the offering on or about __________, 2025, subject to satisfaction of customary closing conditions.

R.F. Lafferty & Co., Inc.

The date of this prospectus is __________, 2025.

ABOUT THIS PROSPECTUS

You should rely only on the information contained in this prospectus, as supplemented and amended. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus may only be used where it is legal to sell these securities. The information in this prospectus may only be accurate on the date of this prospectus. We take no responsibility for and can provide no assurance as to the reliability of any other information that others may give you. Neither we nor the underwriter is making an offer to sell or seeking offers to buy these securities in any jurisdiction where, or to any person to whom, the offer or sale is not permitted. The information contained in this prospectus is accurate only as of the date on the front cover of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our securities. Our business, financial condition, results of operations and future growth prospects may have changed since that date.

For investors outside the United States: We have not, and the underwriters have not, done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities and the distribution of this prospectus outside the United States.

We urge you to read carefully this prospectus, as supplemented and amended, before deciding whether to invest in any of the securities being offered.

As used in this prospectus and unless otherwise indicated, the terms “we,” “us,” “our,” or the “Company” refer to International Land Alliance, Inc. and our wholly owned subsidiary.

PROSPECTUS SUMMARY

This summary highlights certain information about us and this offering contained elsewhere in this prospectus. Because it is only a summary, it does not contain all of the information that you should consider before investing in our securities and it is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere in this prospectus. Before you decide to invest in our securities, you should read the entire prospectus carefully, including “Risk Factors” beginning on page 3, and the financial statements and related notes included in this prospectus. All share and per share numbers in this prospectus will be adjusted to give effect to our proposed reverse split at a ratio of 1-for-___, except in the financial statements or as otherwise indicated.

Business Overview

We are a residential land development company with target properties located primarily in the Baja California Norte region of Mexico and Southern California. Our principal activities are purchasing properties, obtaining zoning and other entitlements required to subdivide the properties into residential and commercial building plots, securing financing for the purchase of the plots, improving the properties’ infrastructure and amenities, and selling the plots to homebuyers, retirees, investors and commercial developers. We offer the option of financing (i.e., taking a promissory note from the buyer for all or part of the purchase price) with a guaranteed acceptance on any purchase for every customer.

Acquisition History

On October 1, 2013, the Company entered into a promissory agreement with Grupo Jataya, S.A. DE C.V. (“Grupo”), a Mexican corporation controlled by our Chairman, Roberto Valdes, to convey into an irrevocable trust, with the Company named as beneficiary, to acquire 10 acres of land in Ensenada, Baja California, known as the Valle Divino, free of lien and encumbrances.

On March 18, 2019, the Company acquired real property located in Hemet, California, which included approximately 80 acres of land and two structures for $1.1 million. The property includes the main parcel of land with existing structures along with three additional parcels of land which are vacant lots to be used for the purpose of land development. The Company was generating lease income from this property up until October 1, 2021, at which point, the Company recognized revenue from the sale of 20 acres of land pursuant to Accounting Standard Codification (“ASC”) 606.

In October 2019, the Company entered into an agreement with Valdeland, S.A. de C.V. (“Valdeland”), a Mexican corporation controlled by our Chairman, Roberto Valdes, to acquire 1 acre of land at the Bajamar Ocean Front Golf Resort in Ensenada, Baja California, known as the Plaza Bajamar. The transfer of title for this project is subject to approval from the Mexican government in Baja California. Although management believes that the transfer of title to the land will be approved and transferred by the end of our fiscal year of 2023, there is no assurance that such transfer of title will be approved in that time frame or at all.

In July 2020, the Company filed the Articles of Organization with the California Secretary of State for Emerald Grove Estates, LLC (“Emerald Estates”). Emerald Estates is a wholly owned subsidiary of the Company. The purpose of Emerald Estates is agriculture and land development. On January 27, 2021, Jason Sunstein and the Company granted the deed of the property in Sycamore Road, Hemet, California to Emerald Estates.

On May 3, 2021, the Company acquired a 25% interest in Rancho Costa Verde Development, LLC (“RCVD”). RCVD is a successful developer of a 1,100-acre, 1,200-lot master planned community in Baja California, located roughly eight (8) km north of the Company’s Oasis Park Resort. Such investment was accounted for under the equity method of investment under ASC 323 Investments - Equity method and Joint Ventures. Subsequent to December 31, 2022, the Company acquired the remaining 75% interest for a total contractual consideration of $13.5 million.

Recent Developments

Anticipated Amendment to the Articles of Incorporation

On November 29, 2024, our board of directors and shareholders approved the granting of authority to the board to amend our Articles of Incorporation (i) to increase the number of authorized shares of our common stock from 150 million to 250 million and (ii) to effect a reverse stock split of all outstanding shares of our common stock in a ratio of not less than 1-for-25 and not more than 1-for-75, with the exact ratio to be determined by the board of directors in its sole discretion. The reverse stock split will not have any impact on the number of authorized shares of our common stock.

Corporate Information

Our principal executive offices are located at 350 10th Ave., Suite 1000, San Diego, CA 92101, and our telephone number is (877) 661-4811. Our website address is www.ila.company. The information on our website is not incorporated by reference into this prospectus.

1

THE OFFERING

Common stock offered by us

_____ shares of our common stock at an assumed public offering price of $_____ per share based on the last quoted price of our common stock on the OTCQB on ______, 2025 (after giving effect to our proposed reverse stock split at a ratio of 1-for-___).

Common stock outstanding before the offering(1)	_____ shares of common stock as of __________, 2025.

Common stock to be outstanding after the offering(2)	_____ shares of common stock. If the underwriter’s option to purchase additional shares is exercised in full, the total number of shares of common stock outstanding immediately after this offering would be _____.

Option to purchase additional shares	We have granted the underwriters a 45-day option to purchase up to _____ additional shares of our common stock (up to 15% of the sum of the shares of common stock in this offering).

Representative’s Warrants	In connection with the offering, we have agreed to issue warrants (the “Representative’s Warrants”) to purchase _____ shares of our common stock (equal to 4% of the number of shares of common stock in this offering including shares issued upon the exercise of the option to purchase additional shares of common stock). The Representative’s Warrants will be exercisable commencing upon issuance and expire 7 years from the commencement of sales in this offering at an exercise price of $_____ (110% of the public offering price per share). Please see “Underwriting—Representative’s Warrants” for a description of these warrants.

Use of proceeds	We will receive net proceeds from our sale of securities in this offering of approximately $___ million, after deducting underwriting discounts and commissions and estimated offering expenses payable by us. If the underwriter exercises in full the option to purchase additional shares of common stock, the net proceeds from this offering will be approximately $___ million. We plan to use the net proceeds of this offering for __________. For additional information please refer to the section entitled “Use of Proceeds” on page 14 of this prospectus.

Risk factors	Investing in our securities is highly speculative and involves a high degree of risk. You should carefully consider the information set forth in the “Risk Factors” section beginning on page 3 before deciding to invest in our securities.

Proposed Nasdaq listing and trading symbol	Our common stock is currently quoted on the OTCQB under the trading symbol “ILAL”. We have applied to have our common stock listed on the Nasdaq Capital Market under the symbol “ILAL”. No assurance can be given that our application will be approved. If the listing of our common stock is not approved, we will not complete this offering.

Lock-ups	We, our directors and executive officers, and any other holder(s) of 4% or more of the outstanding shares of our common stock have agreed with the underwriters not to offer for sale, issue, sell, contract to sell, pledge or otherwise dispose of any of our common stock or securities convertible into common stock for a period of 6 months after the date of closing of the offering pursuant to this prospectus, subject to certain customary exceptions. See “Underwriting.”

Reverse Stock Split	__________ with this offering, we will complete a reverse split of our common stock, in a ratio to be determined by the board of directors at a ratio of not less than 1 for 2 and not more than 1 for ___, to be determined by the board of directors. The purpose of the reverse stock split is to meet Nasdaq’s minimum stock price requirement. All share and per share numbers in this prospectus will be adjusted to give effect to this reverse split, except in the financial statements or as otherwise indicated.

(1)	Based on _____ shares of common stock outstanding on __________, 2025, but does not include, as of that date:

	●	_____ shares issuable upon exercise of outstanding vested stock options (including _____ vested options and _____ unvested stock options), at a weighted average exercise price of $_____; and
	●	_____ shares issuable upon exercise of outstanding warrants with a weighted average exercise price of $_____.

(2)	Based on assumed public offering price of $_____ per share.

Unless otherwise indicated, all information in this prospectus assumes no exercise by the underwriters of their option to purchase additional shares of common stock.

2

RISK FACTORS

Investing in our securities includes a high degree of risk. Prior to making a decision about investing in our securities, you should consider carefully the specific factors discussed below, together with all of the other information contained in this prospectus, including information in the section of this document entitled “Special Note Regarding Forward-Looking Statements.” Our business, financial condition, results of operations and prospects could be materially and adversely affected by these risks. All share and per share numbers in this prospectus will be adjusted to give effect to our proposed reverse split at a ratio of 1-for-___, except in the financial statements or as otherwise indicated.

RISKS RELATED TO OUR BUSINESS AND OPERATIONS

There is substantial doubt about our ability to continue as a going concern. If we do not continue as a going concern, investors will lose their entire investment.

Our consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. Our auditor’s report reflects that the ability of the Company to continue as a going concern is dependent upon our ability to repay or refinance our obligations, to raise additional capital and, ultimately, the achievement of significant operating revenues. If we are unable to continue as a going concern, stockholders will lose their investment. We will be required to seek additional capital to fund future growth and expansion. No assurance can be given that such financing will be available or, if available, that it will be on commercially favorable terms. Moreover, favorable financing may be dilutive to investors.

The Company has an accumulated deficit of $27.2 million as of December 31, 2023, and never operated at a profit, and our loss for the year ended December 31, 2023, was $2.1 million. This loss and deficit may impact the future of the Company in many ways including, but not limited to, making it more difficult to borrow money, sell stock or to maintain a good trading price for our common stock.

Our Articles of Incorporation and Bylaws limit the liability of, and provide indemnification for, our officers and directors.

Our Articles of Incorporation generally limits our officers’ and directors’ personal liability to the Company and its stockholders for breach of fiduciary duty as an officer or director except for breach of the duty of loyalty or acts or omissions not made in good faith, or which involve intentional misconduct or a knowing violation of law. Our Articles of Incorporation and Bylaws, provide indemnification for our officers and directors to the fullest extent authorized by the Wyoming Business Corporation Act against all expense, liability, and loss, including attorney’s fees, judgments, fines, excise taxes or penalties and amounts to be paid in settlement reasonably incurred or suffered by an officer or director in connection with any action, suit or proceeding, whether civil or criminal, administrative or investigative (hereinafter a “Proceeding”) to which the officer or director is made a party or is threatened to be made a party, or in which the officer or director is involved by reason of the fact that he is or was an officer or director of the Company, or is or was serving at the request of the Company whether the basis of the Proceeding is an alleged action in an official capacity as an officer or director, or in any other capacity while serving as an officer or director. Thus, the Company may be prevented from recovering damages for certain alleged errors or omissions by the officers and directors for liabilities incurred in connection with their good faith acts for the Company. Such an indemnification payment might deplete the Company’s assets. Stockholders who have questions regarding the fiduciary obligations of the officers and directors of the Company should consult with independent legal counsel. It is the position of the Securities and Exchange Commission (the “SEC”) that exculpation from and indemnification for liabilities arising under the Securities Act of 1933, as amended, and the rules and regulations there under, is against public policy and therefore unenforceable.

We may need additional capital, which we may be unable to obtain.

Our capital requirements in connection with our development activities of our residential properties’ operations have been and will continue to be significant. We may require additional funding in order to continue development, construction of houses and infrastructure, and marketing activities associated with our properties. There can be no assurances that additional funding in the future or our current cash position will be sufficient to fund any future plans to accelerate our commercialization efforts or that financing will be available in amounts or on terms acceptable to us, if at all.

We are dependent on the sale of our securities or debt to fund our operations and will remain so until we generate sufficient revenues to pay for our operating costs. Our officers and directors have made no written commitments with respect to providing a source of liquidity in the form of cash advances, loans and/or financial guarantees. There can be no guarantee that we will be able to successfully sell our equity or debt securities.

We have a potential conflict of interest with a company controlled by one of our officers and directors.

We have and will continue to enter into agreements with firms owned or controlled by our officers and directors. A conflict of interest will arise should a dispute occur with the respect of our rights and obligations pursuant to the agreements and those firms. Under Wyoming law a conflict of interest transaction is not voidable if the transaction was fair at the time it was entered into or is approved in advance by the vote of the board of directors not having an interest in the transaction if the material facts of the transaction and the director’s interest are disclosed or known to the board prior to the vote. Each officer and director owe a fiduciary duty to the Company to present business opportunities to the Company. We do not believe, however, that the fiduciary duties or contractual obligations of our officers or directors to other entities will materially affect our ability to identify and pursue business opportunities or to complete our initial business objectives.

Our relatively short period of operations history in the industry makes evaluating our business difficult.

We have a short period of time in terms of operational history in our industry. Accordingly, our operations are subject to the risks inherent in the establishment of a new business enterprise, including access to capital, successful implementation of our business plan and limited revenue from operations. We cannot assure you that our intended activities or plan of operation will be successful or result in revenue or profit to us and any failure to implement our business plan may have a material adverse effect on the business of the Company.

3

To be profitable, we must:

●	develop and identify new prospective purchasers of our real estate;
●	compete with larger, more established competitors in the real estate development industry;
●	maintain and enhance our brand recognition; and
●	adapt to meet changes in our markets and competitive developments.

We may not be successful in accomplishing these objectives. Further, our lack of operating history makes it difficult to evaluate our business and prospects. Our prospects must be considered in light of the risks, uncertainties, expenses and difficulties frequently encountered by companies in their early stages of development, particularly companies in highly competitive industries. The historical information in this report may not be indicative of our future financial condition and future performance. For example, we expect that our future annual growth rate in revenues will be moderate and likely be less than the growth rates experienced in the early part of our history.

There is no guarantee that the Company will be able to complete development of its proposed properties and profitably sell any units.

The Company has acquired properties and intends to acquire additional properties and thereafter, the Company intends to construct and develop proposed resort properties as well as other residential and commercial property. There can be no assurance that the Company will complete the expected development plans or undertake to develop other resorts or complete such development if undertaken. Risks associated with the Company’s development and construction activities may include the risks that: (i) acquisition and/or development opportunities may be abandoned; (ii) construction costs of a property may exceed original estimates, possibly making the resort uneconomical or unprofitable; and (iii) construction may not be completed on schedule, resulting in decreased revenues and increased carrying cost such as taxes and interest expense. In addition, the Company’s construction activities will typically be performed by third-party contractors, the timing, quality and completion of which the Company will be unable to control.

Investors will have no discretion in management’s real estate investment decisions.

Our management will have complete discretion in making investments on our behalf in a range of real estate, which may include all types of properties. Consequently, prospective investors will not be able to evaluate for themselves the merits of the specific properties that may be acquired in the future and may not like the properties acquired. You will not be entitled to a return of your investment if you do not approve the properties purchased. Our investment decisions are not made through reliance on sophisticated mathematical models or arbitrage programs. Instead, investors are relying on the judgment of our management alone to locate suitable properties that meet our investment criteria.

Our proposed ownership of real estate may result in losses if demand for property declines.

From our current real estate projects and any future real estate project acquired, we will be subject to risks incident to the ownership of real estate, including: changes in general economic or local conditions, such as a decrease in demand for residential, commercial and industrial space due to a decrease in population or employment or changes in technology or adverse downturns in the general economy; changes to preferences that reduce the attractiveness of our properties to end users; fluctuation in mortgage rates, building ownership or operating expenses; rises and falls in undeveloped land values; costs of infrastructure, construction or other development costs; changes in supply or demand of competing properties in an area; changes in interest rates, zoning and other governmental regulations and availability of permanent mortgage funds that may render the sale of a property difficult or unattractive; increases in the cost of adequate maintenance, insurance and other operating costs, including real estate taxes, associated with one or more properties, which may occur even when a property is not generating revenue; inflation; and changes in tax laws and rates. A negative change in any of these risks could reduce the demand for any properties we may acquire and a reduction in demand could result in a loss to us in the operation of or upon the sale of any such properties we may acquire.

4

Property improvement costs are difficult to estimate and if costs exceed our budget, we may lose money on the development and sale of a property.

Acquisition of any properties for improvement, repositioning and sale entails risks such as those contemplated by us that include the following, any of which could adversely affect our financial performance and the value of your investment: our estimate of the costs of improving or repositioning an acquired property may prove to be too low, and, as a result, the property may fail to meet our estimates of the profitability of the property, either temporarily or for a longer time. Our pre-acquisition evaluation of each new investment may not detect certain requirements, limitations, defects or necessary improvements until after the property is acquired, which could significantly increase our total costs.

Our operating results may suffer because of potential development and construction delays and resultant increased costs and risks which could reduce our revenues or lead to the loss of your investment.

We may develop properties, including unimproved real properties, upon which we will construct improvements. We may be subject to uncertainties associated with re-zoning for development, environmental concerns of governmental entities and/or community groups, and our builders’ ability to build in conformity with plans, specifications, budgeted costs and timetables. A builder’s performance may also be affected or delayed by conditions beyond the builder’s control. Delays in completing construction could also give tenants the right to terminate preconstruction leases. We may incur additional risks when we make periodic progress payments or other advances to builders before they complete construction. These and other factors can result in increased costs of a project or loss of our investment.

Our real estate development strategies may not be successful, which could reduce our revenues or lead to the loss of your investment.

We may in the future engage in development activities to the extent attractive development projects become available. To the extent that we engage in development activities, we will be subject to risks associated with those activities that could adversely affect our financial condition, results of operations, cash flows and ability to pay distributions on, and the market price of, our common stock, including, but not limited to:

●	development projects in which we have invested may be abandoned and the related investment will be impaired;
●	we may not be able to obtain, or may experience delays in obtaining, all necessary zoning, land-use, building, occupancy and other governmental permits and authorizations;
●	we may not be able to obtain land on which to develop;
●	we may not be able to obtain financing for development projects, or obtain financing on favorable terms;
●

construction costs of a project may exceed the original estimates or construction may not be concluded on schedule, making the project less profitable than originally estimated or not profitable at all (including the possibility of contract default, the effects of local weather conditions, the possibility of local or national strikes and the possibility of shortages in materials, building supplies or energy and fuel for equipment);

●	upon completion of construction, we may not be able to obtain, or obtain on advantageous terms, permanent financing for activities that we financed through construction loans; and
●	we may not achieve sufficient occupancy levels and/or obtain sufficient rents to ensure the profitability of a completed project.

Moreover, substantial development activities, regardless of their ultimate success, typically require a significant amount of management’s time and attention, diverting their attention from our other operations.

The real estate market is cyclical, and a downturn of the market could increase the risk of loss of your investment.

Investment in real estate involves a high degree of business and financial risk, which can result in substantial losses and accordingly should be considered speculative. The market for property in Mexico and the United States tends to be cyclical, with periods in which the prices of properties rise and fall. Prices have fallen in the past and have done so for a significant period of time. Any downturn in the real estate market in the United States or Mexico may have a negative effect on our operations and reduce any return generated upon the sale of our property.

5

Many real estate costs are fixed and must be paid even if the property is not generating revenue which could increase your risk of loss of your investment.

Our financial results depend primarily on being able to add value and then sell properties to others on favorable terms. Many costs associated with real estate investment, such as debt service, real estate taxes and maintenance costs, generally are not reduced even when a property is not fully improved or used. Thus, even a small increase in the time to which a real estate property can be sold can result in a significant increase in the carry costs of the property. New properties that we may acquire may not produce any significant revenue immediately, and the cash flow from existing operations may be insufficient to pay the operating expenses and debt service associated with that property until the property is sold.

Because there is no liquid market for our properties, we may be unable to sell a property as we planned to, which could increase your risk of loss of your investment.

Liquidity relates to our ability to sell a property in a timely manner at a price that reflects the fair value of that property. The illiquidity of properties may adversely affect our ability to dispose of such properties in a timely manner and at a fair price at times when we deem it necessary or advantageous. The timing and likelihood of liquidation events is uncertain and unpredictable and affected by general economic and property-specific conditions. There may not be a market, or the market may be very limited, for the real estate that we will try to sell, even though we will make appropriate efforts to cover the available market. Investments in real properties are generally not liquid. We may not be able to dispose of future properties within its anticipated time schedule and the sales of such properties may not be made at the prices projected by us.

We are subject to zoning and environmental controls that may restrict the use of our property.

Governmental zoning and land use regulations may exist or be promulgated that could have the effect of restricting or curtailing certain uses of our real estate. Such regulations could adversely affect the value of any of our properties affected by such regulations. In recent years real estate values have also sometimes been adversely affected by the presence of hazardous substances or toxic waste on, under or in the environs of the property. A substance (or the amount of a substance) may be considered safe at the time the property is purchased but later classified by law as hazardous. Owners of properties have been liable for substantial expenses to remedy chemical contamination of soil and groundwater at their properties even if the contamination predated their ownership. Although we intend to exercise reasonable efforts to assure that no properties are acquired that give rise to such liabilities, chemical contamination cannot always be detected through readily available means, and the possibility of such liability cannot be excluded.

Under various foreign, federal, state and local laws, ordinances and regulations, we may be required to investigate and clean up certain hazardous or toxic substances released on or in properties we own or operate, and also may be required to pay other costs relating to hazardous or toxic substances. This liability may be imposed without regard to whether we knew about the release of these types of substances or were responsible for their release. The presence of contamination or the failure to remediate property contamination at any of our properties may adversely affect our ability to sell or lease the properties or to borrow using the properties as collateral. The costs or liabilities could exceed the value of the affected real estate. We have not been notified by any governmental authority, however, of any non-compliance, liability or other claim in connection with any of our properties, and we are not aware of any other environmental condition with respect to any of our properties that management believes would have a material adverse effect on our business, assets or results of operations taken as a whole.

Although we will attempt to determine the environmental condition of each property as part of our due diligence, we cannot be certain that this investigation will reveal all conditions that may impose an obligation on us to mitigate the environmental condition. If we were subject to environmental liability, which could be imposed based on our ownership of its property; such liability could adversely affect the value of your investment.

6

We may be subject to partially uninsured losses that may require substantial payments which could reduce the value of your investment.

We currently carry a $2,000,000 general liability policy for the Company. On our Emerald Grove property, we have a comprehensive homeowner’s policy which also extends to the three (3) vacant parcels. Any vacant lot buyers or homebuyers will be encouraged to carry their own individual insurance policies. In addition, if losses occur, they may exceed insurance policy limits, and policies may contain exclusions with respect to various types of losses or other matters. Consequently, all or a portion of our properties may not be covered by disaster insurance and insurance may not cover all losses which could reduce the value of your investment.

We cannot control certain factors affecting the performance and value of a property, which may cause the value of that property and your investment to decline.

The economic performance and value of our real estate assets will be subject to the risks described below that are normally associated with changes in national, regional and local political, economic and market conditions. These factors may adversely affect the ability of our customers to buy our real estate. Other local economic conditions that may affect the performance and value of the properties include the local economy of a given real estate project; competition for buyers, including competition based on attractiveness and location of the property; and the quality of amenities a project has to offer. In addition, other factors may affect the performance and value of a property adversely, including changes in laws and governmental regulations (including those governing usage, zoning and taxes), changes in interest rates (including the risk that increased interest rates may result in a decline in the liquidity of our properties), declines in housing or commercial property purchases and the availability of financing. Adverse changes in any of these factors, each of which is beyond our control, could reduce the cash flow that we receive from our properties, and adversely affect the value of your investment.

We carry debt through mortgages and the inability to make secured debt payments could result in loss of mortgaged property and reduce the value of your investment.

The Company carries secured and unsecured promissory notes. Debt financing carries many risks, including refinancing difficulties, loss of mortgaged properties, reduced ability to obtain new financing and increases in interest. We may choose to use debt financing in connection with future properties. If we cannot meet our secured debt obligations, the lender could take the collateral and we would lose both the secured property and the income, if any, it produces. Foreclosure on mortgaged properties or an inability to refinance existing indebtedness would likely have a negative impact on our financial condition and results of operations. We could have to pay substantial legal costs in connection with foreclosure of a property, and thus be subject to a deficiency judgment if the foreclosure sale amount is insufficient to satisfy the mortgage.

Rising interest rates could adversely affect our interest expense and cash flow and reduce the value of your investment.

We may borrow money at variable interest rates in the future to finance operations. Increases in interest rates would increase our interest expense on our variable rate debt, which would adversely affect cash flow and our ability to service our debt and make distributions to our stockholders.

Our lack of an established brand name and relative lack of resources could negatively impact our ability to effectively compete in the real estate market, which could reduce the value of your investment.

We do not have an established brand name or reputation in the real estate industry. We also have a relative lack of resources to conduct our business operations. Thus, we may have difficulty effectively competing with companies that have greater name recognition and resources than we do. Presently, we have no patents, copyrights, trademarks and/or service marks that would protect our brand name or our proprietary information, nor do we have any current plans to file applications for such rights. Our inability to promote and/or protect our brand name may have an adverse effect on our ability to compete effectively in the real estate market.

7

We may make changes to our business, investment, leverage and financing strategies without stockholder consent, which could reduce the value of your investment.

Our discussions with various individuals concerning various properties or projects have included general discussions of acquiring properties directly either ourselves or in a joint venture with others or of developing properties either ourselves or in a joint venture with others. As of the date of this filing, all such discussions have been general, and we have no specific plans as to whether we will acquire or develop ourselves or jointly any specific properties or projects. There is no limitation in the amount of funds we may invest in either property acquisition or property development. There is no limitation on or percentage allocation of funds or assets between property acquisition and property development, or between 100% ownership and joint venture ownership. Further, as the market evolves, we may change our business, investment and financing strategies without a vote of, or notice to, our stockholders, which could result in our making investments and engaging in business activities that are different from, and possibly riskier than, the investments and businesses described in this filing. In particular, a change in our investment strategy, including the manner in which we allocate our resources across our portfolio or the types of assets in which we seek to invest, may increase our exposure to interest rate risk, default risk and real estate market fluctuations. In addition, we may in the future use leverage at times and in amounts deemed prudent by our management in its discretion, and such decision would not be subject to stockholder approval. Changes to our strategies with regards to the foregoing could materially and adversely affect our financial condition, and results of operations.

We depend heavily on key personnel, and turnover of key senior management could harm our business.

Our future business and results of operations depend in significant part upon the continued contributions of Roberto Jesus Valdes, Frank Ingrande, and Jason Sunstein. If we lose their services or if they fail to perform in their current position, or if we are not able to attract and retain skilled employees as needed, our business could suffer. Significant turnover in our senior management could significantly deplete our institutional knowledge held by our existing senior management team. We depend on the skills and abilities of these key officers in managing the product acquisition, marketing and sales aspects of our business, any part of which could be harmed by turnover in the future.

Our future results and reputation may be affected by litigation or other liability claims.

We have procured a $2,000,000 general liability insurance policy for our business. In addition, we procured a $1,000,000 executive and corporate securities liability policy. To the extent that we suffer a loss of a type which would exceed our limit, we could incur significant expenses in defending any action against us and in paying any claims that result from a settlement or judgment against us. Adverse publicity could result in a loss of consumer confidence in our business or our securities.

We may be subject to regulatory inquiries, claims, suits and prosecutions which may impact our profitability.

Any failure or perceived failure by us to comply with applicable laws and regulations may subject us to regulatory inquiries, claims, suits and prosecutions. We can give no assurance that we will prevail in such regulatory inquiries, claims, suits and prosecutions on commercially reasonable terms or at all. Responding to, defending and/or settling regulatory inquiries, claims, suits and prosecutions may be time-consuming and divert management and financial resources or have other adverse effects on our business. A negative outcome in any of these proceedings may result in changes to or discontinuance of some of our services, potential liabilities or additional costs that could have a material adverse effect on our business, results of operations, financial condition, and future prospects.

We are vulnerable to concentration risks because we intend to focus on the residential rather than commercial market.

We intend to focus on residential rather than commercial properties. Economic shifts affect residential and commercial property markets, and thus our business, in different ways. A developer with diversified projects in both sectors may be better able to survive a downturn in the residential market if the commercial market remains strong. Our focus on the residential sector can make us more vulnerable than a diversified developer.

8

Risks Related to Our Mexican Operations

General economic conditions in Mexico may have an adverse effect on our operations and reduce our revenues.

General economic conditions in Mexico, such as inflation, high energy prices, expensive telecommunication services, the scarcity of skilled labor, and the Mexican government’s inability to regulate these input markets may diminish Mexico’s comparative advantage and earning capacity in key industries such as real estate; additionally, weakening of the U.S. dollar versus the Mexican Peso and tax fluctuations in Mexico, may have an adverse impact on our business and financial results. The global economy in general and the economic conditions in Mexico remain uncertain. Weak economic conditions could result in lower demand for our properties, resulting in lower sales, earnings, and cash flows.

The value of our securities may be affected by the foreign exchange rate between the U.S. dollar and the Mexican Peso.

The value of our common stock may be affected by the foreign exchange rate between the U.S. dollar and the Mexican Peso, and between those currencies and other currencies in which our revenues, expenses, assets, and liabilities may be denominated. For example, to the extent that we need to convert the U.S. dollars into the Mexican Pesos for our operational needs, should the Mexican Peso appreciate against the U.S. dollar at that time, our financial position, our business, and the price of our common stock may be harmed. Conversely, if we decide to convert the Mexican Pesos into the U.S. dollars for the purpose of declaring dividends on our common stock or for other business purposes and the U.S. dollar appreciates against the Mexican Peso, the U.S. dollar equivalent of our earnings from our subsidiaries in Mexico would be reduced.

We are subject to anti-corruption laws in the jurisdictions in which we operate, including the U.S. Foreign Corrupt Practices Act (the “FCPA”), as well as trade compliance and economic sanctions laws and regulations. Our failure to comply with these laws and regulations could subject us to civil and criminal penalties, harm our reputation and materially adversely affect our business, financial condition and results of operations.

Doing business in Mexico requires us to comply with the laws and regulations of numerous jurisdictions. These laws and regulations place restrictions on our operations and business practices. In particular, we are subject to the FCPA, which generally prohibits companies and their intermediaries from providing anything of value to foreign officials for the purpose of obtaining or retaining business or securing any improper business advantage, along with various other anti-corruption laws. As a result of doing business in Mexico, we are exposed to a heightened risk of violating anti-corruption laws. Although we have implemented policies and procedures designed to ensure that we, our employees and other intermediaries comply with the FCPA and other anti-corruption laws to which we are subject, there is no assurance that such policies or procedures will work effectively all of the time or protect us against liability under the FCPA or other laws for actions taken by our employees and other intermediaries with respect to our business or any businesses that we may acquire. Any continued international expansion, and any development of new partnerships and joint venture relationships worldwide, increases the risk of FCPA violations in the future.

Violations of anti-corruption laws, export control laws and regulations, and economic sanctions laws and regulations are punishable by civil penalties, including fines, as well as criminal fines and imprisonment. If we fail to comply with the FCPA or other laws governing the conduct of international operations, we may be subject to criminal and civil penalties and other remedial measures, which could materially adversely affect our business, financial condition, results of operations and liquidity. Any investigation of any potential violations of the FCPA or other anti-corruption laws, export control laws and regulations, and economic sanctions laws and regulations by the United States or foreign authorities could also materially adversely affect our business, financial condition, results of operations and liquidity, regardless of the outcome of the investigation.

Our operations may be affected by social instability in Mexico.

Because we have Mexican operations, we are subject to social instability risks which could materially adversely affect our business and our results of operations. Specifically, our business is exposed to the risk of crime that is currently taking place in certain areas in Tijuana. Recent increases in kidnapping and violent drug related criminal activity in Mexico, and in particular Mexican States bordering the United States, may adversely affect our ability to carry on our business safely.

9

Risks Related to Our Common Stock and this offering

You will experience immediate and substantial dilution as a result of this offering and may experience additional dilution in the future.

You will incur immediate and substantial dilution as a result of this offering. After giving effect to the sale by us of shares offered in this offering at an assumed public offering price of $_____ per share, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us, investors in this offering can expect an immediate dilution of approximately $_____ per share. See “Dilution” below for a more detailed discussion of the dilution you will incur if you purchase our common stock in the offering.

Management will have broad discretion as to the use of the proceeds from this offering and may not use the proceeds effectively.

Our management will have broad discretion in the application of the net proceeds from this offering and could spend the proceeds in ways that may not improve our results of operations or enhance the value of our common stock. Our failure to apply these funds effectively could have a material adverse effect on our business and cause the price of our common stock to decline.

We will be subject to penny stock regulations and restrictions, and you may have difficulty selling shares of our common stock.

The SEC has adopted regulations which generally define so-called “penny stocks” to be an equity security that has a market price less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exemptions. We are a “penny stock,” and we are subject to Rule 15g-9 under the Exchange Act, or the “Penny Stock Rule.” This rule imposes additional sales practice requirements on broker-dealers that sell such securities to persons other than established customers. For transactions covered by Rule 15g-9, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser’s written consent to the transaction prior to sale. As a result, this rule may affect the ability of broker-dealers to sell our securities and may affect the ability of purchasers to sell any of our securities in the secondary market.

For any transaction involving a penny stock, unless exempt, the rules require delivery, prior to any transaction in a penny stock, of a disclosure schedule prepared by the SEC relating to the penny stock market. Disclosure is also required to be made about sales commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements are required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stock.

We may qualify for an exemption from the Penny Stock Rule. In any event, even if our common stock were exempt from the Penny Stock Rule, we would remain subject to Section 15(b)(6) of the Exchange Act, which gives the SEC the authority to restrict any person from participating in a distribution of penny stock, if the SEC finds that such a restriction would be in the public interest. Our common stock, which is traded on the OTCQB, has been, and may in the future be considered a “penny stock.” Securities broker-dealers participating in sales of “penny stock” are subject to the “penny stock” regulations set forth in Rules 15g-2 through 15g-9 promulgated under the Exchange Act. Generally, brokers may be less willing to execute transactions in securities subject to the “penny stock” rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

Because we do not have an audit or compensation committee, shareholders will have to rely on the entire board of directors, none of which are independent, to perform these functions.

We do not have an audit or compensation committee comprised of independent directors. These functions are performed by the board of directors as a whole. No members of the board of directors are independent directors. Thus, there is a potential conflict in that board members who are also part of management will participate in discussions concerning management compensation and audit issues that may affect management decisions.

10

Our directors own a significant percentage of our outstanding voting securities which could reduce the ability of minority shareholders to effect certain corporate actions.

As of the date of this filing, our Chairman, Roberto Valdes, and our Chief Financial Officer and Director, Jason Sunstein, together own 12,514,609 shares of common stock, or approximately 17% of our outstanding voting securities. As a result, currently, and after the filing, they will possess a significant influence and can elect a majority of our board of directors and authorize or prevent proposed significant corporate transactions. Their ownership and control may also have the effect of delaying or preventing a future change in control, impeding a merger, consolidation, takeover or other business combination or discourage a potential acquirer from making a tender offer.

Because our directors hold a significant amount of our shares of common stock, it may not be possible to have adequate internal controls.

Section 404 of the Sarbanes-Oxley Act of 2002 (“Section 404”) requires our management to report on the operating effectiveness of our internal controls over financial reporting. We must establish an ongoing program to perform the system and process evaluation and testing necessary to comply with these requirements. However, because our directors, Roberto Valdes and Jason Sunstein, control approximately 17% on aggregate of our outstanding voting securities as of the date of this filing, and will continue to own a significant percentage of our voting securities, it may not be possible to have adequate internal controls. We cannot predict what effect this will have on our stock price.

We may, in the future, issue additional shares of common stock, which would reduce investors’ percentage of ownership and may dilute our share value.

Our Articles of Incorporation authorize the issuance of 150,000,000 shares of common stock. As of the date of this filing, we had 90,006,719 shares of common stock outstanding. Accordingly, we may issue approximately 59,993,281 additional shares of common stock subject to limitation on reserve amounts for other securities outstanding. The future issuance of common stock may result in substantial dilution in the percentage of our common stock held by our then existing shareholders. We may value any common stock issued in the future on an arbitrary basis. The issuance of common stock for future services or acquisitions or other corporate actions may have the effect of diluting the value of the shares held by our investors and might have an adverse effect on any trading market for our common stock.

We are subject to compliance with securities law, which exposes us to potential liabilities, including potential rescission rights.

We may offer to sell our common stock to investors pursuant to certain exemptions from the registration requirements of the Securities Act of 1933, as well as those of various state securities laws. The basis for relying on such exemptions is factual; that is, the applicability of such exemptions depends upon our conduct and that of those persons contacting prospective investors and making the offering. We may not seek any legal opinion to the effect that any such offering would be exempt from registration under any federal or state law. Instead, we may elect to rely upon the operative facts as the basis for such exemption, including information provided by investor themselves.

If any such offering did not qualify for such exemption, an investor would have the right to rescind its purchase of the securities if it so desired. It is possible that if an investor should seek rescission, such investor would succeed. A similar situation prevails under state law in those states where the securities may be offered without registration in reliance on the partial preemption from the registration or qualification provisions of such state statutes under the National Securities Markets Improvement Act of 1996. If investors were successful in seeking rescission, we would face severe financial demands that could adversely affect our business and operations. Additionally, if we did not in fact qualify for the exemptions upon which we relied, we may become subject to significant fines and penalties imposed by the SEC and state securities agencies.

11

Because we do not intend to pay any cash dividends on our common stock, our stockholders will not be able to receive a return on their shares unless they sell them.

We intend to retain any future earnings to finance the development and expansion of our business. We do not anticipate paying any cash dividends on our common stock in the foreseeable future. Unless we pay dividends, our stockholders will not be able to receive a return on their shares unless they sell them. There is no assurance that stockholders will be able to sell shares when desired.

We expect to experience volatility in the price of our common stock, which could negatively affect stockholders’ investments.

The trading price of our common stock may be highly volatile and could be subject to wide fluctuations in response to various factors, some of which are beyond our control. The stock market in general has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of companies with securities traded in those markets. Broad market and industry factors may seriously affect the market price of companies’ stock, including ours, regardless of actual operating performance. All of these factors could adversely affect your ability to sell your shares of common stock or, if you are able to sell your shares, to sell your shares at a price that you determine to be fair or favorable.

Financial Industry Regulatory Authority (“FINRA”) sales practice requirements may also limit a stockholder’s ability to buy and sell our common stock, which could depress the price of our common stock.

FINRA has adopted rules that require a broker-dealer to have reasonable grounds for believing that the investment is suitable for that customer before recommending an investment to a customer. Prior to recommending speculative low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives, and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low-priced securities will not be suitable for at least some customers. Thus, the FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our shares of common stock, have an adverse effect on the market for our shares of common stock, and thereby depress our price per share of common stock.

Anti-takeover effects of certain provisions of Wyoming state law may hinder a potential takeover of us.

Wyoming has a business combination law that prohibits certain business combinations between Wyoming corporations and “interested stockholders” for two years after an “interested stockholder” first becomes an “interested stockholder,” unless the corporation’s board of directors approves the combination in advance. For purposes of Wyoming law, an “interested stockholder” is any person who is (i) the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the outstanding voting shares of the corporation or (ii) an affiliate or associate of the corporation and at any time within the three previous years was the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the then outstanding shares of the corporation. The definition of the term “business combination” is sufficiently broad to cover virtually any kind of transaction that would allow a potential acquirer to use the corporation’s assets to finance the acquisition or otherwise to benefit its own interests rather than the interests of the corporation and its other stockholders.

The effect of Wyoming’s business combination law is potentially to discourage parties interested in taking control of us from doing so if they cannot obtain the approval of our board of directors. Both of these provisions could limit the price investors would be willing to pay in the future for shares of our common stock.

There is a limited market for our common stock, and investors may find it difficult to buy and sell our shares.

Our common stock is currently quoted on the OTCQB. We have applied to list our common stock on the Nasdaq Capital Market. If our application is not approved, we will not complete this offering. There has been a limited trading market for our common stock to date. If our common stock is listed on the Nasdaq Capital Market, there is no assurance an active trading market for our common stock will develop or be sustained or that we will remain eligible for continued listing of our common stock on the Nasdaq Capital Market.

12

Our stock is thinly traded, so you may be unable to sell your shares at or near the quoted bid prices if you need to sell a significant number of your shares.

The shares of our common stock are thinly traded on the OTCQB, meaning that the number of persons interested in purchasing our common stock at or near bid prices at any given time may be relatively small or non-existent. As a consequence, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. We cannot give you any assurance that a broader or more active public trading market for our common stock will develop or be sustained, or that current trading levels will be sustained. Due to these conditions, we can give you no assurance that you will be able to sell your shares at or near bid prices or at all if you need money or otherwise desire to liquidate your shares.

Shares eligible for future sale may adversely affect the market.

From time to time, certain of our stockholders may be eligible to sell all or some of their shares of common stock by means of ordinary brokerage transactions in the open market pursuant to Rule 144 promulgated under the Securities Act, subject to certain limitations. In general, pursuant to amended Rule 144, non-affiliate stockholders may sell freely after six months subject only to the current public information requirement. Affiliates may sell after six months subject to Rule 144 volume, manner of sale (for equity securities), and current public information and notice requirements. Any substantial sales of our common stock pursuant to Rule 144 may have a material adverse effect on the market price of our common stock.

We could issue additional common stock, which might dilute the book value of our common stock.

Our board of directors has authority, without action or vote of our shareholders, to issue all or a part of our authorized but unissued shares. Such stock issuances could be made at a price that reflects a discount or a premium from the then-current trading price of our common stock. In addition, in order to raise capital, we may need to issue securities that are convertible into or exchangeable for a significant amount of our common stock. These issuances would dilute the percentage ownership interest, which would have the effect of reducing your influence on matters on which our shareholders vote and might dilute the book value of our common stock.

Our common stock could be further diluted as a result of the issuance of convertible securities, warrants or options.

In the past, we have issued convertible securities (such as convertible debentures and notes), warrants and options in order to raise money or as compensation for services and incentive compensation for our employees and directors. We have shares of common stock reserved for issuance upon the exercise of certain of these securities and may increase the shares reserved for these purposes in the future. Our issuance of these convertible securities, options and warrants could affect the rights of our stockholders, could reduce the market price of our common stock or could result in adjustments to exercise prices of outstanding warrants (resulting in these securities becoming exercisable for, as the case may be, a greater number of shares of our common stock), or could obligate us to issue additional shares of common stock to certain of our stockholders.

Our Articles of Incorporation allow for our board of directors to create new series of preferred stock without further approval by our stockholders, which could adversely affect the rights of the holders of our common stock.

Our board of directors has the authority to fix and determine the relative rights and preferences of preferred stock. Our board of directors has the authority to issue up to 2,010,000 shares of our preferred stock without further stockholder approval (including 1,000,000 shares that have been designated Series A, 1,000 shares that have been designated Series B, and 10,000 shares that have been designated Series C) (see “Description of Capital Stock”). As a result, our board of directors could authorize the issuance of a new series of preferred stock that would grant to holders of preferred stock the right to our assets upon liquidation, or the right to receive dividend payments before dividends are distributed to the holders of common stock. In addition, our board of directors could authorize the creation of a new series of preferred stock that has greater voting power than our common stock or that is convertible into our common stock, which could decrease the relative voting power of our common stock or result in dilution to our existing stockholders.

The reverse stock split may decrease the liquidity of the shares of our common stock.

The liquidity of the shares of our common stock may be affected adversely by the reverse stock split given the reduced number of shares that will be outstanding following the reverse stock split, especially if the market price of our common stock does not increase as a result of the reverse stock split. In addition, the reverse stock split may increase the number of shareholders who own odd lots (less than 100 shares) of our common stock, creating the potential for such shareholders to experience an increase in the cost of selling their shares of our common stock and greater difficulty effecting such sales.

Following the reverse stock split, the resulting market price of our common stock may not attract new investors, including institutional investors, and may not satisfy the investing requirements of those investors. Consequently, the trading liquidity of our common stock may not improve.

Although we believe that a higher market price of our common stock may help generate greater or broader investor interest, there can be no assurance that the reverse stock split will result in a share price that will attract new investors, including institutional investors. In addition, there can be no assurance that the market price of our common stock will satisfy the investing requirements of those investors. As a result, the trading liquidity of our common stock may not necessarily improve.

13

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, or the Exchange Act. Forward-looking statements give current expectations or forecasts of future events or our future financial or operating performance. We may, in some cases, use words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” or the negative of those terms, and similar expressions that convey uncertainty of future events or outcomes to identify these forward-looking statements.

These forward-looking statements reflect our management’s beliefs and views with respect to future events, are based on estimates and assumptions as of the date of this prospectus and are subject to risks and uncertainties, many of which are beyond our control, that could cause our actual results to differ materially from those in these forward-looking statements. We discuss many of these risks in greater detail in this prospectus under “Risk Factors.” Moreover, new risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. Given these uncertainties, you should not place undue reliance on these forward-looking statements.

We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by applicable laws or regulations.

USE OF PROCEEDS

We estimate that the net proceeds from the sale of the securities we are offering will be approximately $          million (or approximately $         million if the underwriters exercise in full their option to purchase additional shares), after deducting the estimated underwriting discounts and commissions and estimated offering costs payable by us.

We intend to use the net proceeds from this offering for general corporate purposes, including, approximately $_____ for __________ and $ _____ for __________ with the remaining net proceeds to be used for general working capital purposes.

This expected use of the net proceeds from this offering represents our intentions based upon our current plans and business conditions. Pending our use of the net proceeds from this offering, we intend to invest the net proceeds in a variety of capital preservation investments, including short-term, investment grade, interest bearing instruments and U.S. government securities.

MARKET FOR OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

Our common stock is quoted on the OTCQB under the symbol “ILAL.” We have applied to have our common stock listed on the Nasdaq Capital Market under the symbol “ILAL”. No assurance can be given that our application will be approved. If our application is not approved, we will not complete this offering.

As of the date of this filing, there were 773 holders of record of our common stock.

14

Equity Compensation Plan Information

2022 Equity Incentive Plan

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans not approved by security holders	-	-	-
Equity compensation plans approved by security holders	2,150,000	$0.20	2,850,000
Total	2,150,000	$0.20	2,850,000

2020 Equity Incentive Plan

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans not approved by security holders	-	-	-
Equity compensation plans approved by security holders	1,700,000	$0.33	1,300,000
Total	1,700,000	$0.33	1,300,000

15

2019 Equity Incentive Plan

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans not approved by security holders	2,150,000	$0.48	850,000
Equity compensation plans approved by security holders	-	-	-
Total	2,150,000	$0.48	850,000

Brief Description of compensation plan.

On February 11, 2019, the Company’s board of directors approved the 2019 equity incentive plan (the “2019 Plan”). In order for the 2019 Plan to grant “qualified stock options” to employees, it requires approval by the Company’s shareholders within 12 months from the date of the 2019 Plan. The 2019 Plan was never approved by the stockholders. Therefore, any options granted under the 2019 Plan prior to stockholder approval will be “non-qualified.” The Company has reserved a total of 3,000,000 shares of the Company’s common stock to be available under the 2019 Plan. The Company has a total of 2,150,000 options issued and outstanding under the 2019 Plan as of September 30, 2024.

On August 26, 2020, the Company’s board of directors approved the 2020 equity incentive plan (the “2020 Plan”). The 2020 Plan enables the Company’s board of directors to provide equity-based incentives through grants of awards to the Company’s present and future employees, directors, consultants, and other third-party service providers. The Company has reserved a total of 3,000,000 shares of the Company’s common stock to be available under the 2020 Plan. The Company has a total of 1,700,000 options issued and outstanding under the 2020 Plan as of September 30, 2024.

On December 1, 2022, the Company’s board of directors approved the 2022 equity incentive plan (the “2022 Plan”). The 2022 Plan was never approved by the stockholders. Therefore, any options granted under the 2022 Plan prior to stockholder approval will be “non-qualified.” The Company has reserved a total of 5,000,000 shares of the Company’s common stock to be available under the 2022 Plan. The Company has a total of 2,150,000 options issued and outstanding under the 2022 Plan as of September 30, 2024.

16

Transfer Agent

Globex Transfer, LLC, located at 780 Deltona Blvd., Suite 202, Deltona, FL 32725 is the registrar and transfer agent for our common stock.

DIVIDEND POLICY

We have never paid any cash dividends on our common stock and do not anticipate paying any cash dividends on our common stock in the foreseeable future. We intend to retain any future earnings to fund ongoing operations and future capital requirements of our business. Any future determination to pay cash dividends will be at the discretion of the board of directors and will be dependent upon our financial condition, results of operations, capital requirements and such other factors as the board of directors deems relevant. In addition, under Wyoming law, the Company may not pay cash dividends to holders of common stock if the Company would not be able to pay its debts as they become due in the usual course of business. This may limit our ability to pay dividends on our common stock.

CAPITALIZATION

The following table sets forth our cash and our capitalization as of September 30, 2024, on:

●	an actual basis; and

●	on a pro forma basis to give effect to the sale by us in this offering of _____ shares of common stock, at the assumed public offering price of $_____ per share, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

You should read this table in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the financial statements included in this prospectus.

	As of September 30, 2024
	Actual	Pro Forma
Cash and cash equivalents	$3,339	$
Total current liabilities	15,139,229
Total liabilities	15,139,229
Stockholders’ equity:
Common Stock; $0.001 par value; 150,000,000 shares authorized; 89,006,719 and 86,006,719 shares issued and outstanding, respectively, as of September 30, 2024 and _______ and _______ shares issued and outstanding, respectively, on a pro forma basis	89,007
Preferred stock; $0.001 par value; 2,010,000 shares authorized
Series A;117,000 shares issued and outstanding as of September 30, 2024	117
Series B; 1,000 shares issued and outstanding as of September 30, 2024	1
Series C; 3,100 shares issued and outstanding as of September 30, 2024	3
Series D; 17,000 shares issues and outstanding as of September 30, 2024	17

Additional paid-in capital	38,661,748
Treasury stock (3,000,000 shares as of September 30, 2024)	(300,000)
Accumulated deficit	(23,702,489)
Total stockholders’ (deficit) equity	14,748,403

17

The number of shares to be outstanding immediately after giving effect to this offering as shown above is based on 89,006,719 shares outstanding as of September 30, 2024, and excludes:

●	6,000,000 shares issuable upon exercise of outstanding stock options as of September 30, 2024, with 5,328,126 vested and 671,874 unvested, at a weighted average exercise price of $0.34; and

●	38,607,500 shares issuable upon exercise of outstanding warrants as of September 30, 2024 with a weighted average exercise price of $0.16.

DILUTION

If you purchase shares of common stock in this offering, your interest will be diluted to the extent of the difference between the public offering price per share and the net tangible book value per share of our common stock after this offering. Our net tangible book value as of September 30, 2024, was approximately $(_____), or $(_____) per share of common stock. “Net tangible book value” is total assets minus the sum of liabilities and intangible assets. “Net tangible book value per share” is net tangible book value divided by the total number of shares of common stock outstanding.

After giving effect to the sale by us in this offering of shares at an assumed public offering price of $_____ per share (the closing price of our common stock on the OTCQB on __________, 2025, after giving effect to our proposed reverse stock split at a ratio of 1-for-___) and after deducting the estimated underwriting discounts and commissions and estimated offering expenses that we will pay, our net tangible book value as of September 30, 2024, would have been approximately $_____, or $_____ per share of common stock. This amount represents an immediate increase in net tangible book value of $_____ per share to existing stockholders and an immediate dilution of $_____ per share to purchasers in this offering.

The following table illustrates the dilution:

Assumed public offering price per share	$	_____
Net tangible book value per share as of September 30, 2024	$	_____
Increase in net tangible book value per share attributable to this offering	$	_____
Net tangible book value per share after this offering	$	_____
Dilution per share to new investors	$	_____

The above table is based on 89,006,179 shares of common stock outstanding as of September 30, 2024, and excludes:

●	6,000,000 shares issuable upon exercise of outstanding stock options as of September 30, 2024, with 5,328,126 vested and 671,874 unvested, at a weighted average exercise price of $0.34; and

●	38,607,500 shares issuable upon exercise of outstanding warrants as of September 30, 2024 with a weighted average exercise price of $0.16.

18

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion highlights the principal factors that have affected our financial condition and results of operations as well as our liquidity and capital resources for the periods described. This discussion should be read in conjunction with our financial statements and the related notes included in this prospectus. This discussion contains forward-looking statements. Please see “Special Note Regarding Forward-Looking Statements” for a discussion of the uncertainties, risks and assumptions associated with these forward-looking statements. All share and per share numbers in this prospectus will be adjusted to give effect to our proposed reverse split at a ratio of 1-for-___, except in the financial statements or as otherwise indicated.

Overview of Our Company

The Company was incorporated pursuant to the laws of the State of Wyoming on September 26, 2013. We are based in San Diego, California. We are a residential land development company with target properties located primarily in the Baja California Norte region of Mexico and Southern California. Our principal activities are purchasing properties, obtaining zoning and other entitlements required to subdivide the properties into residential and commercial building plots, securing financing for the purchase of the plots, improving the properties’ infrastructure and amenities, and selling the lots to homebuyers, retirees, investors, and commercial developers. We offer the option of financing (i.e. taking a promissory note from the buyer for all or part of the purchase price) with a guaranteed acceptance on any purchase for every customer.

Overview

The real estate market in Northern Baja California has continued to significantly improve and has fully recovered from the negative impact of Covid-19. The housing prices has continued to rise in the Southwest U.S., and inventory has remained severely low, which generated additional attraction from home buyers seeking second homes or vacation homes.

The Company’s current portfolio includes residential, resort and commercial properties comprising the following projects:

■	Oasis Park Resort is a 497-acres master planned real estate community including 1,344 residential home sites, south of San Felipe, Baja California, which offers 180-degree sea and mountain views. In addition to the residential lots, there is a planned boutique hotel, a spacious commercial center, and a nautical center. The Company recently allowed prospective homeowners and existing lot holders to tour the property again. As of the date of this filing, approximately 85 of the 500 planned residential lots were sold. The Company entered into contract to build its first custom home. The Company has made significant progress on the project, which included the completion of the two-mile access road and the community entrance structure. The Company also started construction of the waterfront clubhouse, and model homes.

■	Valle Divino is a self-contained solar 650-home site project in Ensenada, Baja California, with test vineyard at the property. This resort includes 137 residential lots and 3 commercial lots on 20 acres of land. This represents an estimated $60 million in gross sales opportunity.

■	Plaza Bajamar Resort is an 80-unit project located at the internationally renowned Bajamar Ocean front hotel and golf resort. The Bajamar oceanfront golf resort is a master planned golf community located 45 minutes south of the San Diego-Tijuana border along the scenic toll road to Ensenada. The first Phase will include 22 “Merlot” 1,150 square-foot single-family homes that features two bedrooms and two baths. The home includes two primary bedroom suites - one on the first floor and one upstairs, as well as fairway and ocean views from a rooftop terrace. The Merlot villas will come with the installation of solar packages.

■	Emerald Grove Estates is the Company’s newly renovated Southern California property, used for organized events at this 8,000 square foot event venue.

■	Rancho Costa Verde (“RCVD”) is a 1,100-acre master planned second home, retirement home and vacation home real estate community located on the east coast of Baja California. RCVD is a self-sustained solar powered green community that takes advantage of the advances in solar and other green technology. In May 2021, the Company acquired a 25% investment in RCVD in exchange for $100,000 and 3,000,000 shares of the Company’s common stock, and such investment was initially recorded as an equity-method investment in the Company’s condensed consolidated financial statements. On January 3, 2023, the Company acquired the remaining 75% membership interest in RCVD for a contractual consideration of $13.5 million, paid through $8,900,000 secured convertible note, 20,000,000 shares of common stock and 33,000,000 common stock warrants. Such transaction was recorded pursuant to ASC 805 Business Combinations.

19

Summary of key operational and financial events:

■	During the year ended December 31, 2023, the Company collected an aggregate amount of $312,175 from house construction at the Plaza Bajamar project, which was initially recorded and presented as contract liability in the consolidated balance sheets. However, the Company offset the balance with the additional cash funded for the construction of amenities at Bajamar, with the net balance presented as impairment loss in the consolidated statement of operations in the previous period.

■	We continued our research and marketing efforts to identify potential home buyers in the United States, Canada, Europe, and Asia. Through the formation of a partnership with a similar development company in the Baja California Norte Region of Mexico, we have been able to leverage additional resources with the use of their established and proven marketing plan which can help us with sophisticated execution and the desired results for residential plot sales and development.

■	Title of Oasis Park Resort in San Felipe was assumed during 2019. We are expecting the transfer of title on Valle Divino in Ensenada, Baja California and Plaza Bajamar in Ensenada, Baja California before the end of our fiscal year 2024, as we continue to follow the necessary steps to complete this legal process.

Results of Operations for the Three and Nine Months Ended September 30, 2024, Compared to the Three and Nine Months Ended September 30, 2023

	For the three months ended		For the nine months ended
	September 30, 2024	September 30, 2023	September 30, 2024	September 30, 2023
Revenue, net	$1,303,271	$358,129	$7,134,240	$1,084,641

Cost of revenue	390,788	296,680	993,114	300,680

Gross profit	912,483	61,449	6,141,126	783,961

Operating expenses
Sales and marketing	160,884	12,000	497,863	300,259
Impairment loss	-	-	-	245,674
General and administrative expenses	474,819	1,007,030	1,176,452	2,316,807
Total operating expenses	635,703	1,019,030	1,674,314	2,862,740

Income (loss) from operations	276,779	(957,581)	4,466,811	(2,078,779)

Other expense:
Loss from acquisition of RCVD	-	(2,995,000)	-	(2,995,000)
Loss from debt extinguishment	-	(1,091,117)	-	(1,140,446)
Change in fair value of derivative	-	(588,314)	229,814	(690,091)
Interest expense	(528,376)	(708,356)	(1,204,375)	(1,723,273)
Total other expense, net	(528,376)	(5,382,787)	(974,561)	(6,548,810)

Net income (loss)	$(251,598)	$(6,340,368)	$3,492,250	$(8,627,589)

Revenue

Revenue increased by $845,142 to $1,303,271 for the three months ended September 30, 2024, from $358,129 for the three months ended September 30, 2023. The revenue recognized during the three months ended September 30, 2024 includes real estate sales, interest from financed sales, financing fees, previously deferred revenues, and components of home construction.

20

Revenue increased by $6,049,599 to $7,134,240 for the nine months ended September 30, 2024, from $1,084,641 for the nine months ended September 30, 2023. The revenue recognized during the nine months ended September 30, 2024 includes real estate sales, interest from financed sales, financing fees, previously deferred revenues, and components of home construction.

Cost of Revenue

Cost of revenue increased to $390,788 for the three months ended September 30, 2024, from $296,680 for the three months ended September 30, 2023. Cost of revenue includes land cost and related land improvements including infrastructure and subdivision costs.

Cost of revenue increased to $993,114 for the nine months ended September 30, 2024, from $300,680 for the nine months ended September 30, 2023. Cost of revenue includes land cost and related land improvements including infrastructure and subdivision costs.

Operating Expenses

Operating expenses decreased by $383,327 to $635,703 for the three months ended September 30, 2024, from $1,019,030 for the three months ended September 30, 2023.

Operating expenses decreased by $1,188,426 to $1,674,314 for the nine months ended September 30, 2024, from $2,862,740 for the nine months ended September 30, 2023.

Such decrease mainly relates to the reduced marketing efforts incurred by RCVD and ILAL during the three and nine months ended September 30, 2024, as the Company was in process of raising additional capital. Sales costs are related to real estate’s sales commissions. Marketing costs include advertising, prospective customers’ education, travel, and accommodation. In addition, general and administrative decreased for professional fees and other general and administrative expenses due to the lack of capital available during the three and nine months ended September 30, 2024. General and administrative costs mainly include commissions paid attributable to sales.

Other Expense

Other expenses decreased to $528,376 in the three months ended September 30, 2024, from $5,382,787 in the three months ended September 30, 2023. Such change is primarily due to the change in fair value of the Company’s derivative liability, a decrease in loss on debt from extinguishment, a decrease in the loss on acquisition, with interest expense decreasing period over period.

Other expenses decreased to $974,561 in the nine months ended September 30, 2024, from $6,548,810 in the nine months ended September 30, 2023. Such change is primarily due to the change in fair value of the Company’s derivative liability, a decrease in loss on debt from extinguishment, a decrease in the loss on acquisition, with interest expense decreasing period over period.

Net Income (Loss)

The Company finished the three months ended September 30, 2024, with net loss of $251,598, as compared to a net loss of $6,340,368 for the three months ended September 30, 2023. The decrease in our net loss resulted from the reasons outlined above.

The Company finished the nine months ended September 30, 2024, with net income of $3,492,250, as compared to a net loss of $8,627,589 for the nine months ended September 30, 2023. The increase in our net income resulted from the reasons outlined above.

The factors that will most significantly affect future operating results will be:

■	The positive effect of implemented sales and marketing initiatives to drive opportunities into our various projects.
■	The quality of our amenities.
■	The global economy and the demand for vacation homes.
■	The sale price of future plots and home construction compared to the sale price in other resorts in Mexico.
■	The prime location of our projects.

Other than the foregoing we do not know of any trends, events or uncertainties that have had, or are reasonably expected to have, a material impact on our revenues or expenses.

Capital Resources and Liquidity

Cash was $3,339 and $140,247 as of September 30, 2024, and December 31, 2023, respectively. As shown in the accompanying financial statements, we recorded income of $3.5 million for the nine months ended September 30, 2024. Our working capital deficit as of September 30, 2024, was $13.8 million. These factors and our ability to raise additional capital to accomplish our objective, raises substantial doubt about our ability to continue as a going concern. We expect our expenses will continue to increase during the foreseeable future as a result of increased operations, increased construction activity and the development of current and future projects which include our current business operations.

We anticipate generating increased revenues over the next twelve months, as we continue to market the sale of plots held for sale at our various projects, generate cash from the sale of house construction at our properties.

If the Company is not successful with its marketing efforts to increase sales, the Company will continue to experience a shortfall in cash, and it will be necessary to obtain funds through equity or debt financing in sufficient amounts or to further reduce its operating expenses in a manner to avoid the need to curtail its future operations.

Operating Activities

Net cash flows provided by operating activities for the nine months ended September 30, 2024, was $741,721 which resulted primarily due to net income of $3,492,250, non-cash share-based compensation of $515,537, depreciation of $87,250, and change in fair value of derivative liability of $229,814, offset by net change in assets and liabilities of $3,123,502.

Net cash flows used in operating activities for the nine months ended September 30, 2023, was $1,107,362 which resulted primarily due to the loss of $8,627,589 offset by non-cash share-based compensation of $358,037, amortization of debt discount of $357,376, depreciation of $89,241, impairment loss of $245,674, loss from debt extinguishment of $1,140,446, loss on acquisition of RCVD of $2,995,000, fair value of equity securities issued for services for $152,000, excess fair value of derivative liability for $108,465, change in fair value of derivative liability of $475,114, and net change in assets and liabilities of $1,490,778.

21

Investing Activities

Net cash flows used in investing activities was $513,138 for the nine months ended September 30, 2024. The funds were used for the development of the various projects and additional investment for land development.

Net cash flows used in investing activities was $101,900 for the nine months ended September 30, 2023. The funds were used for the development of the various projects and the purchased house construction at Plaza Bajamar and Valle Divino for $354,070, additional investment for land development for $274,846. This was offset by the cash acquired for $321,920 from the acquisition of RCVD and $205,096 in proceeds from the disposal of fixed assets.

Financing Activities

Net cash flows used in financing activities for the nine months ended September 30, 2024, was $365,491, primarily from cash proceed from related parties for aggregate amount of $203,541, cash payments for convertible notes of $177,731, cash proceeds from other loans for $190,376, cash proceeds from promissory notes of $75,000, dividends paid of $91,678, and cash payments on promissory notes of $565,000.

Net cash flows provided by financing activities for the nine months ended September 30, 2023, was $1,283,005, primarily from cash proceeds from additional funding from related parties for aggregate amount of $560,840, cash proceeds from convertible notes of $225,000, cash proceeds from other loans for $380,938, cash proceeds from Common Stock issuances of $50,000, cash proceeds from promissory notes of $465,000, and cash proceeds from Series C Preferred Stock issuance of $250,000. These were offset by $318,359 repayment of related party advances, $60,000 repayment of promissory notes, and $270,414 repayment of convertible notes.

As a result of these activities, we experienced a decrease in cash of $136,908 for the nine months ended September 30, 2024.

Our ability to continue as a going concern is dependent on our success in obtaining additional financing from investors or from the sale of our common shares.

22

Results of Operations for the year ended December 31, 2023, compared to the year ended December 31, 2022

	For the years ended
	December 31, 2023	December 31, 2022
Revenues and lease income	$7,058,479	$-

Cost of revenue	927,903	-

Gross profit	6,130,576	-

Operating expenses
Sales and marketing	1,218,921	1,085,300
Impairment loss	260,674	4,158,243
General and administrative expenses	2,875,868	3,107,457
Total operating expenses	4,355,463	8,351,000

Income (loss) from operations	1,775,113	(8,351,000)

Other income (expense)
Other income	-	540
Loss from equity-method investment	-	(422,493)
Loss from debt extinguishment	(1,140,446)	-
Loss from related party debt extinguishment	-	(78,508)
Change in fair value derivative liability	(775,555)	(33,992)
Interest expense	(1,932,392)	(1,532,186)
Total other expense	(3,848,392)	(2,066,639)

Net loss	$(2,073,281)	$(10,417,639)

Revenues

Our total revenue reported for the year ended December 31, 2023, was $7,058,479, compared with $0 for the year ended December 31, 2022.

During the year ended December 31, 2023, the Company acquired RCVD and revenues are now consolidated with the Company’s financial statements. As such the Company saw a large increase to operations and revenues for the year ended December 31, 2023.

Cost of Revenues

Our total cost of revenues for the year ended December 31, 2023, was $927,903 compared with $0 for the year ended December 31, 2022. The change is a result of the cost associated with the acquisition of RCVD during the year ended December 31, 2023.

23

Operating Expenses

Operating expenses decreased to $4,355,463 for the year ended December 31, 2023, from $8,351,000 for the year ended December 31, 2022. The detail by major category is reflected in the table below.

Sales and marketing costs increased by $133,621 for the year ended December 31, 2023, primarily due to the acquisition of RCVD during the current year.

General and administrative costs decreased by $231,589 for the year ended December 31, 2022, primarily due to stock-based compensation, legal fees and insurance expenses offset by a significant reduction in website design and investor relations.

Impairment loss decreased by $3,897,569, as there was a large $2,089,337 impairment of the Company’s equity-method investment in the prior year along with a significant impairment of the accumulated construction in progress costs net of contract liability for our projects at Plaza Bajamar and Valle Divino due to the uncertainty in the transfer of title of the land from our related party, uncertainty in the determination of the market value of our Oasis Park Resort.

Other Expenses

Other expenses increased by $1,781,753 to $3,848,392 for the year ended December 31, 2023, from $2,066,639 for the year ended December 31, 2022.

Such increase is primarily due to a $1,140,446 increase in the loss from debt extinguishment and $400,206 increase in interest expense, which results from the additional convertible notes that the Company secured during fiscal year 2023 to fund its ongoing operations, and increase to the change in fair value of the Company’s derivative liability by $690,091.

Net Loss

As a result of the foregoing, the Company finished the year ended December 31, 2023, with a net loss of $2,073,281, as compared to a loss of $10,417,639 for the year ended December 31, 2022.

The factors that will most significantly affect future operating results will be:

■	The acquisition of land with lots for sale and house construction.
■	The sale price of future lots, compared to the sale price of lots in other resorts in Mexico.
■	The cost to construct a home on the lots to be transferred, and the quality of construction.
■	The quality of our amenities.
■	The effectiveness of our sales and marketing strategies.
■	The global economy and the demand for vacation homes.
■	The on-going effect of COVID-19 on the US and Global economy.
■	The access to capital financing to continue the development of our existing projects and acquire new projects.

Other than the foregoing we do not know of any trends, events or uncertainties that have had, or are reasonably expected to have, a material impact on our revenues or expenses.

Capital Resources and Liquidity

Cash and cash equivalents were approximately $140,247 at December 31, 2023. As shown in the accompanying consolidated financial statements, we recorded a loss of $2,073,281 and $10,417,639 for the years ended December 31, 2023, and 2022, respectively. Our working capital deficit at December 31, 2023 was approximately $26.8 million and net cash flows used in operating activities for the year ended December 31, 2023, were approximately $2.2 million.

24

These factors and our limited ability to raise additional capital to accomplish our objectives raise substantial doubt about our ability to continue as a going concern. We expect our expenses will continue to increase during the foreseeable future as a result of increased operations and the development of our current business operations. We anticipate generating continued revenues over the next twelve months as we continue to market the sale of lots held for sale and also from home construction, now having assumed title of our Oasis Park Resort property and through the acquisition of RCVD. We expect to assume title to our other properties; however, there can be no assurance that such revenue will be sufficient to cover our expenses. Consequently, we expect to be dependent on the proceeds from future debt or equity investments to sustain our operations and implement our business plan. If we are unable to raise sufficient capital, we will be required to delay or forego some portion of our business plan, which would have a material adverse effect on our anticipated results from operations and financial condition. There is no assurance that we will be able to obtain necessary amounts of capital or that our estimates of our capital requirements will prove to be accurate.

We presently do not have any significant credit available, bank financing or other external sources of liquidity. Due to our operating losses, our operations have not been a significant source of liquidity. We will need to acquire other profitable properties or obtain additional capital in order to expand operations and become profitable. In order to obtain capital, we may need to sell additional shares of our common stock or borrow funds from private lenders. There can be no assurance that we will be successful in obtaining additional funding.

To the extent that we raise additional capital through the sale of equity or convertible debt securities, the issuance of such securities may result in dilution to existing stockholders. If additional funds are raised through the issuance of debt securities, these securities may have rights, preferences, and privileges senior to holders of common stock and the terms of such debt could impose restrictions on our operations. Regardless of whether our cash assets prove to be inadequate to meet our operational needs, we may seek to continue to compensate providers of services by issuance of stock in lieu of cash, which may also result in dilution to existing shareholders. Even if we are able to raise the funds required, it is possible that we could incur unexpected costs and expenses, fail to collect significant amounts owed to us, or experience unexpected cash requirements that would force us to seek alternative financing.

No assurance can be given that sources of financing will be available to us and/or that demand for our equity/debt instruments will be sufficient to meet our capital needs, or that financing will be available on terms favorable to us. If funding is insufficient at any time in the future, we may not be able to take advantage of business opportunities or respond to competitive pressures or may be required to reduce the scope of our planned development, any of which could have a negative impact on our business and operating results. In addition, insufficient funding may have a material adverse effect on our financial condition, which could require us to:

●	Curtail our operations significantly, or
●	Seek arrangements with strategic partners or other parties that may require us to relinquish significant rights to our development of resorts and correlated services, or
●	Explore other strategic alternatives including a merger or sale of the Company.

Operating Activities

Net cash flows used in operating activities for the year ended December 31, 2023, was approximately $2,167,104, which resulted primarily due to the loss of $2,073,281, offset by stock-based compensation of $927,774, fair value of shares issued as settlement of debt of $1,140,446, impairment loss of $245,674, amortization of debt discount of $437,376, $775,555 change in fair value of derivative liability, and $4,078,450 change in assets and liabilities.

Net cash flows used in operating activities for the year ended December 31, 2022, was approximately $528,000, which resulted primarily due to the loss of $10,417,639, offset by stock-based compensation of $1,710,881, fair value of shares issued as settlement of debt of $1,470,836, impairment loss of $4,158,243, amortization of debt discount of $458,616, depreciation of $52,944, loss from equity method investment of $422,493, excess of fair value of derivative over the carrying amount of the underlying debt instrument of $356,784, loss on related party debt extinguishment of $78,508, $33,992 of change in fair value of derivative liability, and $1,146,281 change in assets and liabilities.

Investing Activities

Net cash flows used in investing activities was $210,423 for the year ended December 31, 2023, resulting for the additional funds invested in developing the infrastructure and amenities to our various projects in Baja California, offset by cash acquired from the RCVD acquisition of $321,919.

25

Net cash flows used in investing activities was $539,935 for the year ended December 31, 2022, resulting for the additional funds invested in developing the infrastructure and amenities to our various projects in Baja California.

Financing Activities

Net cash flows provided by financing activities for the year ended December 31, 2023, was $2,468,400 primarily from cash proceeds from issuance of convertible notes for aggregate amount of $275,000, cash proceeds from promissory notes of $1,115,000, additional funds received from related party of $888,209, $300,00 from cash proceeds from sale of common and preferred stock, offset by repayment on a promissory note of $330,000, and repayment to related party by $308,248.

Net cash flows provided by financing activities for the year ended December 31, 2022, was $1,060,777 primarily from cash proceeds from issuance of convertible notes for aggregate amount of $773,250, additional funds received from related party of $793,187, $15,000 from cash proceeds from sale of common stock, offset by repayment on a promissory note of $131,339, and repayment to related party by $390,621.

As a result of these activities, we experienced an increase in cash and cash equivalents of approximately $90,873 for the year ended December 31, 2023, and an increase in cash and cash equivalents of approximately $7,200 for the year ended December 31, 2022. Our ability to continue as a going concern is still dependent on our success in obtaining additional financing from investors.

Critical Accounting Polices

In December 2001, the SEC requested that all registrants list their “critical accounting polices” in the Management Discussion and Analysis. The SEC indicated that a “critical accounting policy” is one which is both important to the portrayal of a company’s financial condition and results, and requires management’s most difficult, subjective, or complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain. Our accounting policies are disclosed in Note 2 of our audited consolidated financial statements and notes for the year ended December 31, 2023, included in the Company’s Annual Report on Form 10-K filed with the SEC on June 27, 2024. We consider the following accounting policies critical to the understanding of the results of our operations:

■	Going concern. It requires to rely on management’s representation on financial forecast.
■	Revenue recognition. It requires judgement to determine when a contract exists, when performance obligations are met and the estimated variable consideration if any.
■	Issuance of debt with attached financial instruments. Some instruments carry embedded features that require bifurcation from host instrument and accounting as derivative liability.
■	Accounting of the Company’s equity-method investment. Indeed, it requires judgement by management to determine whether there is significant influence or control over the Company’s investee. Significant influence is the power to participate in the financial and operating policy decisions of the investee but is not control or joint control over these policies.

Off-balance Sheet Arrangements

Since our inception through September 30, 2024, we have not engaged in any off-balance sheet arrangements.

New and Recently Adopted Accounting Standards

For a listing of our new and recently adopted accounting standards, see Note 2, Summary of Significant Accounting Policies, to the Notes to the Consolidated Financial Statements in “Part I, Item 1. Financial Statements” of the Company’s Quarterly Report on Form 10-Q filed with the SEC on November 21, 2024.

26

BUSINESS

Background of Our Company

International Land Alliance, Inc. was incorporated under the laws of the State of Wyoming on September 26, 2013 (inception).

The Company is a residential land development company with target properties located primarily in the Baja California, Norte region of Mexico, and Southern California. The Company’s principal activities are purchasing properties, obtaining zoning and other entitlements required to subdivide the properties into residential and commercial building plots, securing financing for the purchase of the plots, improving the properties’ infrastructure and amenities, and selling the plots to homebuyers, retirees, investors, and commercial developers.

On June 30, 2011, International Land Alliance, SA De CV (“ILA Mexico”) was formed as a Mexican corporation to acquire from Baja Residents Club, S.A., a related-party Mexican corporation, 497 acres south of San Felipe, Baja California, known as the Oasis Park project and also 20 acres in Ensenada, Baja California, known as the Valle Divino project. On October 1, 2013, Roberto Jesus Valdes, Jason A. Sunstein and Elizabeth Roemer transferred their interest in Oasis Park and Valle Divino real estate projects to ILA Mexico in exchange for 7,500 shares of ILA Mexico. On October 1, 2013, we issued 3,750,000 shares of our common stock to each Roberto Jesus Valdes and Jason Sunstein and 1,000,000 shares of our common stock to Elizabeth Roemer in exchange for all of the outstanding shares of ILA Mexico. As a result of this transaction, ILA Mexico became our wholly owned subsidiary.

On October 1, 2013, the Company entered into a promissory agreement with Grupo Jataya, S.A. DE C.V. (“Grupo”), a Mexican corporation controlled by our Chairman, Roberto Valdes, to convey into an irrevocable trust, with the Company named as beneficiary, to acquire 10 acres of land in Ensenada, Baja California, known as the Valle Divino, free of lien and encumbrances.

On March 5, 2019, the Company was assigned its trading symbol “ILAL” by FINRA. On April 4, 2019, the Company was approved to have its common stock traded on the OTCQB. On April 12, 2019, the Company became eligible for electronic clearing and settlement through the Depositary Trust Company (“DTC”) in the United States.

On March 18, 2019, the Company acquired real property located in Hemet, California, which included approximately 80 acres of land and two structures for $1.1 million. The property includes the main parcel of land with existing structures along with three additional parcels of land which are vacant lots to be used for the purpose of land development. The Company was generating lease income from this property up until October 1, 2021, at which point, the Company recognized revenue from the sale of 20 acres of land pursuant to Accounting Standard Codification (“ASC”) 606.

In October 2019, the Company entered into an agreement with Valdeland, S.A. de C.V. (“Valdeland”), a Mexican corporation controlled by our Chairman, Roberto Valdes, to acquire 1 acre of land at the Bajamar Ocean Front Golf Resort in Ensenada, Baja California, known as the Plaza Bajamar. The transfer of title for this project is subject to approval from the Mexican government in Baja California. Although management believes that the transfer of title to the land will be approved and transferred by the end of our fiscal year of 2023, there is no assurance that such transfer of title will be approved in that time frame or at all.

In July 2020, the Company filed the Articles of Organization with the California Secretary of State for Emerald Grove Estates, LLC (“Emerald Estates”). Emerald Estates is a wholly owned subsidiary of the Company. The purpose of Emerald Estates is agriculture and land development. On January 27, 2021, Jason Sunstein and the Company granted the deed of the property in Sycamore Road, Hemet, California to Emerald Estates.

27

On May 3, 2021, the Company acquired a 25% interest in Rancho Costa Verde Development, LLC (“RCVD”). RCVD is a successful developer of a 1,100-acre, 1,200-lot master planned community in Baja California, located roughly eight (8) km north of the Company’s Oasis Park Resort. Such investment was accounted for under the equity method of investment under ASC 323 Investments - Equity method and Joint Ventures. Subsequent to December 31, 2022, the Company acquired the remaining 75% interest for a total contractual consideration of $13.5 million.

Recent Developments

Anticipated Amendment to the Articles of Incorporation

On November 29, 2024, our board of directors and shareholders approved the granting of authority to the board to amend our Articles of Incorporation (i) to increase the number of authorized shares of our common stock from 150 million to 250 million and (ii) to effect a reverse stock split of all outstanding shares of our common stock in a ratio of not less than 1-for-25 and not more than 1-for-75, with the exact ratio to be determined by the board of directors in its sole discretion. The reverse stock split will not have any impact on the number of authorized shares of our common stock.

Overview of Our Company

The Company’s current portfolio includes residential, resort and commercial properties comprised of the following projects:

■	Oasis Park Resort is a 497-acres master planned real estate community including 1,344 residential home sites, south of San Felipe, Baja California, which offers 180-degree sea and mountain views. In addition to the residential lots, there is a planned boutique hotel, a spacious commercial center, and a nautical center. The Company recently allowed prospective homeowners and existing lot holders to tour the property again. As of the date of this filing, approximately 85 of the 500 planned residential lots were sold. The Company entered into contract to build its first custom home. The Company has made significant progress on the project, which included the completion of the two-mile access road and the community entrance structure. The Company also started construction of the waterfront clubhouse, and model homes.

■	Valle Divino Resort is a self-contained solar 650-home site project in Ensenada, Baja California, with test vineyard at the property. This resort includes 137 residential lots and 3 commercial lots on 20 acres of land. This represents an estimated $60 million in gross sales opportunity.

■	Plaza Bajamar Resort is an 80-unit project located at the internationally renowned Bajamar Ocean Front Golf Resort. The Bajamar Ocean Front Golf Resort is a master planned golf community located 45 minutes south of the San Diego-Tijuana border along the scenic toll road to Ensenada. The first phase will include 22 “Merlot” 1,150 square-foot single-family homes that feature two bedrooms and two baths. Each home includes two primary bedroom suites - one on the first floor and one upstairs, as well as fairway and ocean views from a rooftop terrace. The Merlot villas will come with the installation of solar packages.

■	Emerald Grove Estates is the Company’s newly renovated Southern California property, used for organized events at this 8,000 square foot event venue.

■	Rancho Costa Verde (“RCVD”) is a 1,100-acre master planned second home, retirement home and vacation home real estate community located on the east coast of Baja California. RCVD is a self-sustained solar powered green community that takes advantage of the advances in solar and other green technology. In May 2021, the Company acquired a 25% investment in RCVD in exchange for $100,000 and 3,000,000 shares of the Company’s common stock, and such investment was initially recorded as an equity-method investment in the Company’s condensed consolidated financial statements. On January 3, 2023, the Company acquired the remaining 75% membership interest in RCVD for a contractual consideration of $13.5 million, paid through $8,900,000 secured convertible note, 20,000,000 shares of common stock and 33,000,000 common stock warrants. Such transaction was recorded pursuant to ASC 805 Business Combinations.

Summary of key operational and financial events:

■	During the year ended December 31, 2023, the Company collected an aggregate amount of $312,175 from house construction at the Plaza Bajamar project, which was initially recorded and presented as contract liability in the consolidated balance sheets. However, the Company offset the balance with the additional cash funded for the construction of amenities at Bajamar, with the net balance presented as impairment loss in the consolidated statement of operations in the previous period.

■	We continued our research and marketing efforts to identify potential home buyers in the United States, Canada, Europe, and Asia. Through the formation of a partnership with a similar development company in the Baja California, Norte region of Mexico, we have been able to leverage additional resources with the use of their established and proven marketing plan which can help us with sophisticated execution and the desired results for residential plot sales and development.

■	Title of Oasis Park Resort in San Felipe was assumed during 2019. We are expecting the transfer of title on Valle Divino in Ensenada, Baja California and Plaza Bajamar in Ensenada, Baja California before the end of our fiscal year 2024, as we continue to follow the necessary steps to complete this legal process.

28

Industry Overview

Mexico’s real estate industry has experienced a wave of growth brought about by foreign investment with the creation of investment trusts in 1993 (known in Mexico, as “fideicomiso”) and significant changes in regulations, primarily NAFTA in 1994, along with competitive land prices and the significant expansion of new business centers and factories (known in Mexico, as “maquiladoras”) across the country over the last 10 years.

Most recently, this continued growth was fueled by Mexico´s enormously strong domestic market, particularly the rising middle class. In 2018, the country’s middle class was estimated to account for almost half of the total households, at about 16 million. They are expected to continue growing, with about 3.8 million more households projected to move into the middle class by 2030. Moreover, most Mexicans who move generally prefer to buy rather than to rent. Around 82% of Mexicans want to buy a property, as opposed to 18% that prefer to rent, according to Lamudi’s recent Real Estate Market Report 2018.

In addition to a strong domestic market, demand has also been fueled by international buyers from California seeking affordable retirement alternatives. Due to a serious housing shortage, Redfin data show the median price of a California home, or the price at the midpoint of all sales, was $837,000 in October 2024, up 5% from October 2023.

Market Opportunity

For years, U.S. and Canadian retirees have flocked to Mexico as an alternative overseas retirement destination that was affordable, offered desirable weather and was close to their communities of origin in North America. These attributes have made Mexico the top overseas retirement destination for older Americans, resulting in a building boom that reached its peak during 2005 - 2006 and stretched from Playas de Tijuana-Rosarito and Los Cabos along the Baja California peninsula and from Puerto Peñasco, Sonora to Mazatlán, Sinaloa. In southern Mexico, the real estate focus has been on expanding the Cancún corridor to the Riviera Maya.

Mexico remains a viable retirement option for Americans aged 50 years and older, offering a reduced cost of living, lower health care expenses, and proximity to friends and family in the United States. In addition, over half of survey respondents observed that their motivation to purchase a home in Mexico was based on their desire to have a home on or near the coast that would otherwise be unattainable in the United States.

In addition to U.S. and Canadian citizens, Baja California has seen a noticeable increase in business from Japan and Europe. With the interest in Baja California expected to continue along with Mexico’s overall economic growth, we will be well positioned to offer prospective homebuyers and investors a luxurious residence with breathtaking views for an affordable price.

Target Market

The Company’s projects will be marketed toward residents of the United States and Canada. Specifically, we will target the influx of maquiladoras (manufacturing facilities run by a foreign company) moving to Mexico as well as the residents of California, Texas, Arizona and Washington for the purpose of appealing to their need for a second home or retirement property within driving distance from Southern California. The targeted market includes residents making over $50,000 or a combined household income of $150,000.

Our target home buyers are typically professionals who own an existing property. Many are married without children or married with several children. The target audience enjoys a vacation away from home and often seeks information regarding villas or condominiums as a second home or vacation destination. We plan to provide them with an affordable location for a vacation home in a community that surpasses all their expectations.

29

Growth Strategy

We believe that growth of homebuilders in Mexico has created opportunities for smaller companies with long-term experience and relationships in their local markets. We believe that we can utilize our many strengths to benefit our target market. These strengths include:

●	better knowledge of local demand;
●	superior understanding of the entitlement and acquisition process;
●	affordable high-quality homes and aggressive marketing;
●	long term relationships with local regulatory authorities, landowners, designers, and contractors; and
●	faster and less cumbersome financing processes.

It is our plan to utilize these advantages to move more quickly and address the needs of those in our target market, especially retirees looking to purchase a home in Mexico.

Competition

The Mexican public real estate market is fragmented and highly competitive. We compete with numerous developers, builders, and others for the acquisition of property and with local, regional, and national developers, homebuilders, and others with respect to the sale of residential properties. We also compete with builders and developers to obtain financing on commercially reasonable terms.

The Company is also subject to competition from other entities engaged in the business of resort development, sales and operation, including vacation interval ownership, condominiums, hotels and motels. Some of the world’s most recognized lodging, hospitality and entertainment companies have begun to develop and sell resort properties in the Baja California area. Many of these entities possess significantly greater financial, marketing and other resources than those of the Company. Management believes that recent regulatory developments in the electricity industry and overall growth in the Mexican economy will increase competition in the real estate investment industry.

Intellectual Property

We currently have no patents, copyrights, trademarks and/or service marks, nor do we have any plans to file applications for such rights.

Marketing Research

The Company is in the process of acquiring properties, as well as developing its marketing and sales strategy. The Company also developed an interactive website and help center to answer questions from potential home buyers.

Government Regulation

The housing and land development industries are subject to increasing environmental, building, zoning and real estate sales regulations by various authorities. Such regulations affect home building by specifying, among other things, the type and quality of building materials that must be used, certain aspects of land use and building design. Some regulations affect development activities by directly affecting the viability and timing of projects.

We must obtain the approval of numerous governmental authorities that regulate such matters as land use and level of density, the installation of utility services, such as water and waste disposal, and the dedication of acreage for open space, parks, schools and other community purposes. If these authorities determine that existing utility services will not adequately support proposed development, building moratoria may be imposed. As a result, we use substantial resources to evaluate the impact of government restrictions imposed upon new residential development. Furthermore, as local circumstances or applicable laws change, we may be required to obtain additional approvals or modifications of approvals previously obtained or we may be forced to stop work. These increasing regulations may result in a significant increase in resources between our initial acquisition of land and the commencement and the completion of developments. In addition, the extent to which we participate in land development activities subjects us to greater exposure to regulatory risks.

30

Additionally, the Mexican real estate industry is subject to substantially different regulation than the U.S. real estate industry. The Mexican constitution of 1917 prohibited foreign ownership of residential real property within approximately 31 miles (approximately 50 km) of any coastline and 62 miles (approximately 100 km) of its natural borders. All of Baja California is included in this “restricted zone.” In 1971 (further expanded in 1989 and 1993) provisions were made for a mechanism that would allow foreigners to own property in the “restricted zone.” Within the “restricted zone,” a foreigner can purchase the beneficial interest in real property through a bank trust or “fideicomiso.” Thus, virtually all property in Mexico is available for purchase by foreigners, keeping in mind that the fideicomiso, or bank trust, must be used when acquiring property within the restricted zone.

In this bank trust, the buyer of the property is designated as the “fideicomisario” or the beneficiary of the trust. While legal title is held by the bank, (specifically the trustee of the trust or the “fiduciario”) the trustee must administer the property in accordance with the instructions of the buyer (the beneficiary of the trust). The property is not an asset of the bank and the trustee is obligated to follow every lawful instruction given by the beneficiary to perform legal actions, i.e. rent it, make improvements, sell it, etc.

The foreign buyer of the property must adhere to the corresponding laws and ordinances of Mexico and agree to waive the protection of the government of his country with regard to the rights of use of the property in Mexican territory, in order to be able to exercise the same rights as a Mexican national with regard to the use of his property.

Properties

Our corporate headquarters are located in month-to-month leased office facilities at 350 10th Ave., Suite 1000, San Diego, CA 92101.

Employees

As of the date of this filing, we have twenty employees, six of whom  are executive officers of the Company.

We have and will continue to use independent contractors to assist us in accounting, marketing and selling our products.

Legal Proceedings

The Company presently is not a party to, and its properties are not the subject of, any pending legal proceedings.

MANAGEMENT

Directors and Executive Officers

The following table sets forth information with respect to the Company’s directors and executive officers.

Name	Age	Position
Roberto Jesus Valdes	56	Chairman.
Frank Ingrande	62	CEO and President.
Jason Sunstein	53	CFO and Director.

Roberto Jesus Valdes

Mr. Valdes has been one of our officers and directors since October 2013. Mr. Valdes has been the President of Grupo Valcas, Baja Residents Club, S.A. de, C.V. since 2004, and was the Assistant in the Grupo Valcas Design Department from 1989 to 1991. From 1991 through 2004, Mr. Valdes was a member of the board of directors, DUBCSA – Bajamar Ocean Front Resort Master Developer. During his term as a director, he acted as Project Director for Grupo Valcas. His projects have included:

●	La Serena Condominiums, Ensenada, 1992-1994
●	La Quinta Bajamar Condominiums, Ensenada, 1994-1996
●	Oceano at Bajamar residential development, Ensenada, 1996-1998
●	Oceano Diamante residential development, Ensenada, 2000
●	Costa Bajamar condominiums, Ensenada, 2004-2005.

31

Frank Ingrande

Mr. Ingrande has been one of our officers since May 2021. Mr. Ingrande is the Co-founder of Rancho Costa Verde Development, the Company’s equity-method investee. He is a native San Diego resident with over 30 years of experience in the second-home industry and more than 20 years in the second-home market in Mexico. Mr. Ingrande has direct experience in acquiring, developing, and marketing real estate in Mexico. His educational background includes a Bachelor of Business Administration degree and a Master of Business Administration degree with an emphasis in Entrepreneurship and International Business from the University of San Diego. Mr. Ingrande holds a California Real Estate Salesperson License.

Jason Sunstein

Mr. Sunstein has been one of our officers and directors since October 2013. Mr. Sunstein brings finance, mergers and acquisitions and general management experience. Since 1989, he has participated in a broad variety of both domestic and international structured investments and financings, ranging from debt and preferred stock to equity and developmental capital across a wide variety of infrastructure and corporate financings. He has been involved in numerous start-ups, turnarounds and public companies. Mr. Sunstein serves on the board of directors of several public and private companies.

In December 2014 Mr. Sunstein filed for Chapter 7 bankruptcy, and he was discharged on May 2015. Between February 2012 and July 2014 Mr. Sunstein was Vice President of Earth Dragon Resources, Inc., a company involved in plasma and wound therapy. Between January 2009 and January 2012 Mr. Sunstein was Vice President of Santeon Group, Inc., a firm involved in software development. finance, mergers and acquisitions and general management experience. He attended San Diego State University where he majored in Finance and has held NASD Series 7 (General Securities Representative) and Series 63 licenses.

Term of Office

All officers and directors listed above will remain in office until the next annual meeting of our stockholders, and until their successors have been duly elected and qualified or until removed from office in accordance with our bylaws. There are no agreements with respect to the election of directors. We have not compensated our directors for service on our board of directors, any committee thereof, or reimbursed for expenses incurred for attendance at meetings of our board of directors and/or any committee of our board of directors. Officers are appointed annually by our board of directors and each executive officer serves at the discretion of our board of directors. We do not have any standing committees. Our board of directors may in the future determine to pay directors’ fees and reimburse directors for expenses related to their activities.

None of our officers and/or directors have filed any bankruptcy petition, been convicted of or been the subject of any criminal proceedings or the subject of any order, judgment or decree involving the violation of any state or federal securities laws within the past five (5) years.

Board Committees

We have not yet established an Audit Committee, a Compensation Committee or a Nominating Committee, or any committees performing similar functions. We intend to establish such committees prior to completion of this offering. The functions of those committees are currently undertaken by our board of directors as a whole.

Code of Ethics

We have not yet adopted a Code of Ethics that applies to our principal executive officer, principal financial officer, and principal accounting officer, but will adopt a Code of Ethics prior to completion of this offering. Our Code of Ethics will be available on our website at www.ila.company.

32

Our directors will serve until the next annual meeting of shareholders or until their successors are duly elected and have qualified. Officers hold their positions at the pleasure of the board of directors, absent any employment agreement, of which none currently exists or is contemplated. There is no arrangement or understanding between any person pursuant to which any director or officer was or is to be selected as a director or officer, and there is no arrangement, plan or understanding as to whether non-management shareholders will exercise their voting rights to continue to elect directors to our board of directors. There are also no arrangements, agreements or understandings between non-management shareholders that may directly or indirectly participate in or influence the management of our affairs. Our board of directors does not have any committees at this time.

Director Independence

Our board of directors has undertaken a review of the independence of each director and considered whether any director has a material relationship with us that could compromise his ability to exercise independent judgment in carrying out his responsibilities. As a result of this review, our board of directors determined that our directors do not meet the independence requirements, according to the applicable rules and regulations of the SEC. We intend to have three independent directors appointed prior to completion of this offering.

Family Relationships

Mr. Sunstein and Ms. Landau are brother and sister. Ms. Landau is a former executive officer and former Secretary of the Company and a shareholder of the Company. The Company issued a promissory note to RAS, LLC “RAS”, a company controlled by Ms. Landau.

Indemnification of Executive Officers and Directors

Section 17-16-856 of the Wyoming Business Corporation Act provides that any director or officer of a Wyoming corporation may be indemnified against judgments, penalties, fines, settlements and reasonable expenses actually incurred by him in connection with or in defending any action, suit or proceeding in which he is a party by reason of his position, so long as it shall be determined that he conducted himself in good faith and that he reasonably believed that his conduct was in the corporation’s best interest and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful. If a director or officer is wholly successful, on the merits or otherwise, in connection with such proceeding, such indemnification is mandatory.

Currently we maintain directors’ and officers’ liability insurance covering our directors and officers against expenses and liabilities arising from certain actions to which they may become subject by reason of having served in such role.

At present, there is no pending litigation or proceeding involving any of our directors, officers, employees or agents where indemnification will be required under Wyoming law. We are not aware of any threatened litigation or preceding that might result in a claim for such indemnification.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Involvement in Certain Legal Proceedings

To our knowledge, our directors and executive officers have not been involved in any of the following events during the past ten years:

1.	any bankruptcy petition filed by or against such person or any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

2.	any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

3.	being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from or otherwise limiting his involvement in any type of business, securities or banking activities or to be associated with any person practicing in banking or securities activities;

4.	being found by a court of competent jurisdiction in a civil action, the SEC or the CFTC to have violated a Federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

5.	being subject of, or a party to, any Federal or state judicial or administrative order, judgment decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of any Federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

6.	being subject of or party to any sanction or order, not subsequently reversed, suspended, or vacated, of any self-regulatory organization, any registered entity or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

33

Executive Compensation

Summary Compensation Table

We do not offer retirement benefit plan to our named executive officers, nor have we entered into any contract, agreement, plan or arrangement, whether written or unwritten, that provides for payments to a named executive officer at, or in connection with, the resignation, retirement or other termination of a named executive officer, or a change in control of the company or a change in the named executive officer’s responsibilities following a change in control. We do not have any standard arrangement for compensation of our directors for any services provided as director, including services for committee participation or for special assignments.

The Company does not have a compensation committee. Given the nature of the Company’s business, its limited stockholder base and the current composition of management, the board of directors does not believe that the Company requires a compensation committee at this time.

The information required by Regulation S-K Item 407(e)(4), “Compensation Committee Interlocks and Insider Participation,” and Item 407(e)(5), “Compensation Committee Report,” is not required because the Company is a smaller reporting company.

The following table sets forth information regarding each element of compensation that we paid or awarded to our named executive officers, for the two fiscal years ended December 31, 2023, and 2022, which includes cash compensation, stock options awarded and all other compensation:

Name and Principal Position	Year Ended Dec. 31	Salary/Fees ($) (1)	Bonus ($)	Stock Awards ($)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($)	Change in pension value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

Roberto Jesus Valdes, Chairman	2023	132,152	-	-	-	-	-	-	135,152
	2022	132,152	-	-	53,825	-	-	-	185,977
Frank Ingrande, CEO and President	2023	132,152	-	-	-	-	-	-	135,152
	2022	132,152	-	-	53,825	-	-	-	185,977
Jason Sunstein, CFO and a Director	2023	132,152	-	-	-	-	-	-	135,152
	2022	132,152	-	-	53,825	-	-	-	185,977

(1)	Effective January 1, 2020, the Company executed employment agreements with Roberto Jesus Valdes and Jason Sunstein. The base salary is in the amount of $120,000 per annum, a $500 monthly auto stipend and four weeks of paid vacation. On May 10, 2021, the Company executed an employment agreement with Frank Ingrande including a base salary of $120,000 per annum and a $500 monthly auto stipend and four weeks of paid vacation.

(2)	On December 1, 2022, the Company awarded 465,833 to each of our named executives under the 2022 Plan, with a strike price of $0.20 and a contractual term of five (5) years. The options vest 25% on grant date and 75% monthly over the twelve months from grant date. The call option was valued at $0.20.

Employment Agreements

Effective January 1, 2020, we have entered into employment agreements with our executive officers and their compensation is determined at the discretion of our board of directors.

34

The Company entered into an employment agreement with Roberto Jesus Valdes on January 1, 2020, to perform the duties and responsibilities as may be assigned. The base salary is in the amount of $120,000 per annum, a $500 monthly auto stipend, and four weeks of paid vacation.

The Company entered into an employment agreement with Jason Sunstein on January 1, 2020, to perform the duties and responsibilities as may be assigned. The base salary is in the amount of $120,000 per annum, a $500 monthly auto stipend, and four weeks of paid vacation.

The Company entered into an employment agreement with Frank Ingrande on May 10, 2021. The base salary is in the amount of $120,000 per annum, a $500 monthly auto stipend, and four weeks of paid vacation and an incentive bonus of 50,000 shares of common stock pursuant to S-8.

Stock Option Plan – 2019 Equity Incentive Plan

On February 11, 2019, the Company’s board of directors approved the 2019 equity incentive plan (the “2019 Plan”). In order for the 2019 Plan to grant “qualified stock options” to employees, it requires approval by the Company’s shareholders within 12 months from the date of the 2019 Plan. The 2019 Plan was never approved by the shareholders. Therefore, any options granted under the 2019 Plan prior to shareholder approval will be “non-qualified.” The Company reserved a total of 3,000,000 shares of the Company’s common stock to be available under the 2019 Plan. The Company has a total of 2,150,000 options issued and outstanding as of September 30, 2024. The Company did not issue any stock options during the years ended December 31, 2023 and 2022.

During the year ended December 31, 2021, the Company issued 1,550,000 options at a strike price of $0.50, which vest six months after issuance and contractual term of 5 years. The Company recognized approximately $418,000 of stock-based compensation during the year ended December 31, 2022. As of December 31, 2023, the fair value of these stock options has been fully recognized and no further stock-based compensation will be recognized.

During the year ended December 31, 2021, the Company issued 600,000 options at a strike price of $0.43, which vest 50% three months after issuance with the remaining 50% in September 2022, with a contractual term of 5 years. The Company recognized approximately $208,200 of stock-based compensation during the year ended December 31, 2022. As of December 31, 2023, the fair value of these stock options has been fully recognized and no further stock-based compensation will be recognized.

On December 1, 2021, the Company executed a stock option cancellation agreement with one option holder pursuant to a previously executed consulting agreement entered into on May 5, 2020, under which both parties agree to cancel 1,200,000 performance options as none of the underlying milestones were met.

The Company recognized $0 and $714,197 of stock-based compensation related to the 2019 Plan options during the years ended December 31, 2023, and 2022, respectively.

Stock Option Plan – 2020 Equity Plan

On August 26, 2020, the Company’s board of directors approved the 2020 equity incentive plan (the “2020 Plan”). The 2020 Plan enables the Company’s board of directors to provide equity-based incentives through grants of awards to the Company’s present and future employees, directors, consultants, and other third-party service providers. The 2020 Equity Plan authorizes the grant of Incentive Stock Options (“ISO”) and Non-Qualified Stock Options (“NSO”). The Company reserved a total of 3,000,000 shares of the Company’s common stock to be available under the 2020 Plan. The Company has a total of 1,700,000 options issued and outstanding as of September 30, 2024. The Company did not issue any stock options during the year ended December 31, 2023.

During the year ended December 31, 2022, the Company issued 1,300,000 options under the 2020 Plan, of which 1,300,000 were converted into common stock for a total consideration of $1,300 from exercise.

The Company recognized $0 and $690,396 of stock-based compensation related to the 2020 Plan options during the years ended December 31, 2023, and 2022, respectively.

35

Stock Option Plan – 2022 Equity Plan

On December 1, 2022, the Company’s board of directors approved the 2022 equity incentive plan (the “2022 Plan”). The 2022 Plan enables the Company’s board of directors to provide equity-based incentives through grants of awards to the Company’s present and future employees, directors, consultants, and other third-party service providers. The Company has reserved a total of 5,000,000 shares of the Company’s common stock to be available under the 2022 Plan. The Company has a total of 2,150,000 options issued and outstanding as of September 30, 2024. The Company did not issue any stock options during the year ended December 31, 2023.

During the year ended December 31, 2022, the Company issued 2,150,000 options under the 2022 Plan. No options have been converted to the Company’s common stock during the years ended December 31, 2023 and 2022.

The Company recognized approximately $0 and $130,079 of stock-based compensation related to the 2022 Plan options during the years ended December 31, 2023 and 2022.

Employee Pension, Profit Sharing, or other Retirement Plans

We do not have a defined benefit pension plan, profit sharing or other retirement plan, although we may adopt one or more of such plans in the future.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information regarding the outstanding stock option awards held by our named executive officers as of December 31, 2023.

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)(2)	Option Expiration Date	Number of Shares of Stock that Have Not Vested (#)	Market Value of Shares Stock that Have Not Vested ($)(1)
Roberto Jesus Valdes, Chairman	August 26, 2020 (1)					-	-
		1,570,261	145,573	$0.33	8/26/2025
Frank Ingrande, CEO and President	August 26, 2020 (2)					-	-
		570,261	145,572	0.33	8/26/2025
Jason Sunstein, CFO and a Director	August 26, 2020 (3)					-	-
		1,570,261	145,572	0.33	8/26/2025

(1)	Represents a conditional option to purchase 750,000 of common stock on August 26, 2020. The grant requires shareholder approval. The option has a term of five (5) years from issuance, and an exercise price of $0.33 per share. The option vests (i) one quarter (1/4) on the effective date and (ii) three quarters (3/4) on a monthly basis over the twelve (12) month period following the effective date.
(2)	Represents a conditional option to purchase 200,000 shares of common stock on August 26, 2020. The grant requires shareholder approval. The option has a term of five (5) years from issuance, and an exercise price of $0.33 per share. The option vests (i) one quarter (1/4) on the effective date and (ii) three quarters (3/4) on a monthly basis over the twelve (12) month period following the effective date.
(3)	Represents a conditional option to purchase 750,000 shares of common stock on August 26, 2020. The grant requires shareholder approval. The option has a term of five (5) years from issuance, and an exercise price of $0.33 per share. The option vests (i) one quarter (1/4) on the effective date and (ii) three quarters (3/4) on a monthly basis over the twelve (12) month period following the effective date.

36

Director Compensation

We did not pay any compensation to any directors during the year ended December 31, 2023, for service as directors.

TRANSACTIONS WITH RELATED PERSONS

Chairman - Roberto Valdes

Effective May 2021, the Company executed an employment agreement with its Roberto Valdes.

The Company has not accrued or paid any salary to Roberto Valdes for the nine months ended September 30, 2024. The balance owed is $90,000 as of September 30, 2024.

As of September 30, 2024, the Company funded an aggregate amount of $1.4 million for construction on residential lots, projects amenities and towards the acquisition of land to companies controlled by Roberto Valdes. The land for the Plaza Bajamar and Valle Divino is currently owned by two entities controlled by Roberto Valdes (Valdeland S.A de C.V. and Valdetierra S.A de C.V) and all parties executed land purchase agreement for each project to transfer title of the land to a bank trust or “fideicomiso”, in which the Company will be named the beneficiary of the trust (“fideicomisario”).

During the year ended December 31, 2023, the Company funded an aggregate amount of approximately $251,000 to the construction companies owned by Roberto Valdes for the two projects in Ensenada, Baja California. The Company has not yet established the bank trust, which is anticipated to occur in Q1 2025. The properties at Valle Divino and Plaza Bajamar have executed promise to purchase agreements between the Company and Roberto Valdes, which require the transfer of titles of the land free of liens and encumbrances to the Company. There can be no assurance as to what and if any profit might have been received by Roberto Valdes, in his separate company as a result of these transactions.

On December 1, 2022, the Company issued to Roberto Valdes 465,834 stock options under the 2022 Plan with a strike price of $0.20, vesting 25% on grant date and the remaining 75% monthly over a twelve-month period from grant date with an estimated fair value of approximately $90,188. The Company recognized approximately $16,900 of stock-based compensation related to these stock options during the nine months ended September 30, 2024.

Chief Executive Officer and President - Frank Ingrande

In May 2021, the Company executed an employment agreement with Frank Ingrande.

The Company has not accrued or paid any salary to Frank Ingrande for the nine months ended September 30, 2024. The balance owed is $90,000 as of September 30, 2024.

Frank Ingrande was the co-founder and owner of 33% of the Company’s equity-method investee RCVD. During the year ended December 31, 2023, the Company acquired the remaining 75% interest in RCVD, which became the Company’s wholly owned subsidiary as of January 2023.

On December 1, 2022, the Company issued to Frank Ingrande 465,834 stock options under the 2022 Plan with a strike price of $0.20, vesting 25% on grant date and the remaining 75% monthly over a twelve-month period from grant date with an estimated fair value of approximately $90,188. The Company recognized approximately $16,900 of stock-based compensation related to these stock options during the nine months ended September 30, 2024.

Chief Financial Officer - Jason Sunstein

Effective January 1, 2020, the Company executed an employment agreement with Jason Sunstein.

The Company has not accrued or paid any salary to Jason Sunstein for the nine months ended September 30, 2024. The balance owed is $90,000 as of September 30, 2024.

37

On December 1, 2022, the Company issued to Jason Sunstein 465,834 stock options under the 2022 Plan with a strike price of $0.20, vesting 25% on grant date and the remaining 75% monthly over a twelve-month period from grant date with an estimated fair value of approximately $90,188. The Company recognized approximately $16,900 of stock-based compensation related to these stock options during the nine months ended September 30, 2024.

Jason Sunstein is also the managing member of Six Twenty Management LLC, an entity that has historically provided ongoing capital support to the Company. Jason Sunstein also facilitated the Emerald Grove asset purchase.

Six Twenty Management LLC (“Six-Twenty”) - Manager is the Company’s Chief Financial Officer, Jason Sunstein

Jason Sunstein, the Company’s Chief Financial Officer, is also the managing member and 100% owner of Six Twenty Management LLC (“Six Twenty”), an entity that has been providing ongoing capital support to the Company.

On March 31, 2021, the Company executed a non-convertible promissory note with Six Twenty for an initial amount funded of $288,611 and carrying a coupon of eight percent (8%) and a maturity of twelve months. Six Twenty subsequently funded the Company for additional cash of $609,200. The non-convertible promissory note is not updated with the additional activity but reverted to an on-demand advances.

During the year ended December 31, 2023, Six Twenty funded an additional $485,881 and repaid in cash $111,594 the remaining balance of one of the Diagonal notes. The Company paid $143,883 in cash towards the non-convertible promissory note.

During the year ended December 31, 2023, the Company converted the outstanding balance and interest payable into Series D Preferred Stock. See note 12 for further discussion.

The Company incurred approximately $84,860 and $62,611 of interest expense during the year ended December 31, 2023 and 2022, respectively. Accrued interest was $0 and $86,965 as of December 31, 2023 and 2022, respectively.

As of December 31, 2023 and 2022, the principal balance owed to Six-Twenty was $0 and $960,746, respectively.

38

RAS, LLC (past maturity)

On October 25, 2019, the Company issued a promissory note to RAS, LLC, a company controlled by an employee, who is a relative of the Company’s Chief Financial Officer, Jason Sunstein, for $440,803. The proceeds of the note were largely used to repay shareholders’ loans and other liabilities. The loan bears interest at 10%, and also carries a default coupon rate of 18%. The loan matured on April 25, 2020, is secured by 2,500,000 common shares and a Second Deed of Trust for property in Hemet, CA (Emerald Grove).

During the year ended December 31, 2023, the Company paid $12,300 towards the promissory note. In addition, in September 2023, the Company converted the outstanding principal, interest, and default interest into 7,021,171 common shares for the remaining total interest and principal balance of $386,023. At the date of issuance and conversion, the value of the common shares issued was $1,167,588, causing a loss on conversion for the Company of $781,565. The outstanding balance is $0 and $249,589 as of December 31, 2023, and 2022, respectively.

During the year ended December 31, 2023, the Company incurred $102,858 in interest based on the default coupon rate of 18%. As of December 31, 2023, and 2022, the accrued interest balance owed to RAS, LLC was $0 and $45,876, respectively, as the remaining accrued balance was converted into common shares as noted above.

Lisa Landau

Lisa Landau is a relative of the Company’s Chief Financial Officer, Jason Sunstein. During the year ended December 31, 2023, Lisa Landau advanced $71,000 to the Company for general corporate expenses and paid directly $71,000 towards one of the Diagonal convertible notes. The Company repaid $152,065 in cash during the year ended December 31, 2023.

The principal balance was $94,104 and $76,360 as of December 31, 2023 and 2022, respectively. The advances are on demand but do not carry any interest.

Related Party Promissory Notes

Related party promissory notes consisted of the following at June 30, 2023, and December 31, 2022:

	September 30, 2024	December 31, 2023
Lisa Landau - On demand	$308,040	$78,183
Total On demand notes, net of discount	$308,040	$78,183

International Real Estate Development, LLC (“IRED”)

On January 3, 2023, the Company executed a securities purchase agreement with International Real Estate Development, LLC (“IRED” or the “seller”), a related party, for the purchase of the remaining seventy five percent (75%) of the issued and outstanding membership interest in Rancho Costa Verde Development, LLC (“RCVD”) for a total consideration of $13.5 million. The Company’s CEO, Frank Ingrande, was the owner of one third of the issued and outstanding interest in IRED.

The officers and directors for the Company are involved in other business activities and may, in the future, become involved in other business opportunities. If a specific business opportunity becomes available, such persons may face a conflict in selecting between the Company and their other business interest. The Company has not formulated a policy for the resolution of such conflicts.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information, as of January 2, 2025, with respect to the beneficial ownership of the outstanding common stock by (i) any holder of more than five percent (5%); (ii) each of our executive officers and directors; and (iii) our directors and executive officers as a group.

39

The table lists applicable percentage ownership based on 90,006,719 shares of common stock outstanding as of January 2, 2025. In addition, the rules include shares of our common stock issuable pursuant to the exercise of stock options and warrants that are either immediately exercisable or exercisable within 60 days of January 2, 2025. These shares are deemed to be outstanding and beneficially owned by the person holding those options for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws. Except as otherwise noted below, the address for persons listed in the table is c/o International Land Alliance, Inc., 350 10th Avenue, Suite 1000, San Diego, CA 92101.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Common Stock(1)

Roberto Jesus Valdes Chairman	6,433,961		8.6%
Frank Ingrande Chief Executive Officer and President	1,988,966	(2)	2.6%
Jason Sunstein Chief Financial Officer and a Director	6,080,648		8.1%

All Directors and Executive Officers as a Group (3 persons)	14,503,575		19.3%

*	Less than 1%
(1)	As of January 2, 2025, we had a total of 90,006,719 shares of common stock issued and outstanding.
(2)	Mr. Ingrande, CEO of the Company, was a founder of and owner of 25% of the capital stock of RCVD LLC. The address of RCVD LLC is 7822 Fay Ave., Ste. 304, La Jolla, CA 92037. RCVD LLC was acquired in full by the Company in January 2023.

The Company is not aware of any person who owns of record, or is known to own beneficially, five percent (5%) or more of the outstanding securities of any class of the issuer, other than as set forth above.

40

DESCRIPTION OF CAPITAL STOCK

The following is a summary of all material characteristics of our capital stock as set forth in our Articles of Incorporation, as amended (the “Articles of Incorporation”), and our Bylaws (the “Bylaws”), which are filed as exhibits to the registration statement of which this prospectus is a part. The summary does not purport to be complete and is qualified in its entirety by reference to our Articles of Incorporation and our Bylaws. We encourage you to review complete copies of our Articles of Incorporation and our Bylaws. You can obtain copies of these documents by following the directions outlined in “Where You Can Find Additional Information” elsewhere in this prospectus. All share and per share numbers in this prospectus will be adjusted to give effect to our proposed reverse split at a ratio of 1-for-___, except in the financial statements or as otherwise indicated.

Common Stock

We have the authority to issue up to 150,000,000 shares of our common stock, par value of $0.001 per share. As of the date of this filing, there were 90,006,719 shares of common stock issued and outstanding, 3,867,500 shares of common stock issuable upon the exercise of all of our outstanding warrants and 6,000,000 shares of common stock issuable upon the exercise of all vested options.

Voting Rights

Holders of our common shares are entitled to one vote per share on all matters requiring a vote of the stockholders, including the election of directors. Holders of our common shares do not have cumulative voting rights.

Liquidation

In the event of a liquidation, dissolution, or winding up of the Company, the holders of our common shares are entitled to share pro-rata all assets remaining after payment in full of all liabilities, subject to prior distribution rights of preferred stock, if any, then-outstanding.

Dividend Rights

Holders of our common shares are entitled to share ratably in dividends, if any, as may be declared from time to time by our board of directors in its discretion from funds legally available therefore, subject to preferences that may be applicable to our preferred stock, if any, then-outstanding. Dividends, if any, will be contingent upon our revenues and earnings, if any, capital requirements, and financial conditions. We intend to retain earnings, if any, for use in our business operations and accordingly, our board of directors does not anticipate declaring any dividends in the foreseeable future.

Other Rights and Restrictions

Our common shares have no preemptive or conversion rights or other subscription rights. There is no redemption or sinking fund provisions applicable to our common shares.

Transfer Agent and Registrar

The transfer agent for our common stock is Globex Transfer, LLC, 780 Deltona Blvd., Suite 202, Deltona, FL 32725, telephone number (813) 344-4490.

Listing

Our common stock is quoted on the OTCQB under the symbol “ILAL”.

41

Preferred Stock

We have the authority to issue up to 1,000,000 shares of Series A Preferred Stock, $0.001 par value per share, 1,000 shares of Series B Preferred Stock, $0.001 par value per share, and 10,000 shares of Series C Preferred Stock, $0.001 par value per share.

Our board of directors, without further approval of our stockholders, is authorized to fix the designations, powers, preferences, relative, participating optional or other special rights, and any qualifications, limitations, and restrictions applicable to each series of the preferred stock, including:

●	dividend rights and preferences over dividends on our common stock or any series of our preferred stock;

●	the dividend rate (and whether dividends are cumulative);

●	conversion rights, if any;

●	voting rights;

●	rights and terms of redemption (including sinking fund provisions, if any);

●	redemption price and liquidation preferences of any unissued series of any preferred stock and the designation thereof of any of them; and

●	to increase or decrease the number of shares of any series subsequent to the issue of shares of that series but not below the number of shares then outstanding.

Any preferred stock authorized by the board of directors for issuance in the future could decrease the amount of earnings and assets available for distribution to holders of our common stock or adversely affect the rights and power, including voting rights, of the holders of our common stock, without any further vote or action by the stockholders. The rights of holders of our common stock will be subject to, and may be adversely affected by, the right of the holders of any preferred stock that may be issued by us in the future. The issuance of our preferred stock could also have the effect of delaying or preventing a change in control of us, make removal of management more difficult, discourage bids for our common stock at a premium, or otherwise adversely affect the market price of our Common Stock.

Series A Preferred Stock

Designation and Amount:	Series A Convertible Preferred Stock (“Series A”). Authorized 1,000,000 shares.

Dividends:	No dividends, except as may be declared by the board of directors.

Voting:	Each share of Series A stock shall have fifty (50) votes.

Conversion Rights:	Each share of Series A stock can be converted at any time into one share of common stock.

Liquidation:	Each share of Series A stock is entitled to participate in the distribution out of assets of the Corporation on an equal basis per share with the holders of the common stock.

As of the date of this filing, there were 117,000 shares of Series A Preferred Stock issued and outstanding.

42

Series B Preferred Stock

Designation and Amount:	Series B Preferred Stock (“Series B”). Authorized 1,000 shares.

Dividends:	Each share of Series B shall accrue cumulative in-kind accruals at a rate equal to 12% per annum, subject to adjustment (“Accrual Rate”), of the Face Value, which is $500 per share. The Accrual Rate will retroactively increase by 10% per annum upon occurrence of any Trigger Event, as provided in the Certificate of Designation.

Voting:	Shares of Series B do not have any voting rights.

Conversion Rights:	Each share of Series B can be converted at any time into a share of common stock at a price per share equal to 65% of the market price less $0.05 per share.

Liquidation:	Upon liquidation, dissolution or winding up of the Company, each share of Series B will be paid an amount equal to $500 plus an amount equal to any accrued but unpaid accruals-in-kind.

As of the date of this filing, there were 1,000 shares of Series B Preferred Stock issued and outstanding.

Series C Preferred Stock

Designation and Amount:	Series C Preferred Stock (“Series C”). Authorized 10,000 shares.

Dividends:	Each share of Series C shall receive (1) cumulative cash dividends on a quarterly basis at a rate of 12% per annum of the Stated Value, which is $100 per share, plus unpaid dividends, and (2) subject to certain provision in the Certificate of Designation, stock dividends in the form of our common stock on a quarterly basis at a rate of 8% per annum of the Stated Value.

Voting:	Shares of Series C do not have any voting rights.

Conversion Rights:	Each share of Series C can be converted at any time into a share of common stock at a price per share equal to the lower of $0.07 or 80% of the average of the closing sale prices for the 10 consecutive trading days immediately preceding the effective date of the conversion notice.

Liquidation:	Upon liquidation, dissolution or winding up of the Company, each share of Series C will be paid the greater of (1) the Stated Value, plus unpaid dividends, or (2) the amount per share of Series C the holder of Series C would receive if such holder converted Series C into our common stock.

As of the date of this filing, there were 3,100 shares of Series C Preferred Stock issued and outstanding.

Anti-Takeover Provisions

Certain provisions of the Wyoming Business Corporation Act and our Articles of Incorporation and Bylaws could make more difficult the acquisition of us by means of a tender offer or otherwise, and the removal of incumbent officers and directors. These provisions are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us.

UNDERWRITING

We are offering the common stock described in this prospectus through the underwriters listed below. R.F. Lafferty & Co., Inc. is acting as the sole bookrunner of this offering, and as the representative (the “Representative”) of the underwriters.

43

We have entered into an underwriting agreement with the underwriters. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to each underwriter named below, and each underwriter named below has severally agreed to purchase, at the public offering price less the underwriting discounts set forth on the cover page of this prospectus, the number of shares listed next to its name in the following table.

Underwriter	Number of Shares
R.F. Lafferty & Co., Inc.
Total

The underwriters are committed to purchase all the shares of common stock offered by this prospectus if they purchase any shares pursuant to the underwriting agreement. The underwriters are not obligated to purchase the shares covered by the underwriter’s over-allotment option as described below. The underwriting agreement provides that the obligation of the underwriters to purchase all of the shares of common stock being offered to the public is subject to specific conditions, including the absence of any material adverse change in our business or in the financial markets and the receipt of certain legal opinions, certificates and letters from us, our counsel and the independent auditors. The underwriters reserve the right to withdraw, cancel, or modify offers to the public and to reject orders in whole or in part.

We have been advised by the Representative that the underwriters intend to make a market in the common stock but that they are not obligated to do so and may discontinue making a market at any time without notice. In connection with this offering, certain of the underwriters or securities dealers may distribute prospectuses electronically.

We have agreed to indemnify the underwriters against specified liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect thereof.

Underwriting Commissions and Discounts and Expenses

The following table shows the price per share and total public offering price, underwriting discounts, and proceeds before expenses to us. The total amounts are shown assuming both no exercise and full exercise of the over-allotment option.

	Per Share	Without Over-Allotment Option	With Over-Allotment Option
Public offering price	$	$	$
Underwriting discounts and commissions (8.0%)
Non-accountable expense allowance (1%)
Proceeds to us, before expenses	$	$	$

We have also agreed to pay certain expenses of the Representative relating to the offering, including: all filing fees and communication expenses relating to the registration of the securities to be sold in the offering (including the over-allotment securities) with the SEC and the filing of the offering materials with FINRA; all fees and expenses relating to the listing of such securities on such stock exchange as the Company and the Representative together determine; all fees, expenses and disbursements relating to background checks of the Company’s officers and directors; all fees, expenses and disbursements relating to the registration or qualification of such securities under the “blue sky” securities laws of such states and other jurisdictions as the Representative may reasonably designate (including, without limitation, all filing and registration fees, and the fees and disbursements of Representative’s counsel at closing of the offering); all fees and expenses associated with the “road show”; the costs of all mailing and printing of the underwriting documents (including the underwriting agreement, any blue sky surveys and, if appropriate, any agreement among underwriters, selected dealers’ agreement, underwriters’ questionnaire and power of attorney), registration statements, prospectuses and all amendments, supplements and exhibits thereto and as many preliminary and final prospectuses as the Representative may reasonably deem necessary; the costs and expenses of the public relations firm referred to in Section 13(i) of the engagement letter, dated July 26, 2024, between the Company and the Representative; the costs of preparing, printing and delivering certificates representing such securities; fees and expenses of the transfer agent for such securities; stock transfer taxes, if any, payable upon the transfer of securities from the Company to the Representative; the $5,000 cost associated with the Representative’s clearing system data services and communications expenses, the $10,000 cost associated with the Representative’s Capital IQ system for comparable company analysis and valuation, the fees and expenses of the Company’s accountants and the fees and expenses of the Representative and the Company’s legal counsel and other agents and representatives. For the sake of clarity, it is understood and agreed that the Company shall be responsible for the Representative’s legal fees and expenses irrespective of whether the offering is consummated or not and that the maximum amount of legal fees, costs and expenses incurred by the Representative that the Company shall be responsible for shall not exceed $140,000 in the event of a closing of the offering, and shall not exceed $75,000 in the event that there is not a closing of the offering. The Company provided an expense advance (the “Advance”) to the Representative of $50,000, with $25,000 due upon the execution of the engagement letter on July 26, 2024, and $25,000 due upon the initial filing of the registration statement. The Advance shall be applied towards reasonable out-of-pocket expenses including legal fees. However, in the event the offering is terminated pursuant to the terms of the engagement letter, the Representative shall return any portion of the Advance not used to pay its accountable out-of-pocket expenses actually incurred. The Representative may deduct from the net proceeds of the offering payable to the Company on the closing date, the expenses set forth herein to be paid by the Company to the Representative.

44

Representative’s Warrants

In addition, we have agreed to issue warrants to the Representative or their designees to purchase a number of shares of common stock equal to 4.0% of the total number of shares of common stock sold in this offering (including any shares sold in the offering to cover over-allotments) at an exercise price equal to 110% of the offering price of the common stock sold in this offering. The warrants will be exercisable at any time and from time to time, in whole or in part, during the seven (7) year period commencing six (6) months after the date of the commencement of the sales of the public securities. The warrants are not redeemable by us. The warrants and the shares underlying the warrants have been deemed compensation by FINRA and are therefore subject to a 180-day lock-up pursuant to FINRA Rule 5110(e)(1). The Representative (or permitted assignees under the FINRA Rule 5110(e)) may not sell, transfer, assign, pledge, or hypothecate the warrants or the shares underlying the warrants, nor will they engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the warrants or the underlying shares for a period of 180 days following the date of commencement of sales of the public offering except as permitted by FINRA Rule 5110(e)(2). The Representative or their designees will also be entitled to one (1) demand registration of the sale of the shares underlying the warrants at our expense with a duration of no more than five (5) years following the commencement of sales of this offering as permitted by FINRA Rule 5110(g)(8)(C), and unlimited “piggyback” registration rights with a duration of no more than five (5) years following the commencement of sales of this offering as permitted by FINRA Rule 5110(g)(8)(D). The registration statement of which this prospectus forms a part also registers the Representative’s warrants and the shares of common stock issuable upon exercise of the Representative’s warrants. The warrants will provide for adjustment in the number and price of such warrants and the shares underlying such warrants in the event of recapitalization, merger, or other structural transaction to prevent mechanical dilution.

Over-Allotment Option

We have granted to the Representative an option, exercisable not later than 45 days after the closing date of this offering, to purchase up to _______ additional shares of common stock, equal to 15% of the number of shares of common stock sold in this offering, at a price per share equal to the public offering price, less the underwriting discount. The Representative may exercise the option solely to cover over-allotments, if any, made in connection with this offering. If any additional shares of common stock are purchased pursuant to the over-allotment option, the underwriters will offer these shares of common stock on the same terms as those on which the other securities are being offered hereby.

Right of First Refusal

The Representative has the right of first refusal for 12 months following the consummation of this offering to act as sole managing underwriter and deal manager, book runner or sole placement agent on any public or private financing (debt or equity) using an underwriter or placement agent.

Tail

If, during the period that is 12 months following the closing of the offering, we consummate a financing with investors whom we had a conference call or a meeting arranged by the Representative during the period in which we engaged the Representative, we shall pay the Representative the cash and warrant compensation provided above on the gross proceeds from such investors.

Lock-Up Agreements

We have agreed that, without the prior written consent of the Representative, subject to certain exceptions, we will not, for a period of 6 months after the date of the prospectus, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock; (ii) file or caused to be filed any registration statement with the SEC relating to the offering of any shares of common stock or any securities convertible into or exercisable or exchangeable for shares of common stock, (iii) complete any offering of debt securities, other than entering into a line of credit with a traditional bank or (iv) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the shares of common stock, whether any such transaction is to be settled by delivery of shares of common stock or such other securities, in cash or otherwise.

In addition, for a period of 6 months after the date of the prospectus, our directors, executive officers, and any holders of 4.0% or more of the outstanding shares of common stock as of the effective date of the registration statement of which this prospectus is a part have agreed, without the prior written consent of the Representative, subject to limited exceptions, not to (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any common stock or any securities convertible into or exercisable or exchangeable for common stock, or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock.

Electronic Offer, Sale and Distribution of Securities

A prospectus in electronic format may be made available on the Internet sites or through other online services maintained by one or more underwriters participating in this offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter, prospective investors may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriters on the same basis as other allocations. Other than the prospectus in electronic format, the information on, or that can be accessed through, any underwriter’s website and any information contained in any other website maintained by an underwriter is not part of, and is not incorporated by reference into, this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or the underwriters, and it should not be relied upon by investors.

45

Pricing of this Offering

Our common stock is currently quoted on the OTCQB Market operated by OTC Markets Group Inc. under the symbol “ILAL”. In connection with this offering, we have applied for the listing of our common stock on The Nasdaq Capital Market under the symbol “ILAL”. The closing of this offering is contingent upon our uplisting to The Nasdaq Capital Market.

The public offering price for the common stock will be determined through negotiations between us and the Representative. Among the factors to be considered in these negotiations will be prevailing market conditions, our financial information, market valuations of other companies that we and the Representative believe to be comparable to us, estimate of our business potential and earning prospects, the present state of our development, and other factors deemed relevant. The offering price stated on the cover page of this prospectus should not be considered an indication of the actual value of the shares of common stock sold in the public offering. The values of such shares of common stock are subject to change as a result of market conditions and other factors. We offer no assurances that the offering price will correspond to the price at which our shares of common stock will trade in the public market subsequent to this offering or that an active trading market for our shares will develop and continue after this offering.

Price Stabilization, Short Positions and Penalty Bids

In connection with this offering, the underwriters may engage in activities that stabilize, maintain or otherwise affect the price of shares of common stock during and after this offering, including:

● stabilizing transactions;

● short sales;

● purchases to cover positions created by short sales;

● imposition of penalty bids; and

● syndicate covering transactions.

Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of shares of common stock while this offering is in progress. Stabilization transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. These transactions may also include making short sales of common stock, which involve the sale by the underwriters of a greater number of shares of common stock than they are required to purchase in this offering and purchasing shares of common stock on the open market to cover short positions created by short sales. Short sales may be “covered short sales,” which are short positions in an amount not greater than the underwriters’ option to purchase additional shares referred to above, or may be “naked short sales,” which are short positions in excess of that amount.

The underwriters may close out any covered short position by either exercising their option, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option.

Naked short sales are short sales made in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares of common stock in the open market that could adversely affect investors who purchased in this offering.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the Representative has repurchased shares sold by or for the account of that underwriter in stabilizing or short covering transactions.

These stabilizing transactions, short sales, purchases to cover positions created by short sales, the imposition of penalty bids and syndicate covering transactions may have the effect of raising or maintaining the market price of shares of common stock or preventing or retarding a decline in the market price of our shares of common stock. As a result of these activities, the price of our shares of common stock may be higher than the price that otherwise might exist in the open market. The underwriters may carry out these transactions on Nasdaq, in the over-the-counter market or otherwise. Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of the shares. Neither we, nor any of the underwriters make any representation that the underwriters will engage in these stabilization transactions or that any transaction, once commenced, will not be discontinued without notice.

46

Other Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and their affiliates may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. In the ordinary course of their various business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own accounts and for the accounts of their customers, and such investment and securities activities may involve our securities and/or instruments. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect to such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Offer Restrictions Outside the United States

Other than in the United States, no action has been taken by us or the underwriter that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons who come into possession of this prospectus are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

LEGAL MATTERS

We are being represented by Lucosky Brookman LLP, with respect to certain legal matters as to U.S. federal securities and New York state law. The validity of the securities being offered by this prospectus will be passed upon for us by Lucosky Brookman LLP. Certain legal matters in connection with this offering have been passed upon for the underwriters by Sichenzia Ross Ference Carmel LLP.

EXPERTS

The consolidated financial statements of International Land Alliance, Inc. for the fiscal years ended December 31, 2023, and 2022, included in this prospectus have been audited by Bush & Associates CPA LLC and M&K CPAS, PLLC, respectively, both independent registered public accounting firms, as set forth in their reports thereon, appearing therein, and are included in reliance upon such reports given on the authority of such firms as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus, which constitutes a part of the registration statement on Form S-1 that we have filed with the SEC under the Securities Act, does not contain all of the information in the registration statement and its exhibits. For further information with respect to us and the securities offered by this prospectus, you should refer to the registration statement and the exhibits filed as part of that document. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference.

We are subject to the reporting requirements of the Exchange Act, and file annual, quarterly and current reports, and other information with the SEC. The SEC maintains an Internet site that contains these reports and other information filed electronically by us with the SEC, which are available on the SEC’s website at http://www.sec.gov.

47

F-1

INTERNATIONAL LAND ALLIANCE, INC.

CONSOLIDATED BALANCE SHEETS

	September 30, 2024 (unaudited)	December 31, 2023
ASSETS
Current assets
Cash	$3,339	$140,247
Accounts receivable	1,297,481	1,652,086
Prepaid and other current assets	25,215	16,815
Total current assets	1,326,035	1,809,148

Land	15,776,526	15,551,526
Buildings, net	1,830,344	1,818,825
Furniture and equipment, net	-	2,677
Other non-current assets	440,040	53,468
Goodwill	11,118,187	11,118,187

Total assets	$30,491,132	$30,353,831

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued liabilities	$1,931,051	$1,431,676
Accounts payable and accrued liabilities related parties	326,947	361,223
Deferred revenue	-	4,521,222
Accrued interest	1,403,707	1,756,937
Contract liability	142,933	93,382
Deposits	20,500	20,500
Derivative liability	269,593	781,924
Convertible notes, net of debt discounts	474,346	652,077
Convertible note RCVD acquisition	-	8,900,000
Promissory notes, net of debt discounts	2,184,762	2,674,762
Promissory notes, net discounts – Related Parties	308,040	104,498
Other loans	8,077,351	7,358,600
Total current liabilities	15,139,229	28,656,801

Total liabilities	15,139,229	28,656,801

Commitments and Contingencies (Note 10)	-	-

Preferred Stock Series B (Temporary Equity)	293,500	293,500
Preferred Stock Series C (Temporary Equity)	310,000	310,000
Total Temporary Equity	603,500	603,500

Stockholders’ Equity

Preferred stock; $0.001 par value; 2,000,000 shares authorized; 117,000 and 28,000 Series A shares issued and outstanding as of September 30, 2024 and December 31, 2023, respectively	117	28
1,000 Series B shares issued and outstanding as of September 30, 2024 and December 31, 2023	1	1
3,100 Series C shares issued and outstanding as of September 30, 2024 and December 31, 2023	3	3
17,000 Series D shares issued and outstanding as of September 30, 2024 and December 31, 2023	17	17
Common stock; $0.001 par value; 150,000,000 shares authorized; 89,006,719 and 86,006,719 shares issued and outstanding as of September 30, 2024, respectively, and 79,658,165 and 76,658,165 shares issued and outstanding as of December 31, 2023, respectively	89,007	79,658
Additional paid-in capital	38,661,748	28,476,622
Common stock payable	-	31,939
Treasury stock (3,000,000 shares as of September 30, 2024 and December 31, 2023)	(300,000)	(300,000)
Accumulated deficit	(23,702,489)	(27,194,738)
Total stockholders’ equity	14,748,403	1,093,530

Total liabilities and stockholders’ equity	$30,491,132	$30,353,831

The accompanying notes are an integral part of these unaudited consolidated financial statements.

F-2

INTERNATIONAL LAND ALLIANCE, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

	For the three months ended		For the nine months ended
	September 30, 2024	September 30, 2023	September 30, 2024	September 30, 2023
Net revenues and lease income	$1,303,271	$358,129	$7,134,240	$1,084,641

Cost of revenues	390,788	296,680	993,114	300,680

Gross profit	912,483	61,449	6,141,126	783,961

Operating expenses
Sales and marketing	160,884	12,000	497,863	300,259
Impairment loss	-	-	-	245,674
General and administrative expenses	474,819	1,007,030	1,176,452	2,316,807
Total operating expenses	635,703	1,019,030	1,674,314	2,862,740

Income (loss) from operations	276,779	(957,581)	4,466,811	(2,078,779)

Other income (expense)
Loss from debt extinguishment	-	(1,091,117)	-	(1,140,446)
Loss on acquisition of RCVD	-	(2,995,000)	-	(2,995,000)
Change in fair value derivative liability	-	(588,314)	229,814	(690,091)
Interest expense	(528,376)	(708,356)	(1,204,375)	(1,723,273)
Total other expense, net	(528,376)	(5,382,787)	(974,561)	(6,548,810)

Net income (loss)	$(251,598)	$(6,340,368)	$3,492,250	$(8,627,589)

Preferred stock dividends	-	1,007,822	114,308	1,082,825

Net income (loss) applicable to common shareholders	$(251,598)	$(7,348,190)	$3,377,942	$(9,710,413)

Income (loss) per common share - basic and diluted	$(0.01)	$(0.11)	$0.04	$(0.16)

Weighted average common shares outstanding - basic and diluted	90,340,381	64,441,149	82,483,960	62,191,188

The accompanying notes are an integral part of these unaudited consolidated financial statements.

F-3

INTERNATIONAL LAND ALLIANCE, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)

For the Three and Nine Months Ended September 30, 2024 and 2023

(unaudited)

Activity for the Three and Nine Months Ended September 30, 2024

	Series A Preferred Stock		Series B Preferred Stock		Series C Preferred Stock		Series D Preferred Stock		Common Stock		Treasury	Additional Paid-in	Common Stock	Accumulated	Total Stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Stock	Capital	Payable	Deficit	Equity
Balance, December 31, 2023	28,000	$28	1,000	$1	3,100	3	17,000	$17	79,658,165	$79,658	$(300,000)	$28,476,622	$31,939	$(27,194,738)	$1,093,530
Dividend on Series C Preferred	-	-	-	-	-	-	-	-	94,827	95	-	(95)	-	-	-
Common shares issued for exercise of warrants	-	-	-	-	-	-	-	-	2,484,832	2,485	-	(2,485)	-	-	-
Common shares issued pursuant to promissory notes	-	-	-	-	-	-	-	-	50,000	50	-	34,915	(31,939)	-	3,026
Stock-based compensation	-	-	-	-	-	-	-	-	-	-	-	78,047	-	-	78,047
Common stock issued for consulting services	-	-	-	-	-	-	-	-	1,552,595	1,553	-	99,367	-	-	100,919
Common stock issued from debt conversion	-	-	-	-	-	-	-	-	1,223,776	1,224	-	47,902	-	-	49,126
Series A Preferred shares issued for the conversion of related party debt	89,000	89	-	-	-	-	-	-	-	-	-	9,456,161	-	-	9,456,250
Net income	-	-	-	-	-	-	-	-	-	-	-	-	-	3,650,150	3,650,150
Balance, March 31, 2024	117,000	$117	1,000	$1	3,100	3	17,000	$17	85,064,195	$85,064	$(300,000)	$38,190,434	$-	$(23,544,588)	$14,431,048
Dividend on Series C Preferred	-	-	-	-	-	-	-	-	195,000	195	-	(22,825)	-	-	(22,630)
Common shares issued pursuant to inducement agreement	-	-	-	-	-	-	-	-	500,000	500	-	12,000	-	-	12,500
Dividend on Series A Preferred	-	-	-	-	-	-	-	-	-	-	-	(91,678)	-	-	(91,678)
Settlement of derivative liability	-	-	-	-	-	-	-	-	-	-	-	282,517	-	-	282,517
Stock-based compensation	-	-	-	-	-	-	-	-	-	-	-	78,047	-	-	78,047
Common stock issued for consulting services	-	-	-	-	-	-	-	-	1,000,000	1,000	-	65,000	-	-	66,000
Net income	-	-	-	-	-	-	-	-	-	-	-	-	-	93,697	93,697
Balance, June 30, 2024	117,000	$117	1,000	$1	3,100	3	17,000	$17	86,759,195	$86,759	$-	$38,513,493	$-	$(23,450,890)	$14,849,502
Dividend on Series C Preferred	-	-	-	-	-	-	-	-	97,524	98	-	(98)	-	-	-
Common stock issued for consulting services	-	-	-	-	-	-	-	-	2,150,000	2,150	-	148,350	-	-	150,500
Net loss	-	-	-	-	-	-	-	-	-	-	-	-	-	(251,598)	(251,598)
Balance, September 30, 2024	117,000	$117	1,000	$1	3,100	3	17,000	$17	89,006,719	$89,007	$-	$38,661,748	$-	$(23,702,489)	$14,748,403

F-4

Activity for the Three and Nine Months Ended September 30, 2023

	Series A Preferred Stock		Series B Preferred Stock		Series C Preferred Stock		Common Stock		Treasury	Additional Paid-in	Common Stock	Accumulated	Total Stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Stock	Capital	Payable	Deficit	Deficit
Balance, December 31, 2022	28,000	$28	1,000	$1	-	-	43,499,423	$43,500	-	$20,233,446	$-	$(25,121,457)	$(4,844,482)
Common shares issued from related party acquisition	-	-	-	-	-	-	20,000,000	20,000	-	1,780,000	-	-	1,800,000
Fair value common shares warrants issued from related party acquisition	-	-	-	-	-	-	-	-	-	2,674,976	-	-	2,674,976
Deemed dividend from related party acquisition	-	-	-	-	-	-	-	-	-	(24,913,097)	-	(441,875)	(25,354,972)
Reciprocal interest in business acquisition	-	-	-	-	-	-	-		(300,000)	-	-	-	(300,000)
Common stock issued from debt conversion	-	-	-	-	-	-	1,077,164	1,077	-	146,728	-	-	147,805
Common stock issued for consulting services	-	-	-	-	-	-	100,000	100	-	14,900	-	-	15,000
Stock-based compensation	-	-	-	-	-	-	-	-	-	78,047	-	-	78,047
Dividend on Series B Preferred	-	-	-	-	-	-	-	-	-	(15,000)	-	-	(15,000)
Net loss	-	-	-	-	-	-	-	-	-	-	-	(1,908,561)	(1,908,561)
Balance, March 31, 2023	28,000	$28	1,000	$1	-	-	64,676,587	$64,677	$(300,000)	$-	$-	$(27,471,893)	$(27,707,187)

Common stock issued for warrant exercise	-	-	-	-	-	-	267,310	267	-	(267)	-	-	-
Warrants issued pursuant to Series C Preferred Stock	-	-	-	-	-	-	-	-	-	18,504	-	-	18,504
Stock-based compensation	-	-	-	-	-	-	-	-	-	78,047	-	-	78,047
Series C Preferred Stock issued for cash	-	-	-	-	3,100	3	-	-	-	-	-	-	3,100
Dividend on Series B Preferred	-	-	-	-	-	-	-	-	-	(60,003)	-	-	(60,003)
Net loss	-	-	-	-	-	-	-	-	-	-	-	(378,660)	(378,660)
Balance, June 30, 2023	28,000	$28	1,000	$1	3,100	3	64,676,587	$64,677	$(300,000)	$36,281	$-	$(27,850,553)	$(28,049,295)

Reclassification of deemed dividend from related party transaction	-	-	-	-	-	-	-	-	-	24,913,097	-	441,875	25,354,972
Common shares issued for cash	-	-	-	-	-	-	500,000	500	-	49,500	-	-	50,000
Common shares issued pursuant to promissory notes	-	-	-	-	-	-	-	-	-	-	31,939	-	31,939
Stock-based compensation	-	-	-	-	-	-	-	-	-	78,047	-	-	78,047
Common stock issued for consulting services	-	-	-	-	-	-	2,100,000	2,100	-	134,900	-	-	137,000
Common stock issued from debt conversion	-	-	-	-	-	-	7,851,268	7,851	-	1,527,123	-	-	1,534,974
Warrants issued pursuant to Series C Preferred Stock	-	-	-	-	-	-	-	-	-	105,392	-	-	105,392
Settlement of derivative liability	-	-	-	-	-	-	-	-	-	518,646	-	-	518,646
Dividends on Series B Preferred Stock	-	-	-	-	-	-	-	-	-	(1,007,822)	-	-	(1,007,822)
Net loss	-	-	-	-	-	-	-	-	-	-	-	(6,340,368)	(6,340,368)
Balance, September 30, 2023	28,000	$28	1,000	$1	3,100	3	75,395,165	$75,395	$(300,000)	$26,355,164	$31,939	$(33,749,046)	$(7,586,516)

The accompanying notes are an integral part of these unaudited consolidated financial statements.

F-5

INTERNATIONAL LAND ALLIANCE, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	For the nine months ended
	September 30, 2024	September 30, 2023

Cash Flows from Operating Activities
Net income (loss)	$3,492,250	$(8,627,589)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Stock based compensation	515,537	358,037
Impairment loss	-	245,674
Loss on acquisition of RCVD	-	2,995,000
Fair value equity securities issued for services	-	152,000
Penalty on convertible debt	-	108,096
Loss on debt extinguishment	-	1,140,446
Depreciation and amortization	87,250	89,241
Amortization of debt discount	-	357,376
Excess Fair Value of derivative	-	108,465
Change in fair value of derivative liability	(229,814)	475,114
Changes in operating assets and liabilities
Accounts Receivable	354,604	58,764
Prepaid and other current assets	(8,400)	32,383
Other non-current assets	(194,529)	(7,808)
Accounts payable and accrued liabilities	499,375	310,182
Accounts payable and accrued liabilities related parties	(34,276)	136,970
Deferred revenue	(4,521,222)	75,195
Accrued interest	731,395	579,183
Contract liability	49,551	305,909
Net cash provided by (used in) operating activities	741,721	(1,107,362)

Cash Flows from Investing Activities
Cash acquired from RCVD acquisition	-	321,920
Proceeds from disposal of fixed assets	-	205,096
Additional expenditures on land	(225,000)	(274,846)
Building and Construction in Progress payments	(288,138)	(354,070)
Net cash used in investing activities	(513,138)	(101,900)

Cash Flows from Financing Activities
Common Stock issued for cash	-	50,000
Series C Preferred Stock issued for cash	-	250,000
Series A Preferred Stock dividends paid	(91,678)	-
Cash payments on promissory notes - related party	-	(318,359)
Cash payments on promissory notes	(565,000)	(60,000)
Cash payments on convertible notes	(177,731)	(270,414)
Cash proceeds from convertible notes	-	225,000
Cash proceeds other loans	190,376	380,938
Cash proceeds from promissory notes	75,000	465,000
Cash proceeds from promissory notes- related party	203,541	560,840
Net cash (used in) provided by financing activities	(365,491)	1,283,005

Net increase (decrease) in Cash	(136,908)	73,743

Cash, beginning of period	140,247	49,374

Cash, end of period	$3,339	$123,117

Supplemental disclosure of cash flow information
Cash paid for interest	$41,161	$276,963

Non-Cash investing and financing transactions
Dividend on Series B	$-	$1,022,822
Dividend on Series C	$22,630	$60,003
Series A shares issued for the conversion of related party notes payable	$9,456,250	$-
Common shares issued with convertible debt	$49,126	$156,310
Common shares issued with convertible related party	$-	$386,023
Debt discount from issuance of new promissory notes	$-	$31,939
Debt discount from bifurcated derivative	$-	$100,000
Settlement of derivative liability	$282,517	$518,646
Convertible debt exchange for related party note payable	$-	$182,594
Cashless warrant exercise	$-	$267

The accompanying notes are an integral part of these unaudited consolidated financial statements.

F-6

INTERNATIONAL LAND ALLIANCE, INC.

Notes to the Consolidated Financial Statements

For the three and nine months ended September 30, 2024

NOTE 1 – NATURE OF OPERATIONS AND GOING CONCERN

Nature of Operations

International Land Alliance, Inc. (the “Company”) was incorporated under the laws of the State of Wyoming on September 26, 2013. The Company is a residential land development company with target properties located in the Baja California, Northern region of Mexico and Southern California. The Company’s principal activities are purchasing properties, obtaining zoning and other entitlements required to subdivide the properties into residential and commercial building plots, securing financing for the purchase of the plots, improving the properties infrastructure and amenities, and selling the plots to homebuyers, retirees, investors, and commercial developers.

In May 2021, the Company acquired a 25% investment in Rancho Costa Verde Development LLC (“RCVD”). RCVD is a 1,100-acre master planned second home, retirement home and vacation home real estate community located on the east coast of Baja California. RCVD is a self-sustained solar powered green community that takes advantage of the advances in solar and other green technology. On January 3, 2023, the Company completed the acquisition of the remaining 75% interest in RCVD for a contractual price of $13.5 million, paid through a combination of a promissory note, common stock and common stock purchase warrants. As a result of the transaction, RCVD became a wholly owned subsidiary of the Company. The transaction was accounted for as a business acquisition pursuant to ASC 805 Business Combinations.

Certain information and note disclosures included in the financial statements prepared in accordance with United States generally accepted accounting principles (“U.S. GAAP” or “GAAP”) have been condensed or omitted pursuant to such rules and regulations. In the opinion of management, all adjustments considered necessary for a fair presentation have been included. Operating results for the three and nine months ended September 30, 2024, are not necessarily indicative of the results that may be expected for the year ending December 31, 2024. For further information, refer to the audited financial statements and notes for the year ended December 31, 2023, included in the Company’s Annual Report on Form 10-K filed with the SEC on June 27, 2024.

Liquidity and Going Concern

The accompanying consolidated unaudited financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business.

Management evaluated all relevant conditions and events that are reasonably known or reasonably knowable, in the aggregate, as of the date the consolidated financial statements were available to be issued and determined that substantial doubt exists about the Company’s ability to continue as a going concern. The Company’s ability to continue as a going concern is dependent on the Company’s ability to generate revenues and raise capital. The Company has faced significant liquidity shortages as shown in the accompanying financial statements. As of September 30, 2024, the Company’s current liabilities exceeded its current assets by approximately $13.8 million. The Company has recorded net income of $3.5 million for the nine months ended September 30, 2024 and has an accumulated deficit of approximately $23.7 million as of September 30, 2024. These factors raise substantial doubt about the Company’s ability to continue as a going concern.

The Company continues to raise additional capital through the issuance of debt instruments and equity to fund its ongoing operations, which may have the effect of potentially diluting the holdings of existing shareholders.

Management anticipates that the Company’s capital resources will significantly improve if its plots of land gain wider market recognition and acceptance resulting in increased plot sales and house construction. If the Company is not successful with its marketing efforts to increase sales, the Company will continue to experience a shortfall in cash, and it will be necessary to obtain funds through equity or debt financing in sufficient amounts or to further reduce its operating expenses in a manner to avoid the need to curtail its future operations subsequent to September 30, 2024. The direct impact of these conditions is not fully known.

However, there can be no assurance that the Company would be able to secure additional funds if needed and that if such funds were available on commercially reasonable terms or in the necessary amounts, and whether the terms or conditions would be acceptable to the Company. In such case, the reduction in operating expenses might need to be substantial in order for the Company to generate positive cash flow to sustain the operations of the Company. (See Note 12 regarding subsequent events).

F-7

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The Company maintains its accounting records on an accrual basis in accordance with GAAP. These consolidated financial statements are presented in United States dollars. The accompanying unaudited consolidated financial statements have been prepared in accordance with the instructions to Form 10-Q. All adjustments which are, in the opinion of management, necessary for a fair presentation of the results of operations for the interim periods have been made and are of a recurring nature unless otherwise disclosed herein.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company, its wholly owned subsidiaries, ILA Fund I, LLC (the “ILA Fund”), a company incorporated in the State of Wyoming, International Land Alliance, S.A. de C.V., a company incorporated in Mexico (“ILA Mexico”), and Emerald Grove Estates LLC, incorporated in the State of California, Plaza Bajamar, LLC, incorporated in State of Wyoming, Plaza Valle Divino, LLC, incorporated in the State of Wyoming and Rancho Costa Verde Development, LLC incorporated in State of Nevada.

ILA Fund includes cash as its only assets with minimal expenses as of September 30, 2024. The sole purpose of this entity is strategic funding for the operations of the Company. ILA Mexico has plots held for sale for the Oasis Park Resort, no liabilities, and minimal expenses as of September 30, 2024. As of September 30, 2024, Emerald Grove Estates LLC, Plaza Bajamar LLC, and Plaza Valle Divino LLC have no operations. All intercompany balances and transactions are eliminated in consolidation.

The Company’s consolidated subsidiaries and/or entities were as follows:

Name of Consolidated Subsidiary or Entity	State or Other Jurisdiction of Incorporation or Organization	Attributable Interest
ILA Fund I, LLC	Wyoming	100%
International Land Alliance, S.A. de C.V. (ILA Mexico)	Mexico	100%
Emerald Grove Estates, LLC	California	100%
Oasis Park Resort LLC	Wyoming	100%
Plaza Bajamar LLC	Wyoming	100%
Plaza Valle Divino, LLC	Wyoming	100%
Rancho Costa Verde Development, LLC	Nevada	100%

On January 1, 2023, the Company executed a securities purchase agreement pursuant to which the Company acquired all of the issued and outstanding units of Rancho Costa Verde Development, LLC. for a total contractual consideration of $13,500,000, paid through a combination of a promissory note, common stock and common stock purchase warrants.

Investments - Equity Method

The Company accounts for equity method investments at cost, adjusted for the Company’s share of the investee’s earnings or losses, which are reflected in the consolidated statements of operations. The Company periodically reviews the investments for other than temporary declines in fair value below cost and more frequently when events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. On January 3, 2023, the Company acquired a controlling financial interest in its previous equity method investment, which resulted in the consolidation pursuant to ASC 805 Business Combinations of such entity on the effective date.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Management regularly evaluates estimates and assumptions related to the valuation of assets and liabilities. Management bases its estimates and assumptions on current facts, historical experience, and various other factors that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the accrual of costs and expenses that are not readily apparent from other sources. The actual results experienced by the Company may differ materially and adversely from management’s estimates. To the extent there are material differences between the estimates and the actual results, future results of operations will be affected. Significant estimates include:

■	Liability for legal contingencies.

F-8

■	Useful life of buildings.
■	Assumptions used in valuing equity instruments.
■	Deferred income taxes and related valuation allowances.
■	Going concern.
■	Assessment of long-lived assets for impairment.
■	Significant influence or control over the Company’s investee.
■	Revenue recognition.

Segment Reporting

The Company operates as one reportable segment under ASC 280, Segment Reporting. The Chief Operating Decision Maker (“CODM”) regularly reviews the financial information of the Company at a consolidated level in deciding how to allocate resources and in assessing performances.

Cash and Cash Equivalents

The Company considers all highly liquid instruments with maturity of three months or less at the time of issuance to be cash equivalents. The Company did not have any cash equivalents as of September 30, 2024, and December 31, 2023, respectively.

Fair Value of Financial Instruments and Fair Value Measurements

Accounting Standards Codification (“ASC”) 820 Fair Value Measurements and Disclosures, requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. ASC 820 establishes a fair value hierarchy based on the level of independent, objective evidence surrounding the inputs used to measure fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. ASC 820 prioritizes the inputs into three levels that may be used to measure fair value:

Level 1: uses quoted market prices in active markets for identical assets or liabilities.

Level 2: uses observable market-based inputs or unobservable inputs that are corroborated by market data.

Level 3: uses unobservable inputs that are not corroborated by market data.

As defined by ASC 820, the fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale, which was further clarified as the price that would be received to sell an asset or paid to transfer a liability (“an exit price”) in an orderly transaction between market participants at the measurement date.

The reported fair values for financial instruments that use Level 2 and Level 3 inputs to determine fair value are based on a variety of factors and assumptions. Accordingly, certain fair values may not represent actual values of the Company’s financial instruments that could have been realized as of any balance sheet dates presented or that will be recognized in the future, and do not include expenses that could be incurred in an actual settlement.

The carrying amounts of the Company’s financial assets and liabilities, such as cash, accounts receivable, prepaid, and other current assets, accounts payable and accrued liabilities, contracts liability, deposits, promissory notes, net of debt discounts and promissory notes related party, deferred revenue, other notes approximate fair value due to their relatively short maturities. Equity-method investment is recorded at cost, which approximates its fair value since the consideration transferred includes cash and a non-monetary transaction, in the form of the Company’s common stock, which was valued based on a combination of a market and asset approach.

The fair value of the Company’s recorded derivative liability is determined based on unobservable inputs that are not corroborated by market data, which require a Level 3 classification. A Black-Sholes option valuation model was used to determine the fair value. The Company records derivative liability on the consolidated balance sheets at fair value with changes in fair value recorded in the consolidated statements of operation.

The following table presents balances of the liabilities with significant unobservable inputs (Level 3) as of September 30, 2024:

	Fair Value Measurements at September 30, 2024 Using
	Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
	(Level 1)	(Level 2)	(Level 3)	Total

Derivative liability	$-	$-	$269,593	$269,593
Total	$-	$-	$269,593	$269,593

F-9

The following table presents changes of the liabilities with significant unobservable inputs (Level 3) for the nine months ended September 30, 2024:

Derivative
Liability
Balance December 31, 2023	$781,924

Change in estimated fair value	(229,814)
Settlement of derivative liability	(282,517)
Balance September 30, 2024	$269,593

Derivative Liability

As of September 30, 2024, the Company has variable rate convertible promissory notes, which contained variable conversion rates based on unknown future prices of the Company’s common stock. This resulted in the recognition of a derivative liability as the conversion feature failed the scope exception for derivative accounting due to the variability of its conversion price. The Company measures the derivative liability using the Black-Scholes option valuation model using the following assumptions:

For the Nine Months Ending September 30,
	2024	2023

Expected term	1 month – 1 year	1 month – 1 year
Exercise price	$0.03 - $0.13	$0.05 - $0.10
Expected volatility	176% - 232%	139% - 163%
Expected dividends	None	None
Risk-free interest rate	5.03% - 5.55%	4.74% - 5.09%
Forfeitures	None	None

The assumptions used in determining fair value represent management’s best estimates, but these estimates involve inherent uncertainties and the application of management’s judgment. As a result, if factors change, including changes in the market value of the Company’s common stock, managements’ assessment, or significant fluctuations in the volatility of the trading market for the Company’s common stock, the Company’s fair value estimates could be materially different in the future.

The Company computes the fair value of the derivative liability at each reporting period and the change in the fair value is recorded as non-cash expense or non-cash income. The key component in the value of the derivative liability is the Company’s stock price, which is subject to significant fluctuation and is not under its control, and the assessment of volatility. The resulting effect on net loss is therefore subject to significant fluctuation and will continue to be so until the Company’s variable convertible notes, which the convertible feature is associated with, are converted into common stock or paid in full with cash. Assuming all other fair value inputs remain constant, the Company will record non-cash expense when its stock price increases and non-cash income when its stock price decreases.

F-10

Cost Capitalization

The cost of buildings and improvements includes the purchase price of the property, legal fees, and other acquisition costs. Costs directly related to planning, developing, initial leasing and constructing a property are capitalized and classified as Buildings in the consolidated balance sheets. Capitalized development costs include interest, property taxes, insurance, and other direct project costs incurred during the period of development are also capitalized.

A variety of costs are incurred in the acquisition, development, and leasing of properties. After determination is made to capitalize a cost, it is allocated to the specific component of a project that is benefited. Determination of when a development project is substantially complete, and capitalization must cease involves a degree of judgment. Our capitalization policy on development properties is guided by ASC 835-20 Interest – Capitalization of Interest and ASC 970 Real Estate - General. The costs of land and buildings under development include specifically identifiable costs. The capitalized costs include pre-construction costs essential to the development of the property, development costs, construction costs, interest costs, real estate taxes, salaries and related costs and other costs incurred during the period of development. We consider a construction project as substantially completed and held available for occupancy or sale upon the receipt of certificates of occupancy, but no later than one year from cessation of major construction activity. We cease capitalization on the portion (1) substantially completed and (2) occupied or held available for occupancy, and we capitalize only those costs associated with the portion under construction.

Land Held for Sale

The Company considers properties to be assets held for sale when (1) management commits to a plan to sell the property; (2) the property is available for immediate sale in its present condition and (3) the property is actively being marketed for sale at a price that is reasonable given our estimate of current market value. Upon designation of a property as an asset held for sale, we record the property’s value at the lower of its’ carrying value or its estimated net realizable value.

Land and Buildings

Land and buildings are stated at cost. Depreciation is provided by the use of the straight-line and accelerated methods for financial and tax reporting purposes, respectively, over the estimated useful lives of the assets. Buildings will have an estimated useful life of 20 years. Land is an indefinite-lived asset that is stated at fair value at date of acquisition.

Construction in progress (“CIP”)

A CIP asset reflects the cost of construction work undertaken, but not yet completed on land not currently owned by the Company. For construction in progress assets, no depreciation is recorded until the asset is placed in service. When construction is completed, the assets should be reclassified as building, building improvement, infrastructure or land improvement and should be capitalized and depreciated. The land is currently owned by companies controlled by our Chief Executive Officer.

Fixed Assets

Fixed assets are stated at cost, less accumulated depreciation, and amortization. Depreciation is computed using the double declining balance method over the estimated useful lives of the respective assets:

Classification	Life
Buildings	20 years
Furniture and equipment	5 years

F-11

Revenue Recognition

The Company determines revenue recognition pursuant to Accounting Standards Codification (“ASC”) 606, Revenue from Contracts with Customers, through the following steps:

■	Identification of the contract, or contracts, with a customer.
■	Identification of the performance obligations in the agreement(s) for the sale of plots or house construction.
■	Determination of the transaction price.
■	Allocation of the transaction price to the performance obligation(s) in the contract.
■	Recognition of revenue when, or as the Company satisfies a performance obligation.

Revenue is measured based on considerations specified in the agreements with our customers. A contract exists when it becomes a legally enforceable agreement with a customer. The contract is based on either the acceptance of standard terms and conditions as stated in our agreement of plot sales or house construction with customers. These contracts define each party’s rights, payment terms and other contractual terms and conditions of the sale. The transaction price of a contract is allocated to each distinct performance obligation and recognized as revenue when or as the customer receives the benefit of the performance obligation. The transaction price is determined based on the consideration which we will expect to receive in exchange for execution of the performance obligation(s).

The Company applies judgment in determining the customer’s ability and intention to pay the consideration to which the Company is entitled to. A performance obligation is a promise in a contract or agreement to transfer a distinct product or item to the customer. Performance obligations promised in a contract are identified based on the property that will be transferred to the customer that are both capable of being distinct and are distinct in the context of the contract, whereby the transfer of the property is separately identifiable from other promises in the contract. Management considers the retention of title as merely a protective right, which would not disallow revenue recognition for the full consideration to which the Company is entitled upon the execution of a contract for deed.

Currently, upon execution of each contract for deed, the Company has not developed sufficient controls and procedures to provide reasonable assurance that collection of the consideration, which the Company is entitled to, is probable. In addition, the title of the land for the various projects (Bajamar and Divino) is held by an entity that is controlled by the Company’s Chief Executive Officer.

The Company’s principal activities in the real estate development industry which it generates its revenues from are the sale of developed and undeveloped land and house construction.

Rancho Costa Verde Development or RCVD generates revenue from the following sources: (1) lot sales, (2) home construction calculated as a set percentage of builders’ costs, (3) administrative income for loan servicing, (4) interest income resulting from monthly payments from financed loans made to customers on lot sales, (5) resale income as commission for selling homes for owners that have purchased lots at RCVD and (6) utilities revenue from waste water systems and solar systems.

The Company identified the following performance obligations related to the operations of RCVD: (1) subdivision of the developer parcel, (ii) casita free week for each customer allowing them to enjoy a free week to a casita per year. The Company determined that there was a significant financing component in most arrangements with customers, which results in the recognition of interest income.

The Company recognized $7,134,240 and $1,084,641, respectively, of net revenue during the nine months ended September 30, 2024.

Advertising costs

The Company expenses advertising costs when incurred. Advertising costs incurred amounted to $160,884 and $497,863 for the three and nine months ended September 30, 2024, respectively, and $12,000 and $300,259 for the three and nine months ended September 30, 2023, respectively.

Debt issuance costs and debt discounts

Debt issuance costs and debt discounts are being amortized over the term of the related financings on a straight-line approach, which approximates the effective interest method. Costs and discounts are presented as a reduction of the related debt in the accompanying consolidated balance sheets.

F-12

Stock-Based Compensation

The fair value of stock options is estimated on the grant date using the Black-Scholes option pricing model, based on weighted average assumptions. Expected volatility is based on historical volatility of our common stock. The Company has elected to use the simplified method described in the Securities and Exchange Commission Staff Accounting Bulletin Topic 14C to estimate the expected term of employee stock options. The risk-free rate is based on the U.S. Treasury yield curve in effect at the time of grant. The value of stock awards is determined using the fair value of the Company’s common stock on the date of grant. The Company accounts for forfeitures as they occur. Any compensation cost previously recognized for an unvested award that is forfeited because of a failure to satisfy a service condition is reversed in the period of the forfeiture. Compensation expense is recognized on a straight-line basis over the requisite service period of the award. Stock-based compensation includes the fair value of options, warrants and restricted stocks issued to employees, directors, and non-employees.

Income Taxes

The Company accounts for income taxes using the asset and liability method in accordance with ASC 740, Income Taxes. The asset and liability method provide that deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the financial reporting and tax basis of assets and liabilities, and for operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using the currently enacted tax rates and laws. The Company records a valuation allowance to reduce deferred tax assets to the amount that is believed more likely than not to be realized.

When tax returns are filed, it is highly certain that some positions taken would be sustained upon examination by the taxing authorities, while others are subject to uncertainty about the merits of the position taken or the amount of the position that would be ultimately sustained. In accordance with the guidance of ASC 740, the benefit of a tax position is recognized in the financial statements in the period during which, based on all available evidence, management believes it is more likely than not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any. Tax positions taken are not offset or aggregated with other positions. Tax positions that meet the more-likely-than-not recognition threshold are measured as the largest amount of tax benefit that is more than 50 percent likely of being realized upon settlement with the applicable taxing authority. The portion of the benefits associated with tax positions taken that exceeds the amount measured as described above should be reflected as a liability for unrecognized tax benefits in the accompanying balance sheets along with any associated interest and penalties that would be payable to the taxing authorities upon examination. Management makes estimates and judgments about our future taxable income that are based on assumptions that are consistent with our plans and estimates. Should the actual amounts differ from our estimates, the amount of our valuation allowance could be materially impacted. Any adjustment to the deferred tax asset valuation allowance would be recorded in the income statement for the periods in which the adjustment is determined to be required. Management does not believe that it has taken any positions that would require the recording of any additional tax liability, nor does it believe that there are any unrealized tax benefits that would either increase or decrease within the next year.

Net Earnings (Loss) Per Share

The Company computes earnings (loss) per share in accordance with ASC 260 – Earnings per Share. ASC 260 requires presentation of both basic and diluted earnings per share (“EPS”) on the face of the consolidated statements of operations. Basic EPS is computed by dividing net income (loss) available to common shareholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period using the treasury stock method and convertible notes payable using the if-converted method. Diluted EPS excludes all dilutive potential shares if their effect is antidilutive. During periods of net loss, all common stock equivalents are excluded from the diluted EPS calculation because they are antidilutive.

F-13

Securities that are excluded from the calculation of weighted average dilutive common shares because their inclusion would have been antidilutive are:

	For the nine months ended September 30, 2024	For the nine months ended September 30, 2023

Options	6,000,000	6,000,000
Warrants	38,107,500	38,107,500
Total potentially dilutive shares	44,107,500	44,107,500

Concentration of Credit Risk

The Company maintains its cash in bank and financial institution deposits that at times may exceed federally insured limits. The Company has not experienced any losses in such accounts through September 30, 2024.

Impairment of Long-lived Assets

The Company reviews its long-lived assets for impairment whenever events or changes in business circumstances indicate that the carrying amount of assets may not be fully recoverable or that the useful lives of these assets are no longer appropriate. If impairment is indicated, the asset is written down to its estimated fair value. The Company fully impaired its long-lived assets due to the uncertainty in title transfer of the land not currently owned by the Company and the estimated fair value of its construction in progress during the three and nine months ended September 30, 2024.

Accounts Receivable

The Company uses the specific identification method for recording the provision for doubtful accounts, which was $0 at September 30, 2024 and December 31, 2023, respectively. Account receivables are written off when all collection attempts have failed.

Convertible Promissory Note

The Company accounts for convertible promissory notes in accordance with ASC 470-20, Debt with Conversion and Other Options. The Company evaluates embedded conversion features within convertible debt to determine whether the embedded conversion feature should be bifurcated from the host instrument and accounted for as a derivative at fair value with changes in fair value recorded in the Income Statement. If the conversion feature does not require recognition of a bifurcated derivative, the convertible debt instrument is evaluated for consideration of any beneficial conversion feature (“BCF”) requiring separate recognition. When the Company records a BCF, the intrinsic value of the BCF is recorded as a debt discount against the face amount of the respective debt instrument with an offset to additional paid-in capital and amortized to interest expense over the life of the debt using the effective interest method.

NOTE 3 – LAND, BUILDING, NET AND CONSTRUCTION IN PROCESS

Land, buildings, net and construction in process as of September 30, 2024, and December 31, 2023:

	Useful life	September 30, 2024	December 31, 2023
Land – Emerald Grove		$203,419	$203,419

Land – Rancho Costa Verde Development		$15,573,107	$22,797,221

Furniture & equipment, net	5 years	$-	$2,677

Building	20 years	2,674,471	2,591,421
Less: Accumulated depreciation		(844,127)	(772,596)

Building, net		$1,830,344	$1,818,825

Depreciation expense was approximately $87,250 and $89,241 for the nine months ended September 30, 2024, and 2023, respectively.

Valle Divino

The Valle Divino is the Company’s premier wine country development project in Ensenada, Baja California. This land project consists of 20 acres to be acquired from Baja Residents Club, a Company controlled by our Chief Executive Officer and developed into Valle Divino resort. The acquisition of title to the land for this project is subject to approval from the Mexican government in Baja, California. The Company broke ground of the Valle Divino development in July 2020 and has commenced site preparation for two model homes including a 1-bedroom and 2- bedroom option. The first Phase of the development includes 187 homes. This development will also have innovative microgrid solutions by our partner to power the model home and amenities.

There was no activity during the nine months ended September 30, 2024. The construction contractor is also an entity controlled by our Chief Executive Officer. Construction began during the year ended December 31, 2020. The balance of construction in process for Valle Divino was $0 as of September 30, 2024 and December 31, 2023. The Company fully impaired the accumulated costs related to its Valle Divino project due to the uncertainty pertaining to the title transfer for a total amount of $457,275 during the year ended December 31, 2023.

Plaza Bajamar

The Plaza Bajamar community is an 80-unit development located within the internationally renowned Bajamar Ocean Front Hotel and Golf Resort. The Bajamar Ocean Front Golf Resort is an expertly planned, well-guarded, and gated wine and golf community located 45 minutes South of the San Diego-Tijuana Border along the scenic toll road to Ensenada on the Pacific Ocean.

Phase I will include 22 “Merlot” 1,150 square-foot single-family homes that feature two bedrooms and two baths. The home includes two primary bedroom suites – one on the first floor and one upstairs, as well as fairway and ocean views from a rooftop terrace. The Merlot villas will come with the installation of solar packages construction in mind. Planned amenities include a pool, wellness and fitness center and available office space.

The Company has not yet taken title to this property, which is currently owned by Valdeland, S.A. de C.V. (“Valdeland”), an entity controlled and 100% owned by Roberto Valdes, the Company’s Chief Executive Officer. In September 2019, the Company executed a land purchase agreement with Valdeland, under which the Company is to acquire from Valdeland the Plaza Bajamar property free of liens and encumbrances for a total consideration of $1,000,000.

F-14

In November and December 2019, $250,000 was paid to the Company’s Chief Executive Officer, Roberto Valdes, of which $150,000 was used for the construction of two model Villas at our planned Plaza Bajamar development and $100,000 as a down payment towards the acquisition of the land from Valdeland. As of September 30, 2024 and December 31, 2023 the Company has issued 250,000 shares of the Company’s common stock for a total amount of $150,000 reported under Prepaid and other current assets in the consolidated balance sheets towards the purchase of the land. The balance was fully impaired during the year ended December 31, 2022.

Valdeland has completed a two-bedroom model home, an enhanced entrance, and interior roads as well as site preparation for four (4) new homes adjacent to the model home. It has commenced construction on four residential lots following the payment of the required minimum deposits from buyers.

The Company funded the construction by an additional $179,700 during the year ended December 31, 2023. Valdeland is the construction contractor is also an entity controlled and owned by Roberto Valdes.

The balance of construction in process for Plaza Bajamar totaled $0 as of September 30, 2024 and December 31, 2023. During the year ended December 31, 2023, the Company fully impaired the accumulated costs related to Plaza Bajamar, due to the uncertainty pertaining to title transfer for a total amount of $179,700.

Within the “restricted zone,” a foreigner can purchase the beneficial interest in real property through a bank trust or “fideicomiso.” Indeed, a bank trust must be used when acquiring property within the restricted zone. In this bank trust, the buyer of the property is designated as the “fideicomisario” or the beneficiary of the trust. While legal title is held by the bank, (specifically the trustee of the trust or the “fiduciario,”) the trustee must administer the property in accordance with the instructions of the buyer (the beneficiary of the trust). The property is not an asset of the bank, and the trustee is obligated to follow every lawful instruction given by the beneficiary to perform legal action. The Company has not yet established the bank trust, which is anticipated to occur before the end of the fiscal year 2024.

As of September 30, 2024, Valdeland sold six (6) house constructions on residential lots for estimated price of $1.5 million, of which $0.5 million has been paid and collected by the Company and initially presented under contract liability in the consolidated balance sheet. However, the Company offset the balance of construction in process with the contract liability with the net balance written off due to the uncertainty pertaining to the transfer of title.

Rancho Costa Verde Development (“RCVD”)

RCVD is a 1,000 acre, 1,200 lot master planned community in Baja, California, located few miles from the Company’s Oasis Park resort on the sea of Cortez. To date, RCVD has sold over 1,000 residential lots and built 55 single-family homes with approximately 30 under construction. This is in addition to a completed boutique hotel and clubhouse.

NOTE 4 – RELATED PARTY TRANSACTIONS

Chief Executive Officer – Roberto Valdes

Effective January 1, 2020, the Company executed an employment agreement with its Chief Executive Officer.

The Company has not accrued or paid any salary to its Chief Executive Officer for the nine months ended September 30, 2024. The balance owed is $66,846 as of September 30, 2024 and December 31, 2023, respectively.

As of September 30, 2024, the Company funded an aggregate amount of $1.4 million for construction on residential lots, projects amenities and towards the acquisition of land to companies controlled by the Company’s Chief Executive Officer. The land for the Plaza Bajamar and Valle Divino is currently owned by two entities controlled by the Chief Executive Officer (Valdeland S.A de C.V. and Valdetierra S.A de C.V) and all parties executed land purchase agreement for each project to transfer title of the land to a bank trust or “fideicomiso”, in which the Company will be named the beneficiary of the trust (“fideicomisario”).

During the year ended December 31, 2023, the Company funded an aggregate amount of approximately $251,000 to the construction companies owned by the Company’s Chief Executive Officer for the two projects in Ensenada, Baja California. The Company has not yet established the bank trust, which is anticipated to occur before the end of the fiscal year 2024. The properties at Valle Divino and Plaza Bajamar have executed promise to purchase agreements between the Company and Roberto Valdes, which require the transfer of titles of the land free of liens and encumbrances to the Company. There can be no assurance as to what and if any profit might have been received by our Chief Operating Officer, in his separate company as a result of these transactions.

On December 1, 2022, the Company issued 465,834 stock options under the 2022 Plan with a strike price of $0.20, vesting 25% on grant date and the remaining 75% monthly over a twelve-month period from grant date with an estimated fair value of approximately $90,188. The Company recognized approximately $16,900 of stock-based compensation related to these stock options during the nine months ended September 30, 2024.

F-15

Chief Financial Officer – Jason Sunstein

Effective January 1, 2020, the Company executed an employment agreement with its Chief Financial Officer.

The Company has not paid or accrued any salary to its Chief Financial Officer for the nine months ended September 30, 2024. The balance owed is $66,846 as of September 30, 2024 and December 31, 2023, respectively.

On December 1, 2022, the Company issued 465,834 stock options under the 2022 Plan with a strike price of $0.20, vesting 25% on grant date and the remaining 75% monthly over a twelve-month period from grant date with an estimated fair value of approximately $90,188. The Company recognized approximately $16,900 of stock-based compensation related to these stock options during the nine months ended September 30, 2024.

The Company’s Chief Financial Officer is also the managing member of Six Twenty Management LLC, an entity that has historically provided ongoing capital support to the Company.

The Company’s Chief Financial Officer also facilitated the Emerald Grove asset purchase.

President – Frank Ingrande

In May 2021, the Company executed an employment agreement with its President.

The Company has not accrued or paid any salary to its President for the nine months ended September 30, 2024. The balance owed is $66,846 as of September 30, 2024, and December 31, 2023, respectively.

Frank Ingrande was the co-founder and owner of 33% of the Company’s equity-method investee RCVD. During the year ended December 31, 2023, the Company acquired the remaining 75% interest in RCVD, which became the Company’s wholly owned subsidiary as of January 2023 (Note 8).

On December 1, 2022, the Company issued 465,834 stock options under the 2022 Plan with a strike price of $0.20, vesting 25% on grant date and the remaining 75% monthly over a twelve-month period from grant date with an estimated fair value of approximately $90,188. The Company recognized approximately $16,900 of stock-based compensation related to these stock options during the nine months ended September 30, 2024.

International Real Estate Development, LLC. (“IRED”)

Frank Ingrande was an owner of 33% of IRED at the time of the 25% initial investment in RCVD in May 2021 and subsequent to this transaction became a shareholder and President of the Company. As of the date the remaining 75% interest was acquired by the Company and as of September 30, 2024 and December 31, 2023, Mr. Ingrande was still the President of the Company and a 33% owner in IRED. As such, any transactions with IRED are deemed to be related party transactions.

On January 1, 2023, the Company issued a convertible promissory note pursuant to the acquisition of RCVD for a total principal of $8,900,000, carrying a 5% coupon and maturing on September 30, 2024. The convertible note is payable in quarterly installment of $2,225,000 starting on March 31, 2023. The convertible note includes a twelve percent (12%) default interest. Although, this convertible promissory note payable is part of the consideration to the business combination in stages (Note 8) which is not deemed a related party transaction, the convertible promissory note payable is with a related party and deemed a related party convertible promissory note payable. During the nine months ended September 30, 2024, the Company convertible the entire principal and interest balance of the promissory note into 89,000 Series A Preferred Shares. See Note 6 and Note 8 for additional information related to this convertible promissory note.

NOTE 5 – PROMISSORY NOTES

Promissory notes consisted of the following at September 30, 2024 and December 31, 2023:

	September 30, 2024	December 31, 2023

Cash Call note payable, due December 31, 2024	$24,785	$24,785
Elder note payable, 10% interest, due December 31, 2024	1,500	1,500
Elder note payable, 15% interest, due December 31, 2024	76,477	76,477
Griffith note payable, 15% interest, due December 31, 2024	250,000	250,000
Banker note payable, 15% interest, due December 31, 2024	42,500	97,500
Robles note Payable, 10% interest, due December 31, 2024	37,500	37,500
Victrix note payable, 20% interest, due December 31, 2024	400,000	400,000
Redwood Trust note payable, 12% interest, due January 2025	1,352,000	1,787,000
Total Notes payable	$2,184,762	$2,674,762
Less discounts	-	-

Total Promissory notes, net of discount	2,184,762	2,674,762

Less current portion	(2,184,762)	(2,674,762)

Total Promissory notes, net of discount - long term	$-	$-

Redwood Trust

On January 21, 2021, the Company refinanced its existing first and second mortgage loans on the 80 acres of land and the structure located at Sycamore Road in Hemet, California for aggregate amount of $1,787,000, carrying coupon at twelve (12) percent, payable in monthly interest installments of $17,870 starting on September 1st, 2021, and continuing monthly thereafter until maturity on February 1st, 2023, at which time all sums of principal and interest then remaining unpaid shall be due and payable. The balloon payment promissory note is secured by deed of trust. The refinanced amount paid off the first and second mortgage loans with a net funding to the Company of approximately $387,000, net of finders’ fees. On June 27, 2023, the Company, through Emerald Grove Estates, LLC, its wholly owned company, executed a modification agreement, under which the maturity date was extended to January 1, 2025, and the payment of all unpaid interest, late fees, charges.

Victrix LLC

On December 6, 2023, the Company took out a second financing on its 80 acres of land and the structure located at Sycamore Road in Hemet, California for aggregate amount of $400,000 carrying coupon at twenty (20) percent and continuing monthly thereafter until maturity, at which time all sums of principal and interest then remaining unpaid shall be due and payable. The balloon payment promissory note is secured by deed of trust and collateralized by 2,000,000 shares of common stock to be held in escrow until the debt is satisfied in full.

F-16

Cash Call, Inc.

On March 19, 2018, the Company issued a promissory note to CashCall, Inc. for $75,000 of cash consideration. The note bears interest at 94%. The Company also recorded a $7,500 debt discount due to origination fees due at the beginning of the note, which was fully amortized as of December 31, 2023. There was no activity during the nine months ended September 30, 2024.

On August 2, 2022, the Company and Cash Call settled for an aggregate principal of $23,641 payable in one lump sum or a series of 9 installments of $3,152. No payment was made under this settlement agreement.

As of September 30, 2024 and December 31, 2023, the remaining principal balance was $24,785, respectively. The Company has not incurred any interest expense related to this promissory note during the nine months ended September 30, 2024 due to the agreed upon settlement amount.

Christopher Elder

On December 15, 2020, the Company entered into a promissory note pursuant to which the Company borrowed $126,477. Interest under the promissory note in default is 18%, and the principal and all accrued but unpaid interest is due upon maturity.

There was no activity during the nine months ended September 30, 2024. As of September 30, 2024 and December 31, 2023, the remaining principal balance was $76,477, respectively.

The Company incurred approximately $2,868 of interest during the nine months ended September 30, 2024. Accrued interest was $37,839 and $34,971 as of September 30, 2024 and December 31, 2023, respectively.

Bobbie Allen Griffith

On September 5, 2023, the Company entered into a promissory note pursuant to which the Company borrowed $215,000. Interest under the promissory note is 15% per annum, and the principal and all accrued but unpaid interest is due upon maturity.

The Company repaid the note in full during the year ended December 31, 2023. During the year ended December 31, 2023, the Company was advanced an additional $250,000 due in May 2024. As of September 30, 2024 and December 31, 2023, the remaining principal balance was $250,000.

The Company incurred approximately $3,875 of interest during the nine months ended September 30, 2024, respectively. Accrued interest was $19,375 and $15,500 as of September 30, 2024 and December 31, 2023, respectively.

The Company initially recognized a debt discount and stock payable on this note of $20,777, which was fully amortized as of December 31, 2023.

George Banker

On August 11, 2023, the Company entered into a promissory note pursuant to which the Company borrowed $150,000. Interest under the promissory note is 15% per annum, and the principal and all accrued but unpaid interest was due on October 11, 2023. The note is in technical default as it is past maturity date and the Company failed to repay the outstanding principal and accrued interest.

Accrued interest was $22,500 as of September 30, 2024 and December 31, 2023, respectively. As of September 30, 2024, the remaining principal balance was $42,500.

The Company initially recognized a debt discount and stock payable on this note of $5,769, which was fully amortized as of December 31, 2023.

George Robles

On September 1, 2023, the Company entered into a promissory note pursuant to which the Company borrowed $100,000. Interest under the promissory note is 5% per month with a default rate of 10% per month, and the principal and all accrued but unpaid interest is due upon maturity.

Accrued interest was $7,500 as of September 30, 2024 and December 31, 2023, respectively. As of September 30, 2024, the remaining principal balance was $37,500.

The Company initially recognized a debt discount and stock payable on this note of $5,393, which was fully amortized as of December 31, 2023.

Kitchner

During the nine months ended September 30, 2024, the Company entered into a promissory note pursuant to which the Company borrowed $75,000. Interest under the promissory note is 10% per annum, and the principal and all accrued but unpaid interest is due in July 2024. As of September 30, 2024, the remaining principal balance was $0.

F-17

NOTE 6 – CONVERTIBLE NOTES

Convertible notes consisted of the following at September 30, 2024 and December 31, 2023:

	September 30, 2024	December 31, 2023

1800 Diagonal convertible note #5, 9% interest, due June 2024	-	55,000
1800 Diagonal convertible note #6, 10% interest, due September 2024	-	68,511
1800 Diagonal convertible note #7, 10% interest, due September 2024	-	61,600
Mast Hill convertible note, 16% interest, due March 2023	250,000	250,000
Blue Lake convertible note, 16% interest, due March 2023	250,000	250,000
International Real Estate Development, 5% interest, due March 2024	-	8,900,000
Total convertible notes	$500,000	$9,585,111
Less discounts	(25,654)	(33,034)

Total convertible notes, net of discount	474,346	9,552,077

Less current portion	(474,346)	(9,552,077)

Total convertible notes, net of discount - long term	$-	$-

Mast Hill Fund, L.P (“Mast note”)

On March 23, 2022, the Company issued a convertible promissory note pursuant to which it borrowed gross proceeds of $250,000 for net proceeds of $211,250, net of issuance costs of $13,750 and original issuance discount of $25,000. The interest rate under the convertible promissory note in default is 16%, and the principal and all accrued but unpaid interest are due on March 23, 2023 but has been extended until the end of the year. The note requires eight (8) mandatory monthly installments of $35,000 starting in July 2022.

Additionally, as an incentive to the note holder, the securities purchase agreement also provided for the issuance of 225,000 shares of common stock with fair value of approximately $101,000, which were fully earned at issuance, and 343,750 warrants to purchase an equivalent number of shares of common stock at an exercise price of $0.80 and a term of five years. The note is convertible upon an event of default at the noteholder’s option into shares of our common stock at a fixed conversion price of $0.35, subject to standard anti-dilutive rights and down round protection. The conversion price of the convertible debt and the strike price of the warrants should be adjusted to the new effective conversion price following subsequent dilutive issuances.

During the year ended December 31, 2023, the Company converted approximately $133,096 of interest and premium into 1,664,857 shares of common stock.

The principal balance owed to Mast Hill Fund was $250,000 as of September 30, 2024 and December 31, 2023. The Company incurred approximately $9,221 of interest during the nine months ended September 30, 2024.

The Company has not yet received any default notice from the investor. Upon event of default, the Company is required to pay the outstanding principal plus accrued interest and a default penalty which is equal to 25% of the principal and accrued interest.

The Company initially recognized $219,832 of debt discount resulting from the original issue discount, the deferred financing costs, the fair value assigned to the commitment shares and the warrants. The balance of the unamortized debt discount was $0 as of September 30, 2024 and December 31, 2023, respectively.

Blue Lake Partners LLC (“Blue Lake note”)

On March 28, 2022, the Company issued a convertible promissory note pursuant to which it borrowed gross proceeds of $250,000 for net proceeds of $211,250, net of issuance costs of $13,750 and original issuance discount of $25,000. The interest rate under the convertible promissory note in default is 16%, and the principal and all accrued but unpaid interest are due on March 28, 2023. The note requires eight (8) mandatory monthly installments of $35,000 starting in July 2022. Additionally, as an incentive to the note holder, the securities purchase agreement provided for the issuance of 225,000 shares of common stock with fair value of approximately $101,000, which were fully earned at issuance, and 343,750 warrants for the purchase of an equivalent number of shares of common stock at an exercise price of $0.80 and a term of five years.

The note is convertible upon an event of default at the noteholder’s option into shares of our common stock at a fixed conversion price of $0.35, subject to standard anti-dilutive rights and down round provisions. With the issuance of a variable rate transaction with any new investor, the conversion price of the convertible debt and the strike price of the warrants should be adjusted down to the new effective conversion price.

The principal balance owed to Blue Lake was $250,000 as of September 30, 2024 and December 31, 2023.

The Company has not yet received any default notice from the investor. Upon event of default, the Company is required to pay the outstanding principal plus accrued interest and a default penalty which is equal to 25% of the principal and accrued interest.

F-18

The Company initially recognized $219,607 of debt discount resulting from the original issue discount, the deferred financing costs, the fair value assigned to the commitment shares and the warrants. The balance of the unamortized debt discount was $0 as of September 30, 2024 and December 31, 2023.

1800 Diagonal Lending Inc. (“Diagonal note”)

Diagonal note #5

On September 13, 2023, the Company issued a convertible promissory note pursuant to which it borrowed gross proceeds of $55,000 for net proceeds of $50,000, net of issuance costs of $5,000. Interest under the convertible promissory note is 9% per year and a default coupon of 22%.

The maturity date of the note is June 15, 2024. At any time after issuance, the note is convertible into shares of our common stock at the greater of a fixed conversion rate or discount to the market price. The note includes a prepayment feature at a premium of up to 25% from the issuance date and up to 180 days. The note includes a 50% penalty premium on unpaid principal and interest upon an event of default.

The Company initially recognized $5,000 of debt discount resulting from the original issue discount and the deferred financing costs. The Company amortized $1,527 through interest expenses during the nine months ended September 30, 2024. The balance of the unamortized debt discount was $0 and $3,473, respectively, as of September 30, 2024 and December 31, 2023.

Diagonal note #6

On September 6, 2023, the Company issued a convertible promissory note pursuant to which it borrowed gross proceeds of $92,000 for net proceeds of $75,000, net of issuance costs of $17,000. Interest under the convertible promissory note is 10% per year and a default coupon of 22%.

The maturity date of the note is September 6, 2024. At any time after issuance, the note is convertible into shares of our common stock at the greater of a fixed conversion rate or discount to the market price. The note includes a prepayment feature at a premium of up to 25% from the issuance date and up to 180 days. The note includes a 50% penalty premium on unpaid principal and interest upon an event of default.

Diagonal note #7

On December 5, 2023, the Company issued a convertible promissory note pursuant to which it borrowed gross proceeds of $61,600 for net proceeds of $55,000, net of issuance costs of $6,600. Interest under the convertible promissory note is 10% per year and a default coupon of 22%.

The maturity date of the note is September 15, 2024. At any time after issuance, the note is convertible into shares of our common stock at the greater of a fixed conversion rate or discount to the market price. The note includes a prepayment feature at a premium of up to 25% from the issuance date and up to 180 days. The note includes a 50% penalty premium on unpaid principal and interest upon an event of default.

All Diagonal notes have been satisfied in full as of September 30, 2024.

International Real Estate Development, LLC

On January 1, 2023, the Company issued a convertible promissory note pursuant to the acquisition of RCVD for a total principal of $8,900,000, carrying a 5% coupon and maturing on September 30, 2024. The convertible note is payable in quarterly installment of $2,225,000 starting on March 31, 2023. The convertible note includes a twelve percent (12%) default interest. The Company failed to make the first installment in accordance with the terms of the agreement.

The convertible note is convertible commencing on April 1, 2023 at the option of the holder into shares of common stock at a 10% discount to market price. The Company can prepay the convertible note at any time.

The Company incurred $111,250 of interest during the nine months ended September 30, 2024. In March 2024, the Company converted the entire principal balance of $8,900,000 and accrued interest of $556,250 into 89,000 shares of Series A Preferred shares. See Note 11 for further discussion.

NOTE 7 – PROMISSORY NOTES – RELATED PARTY

Related party promissory notes consisted of the following at September 30, 2024, and December 31, 2023:

	September 30, 2024	December 31, 2023
Frank Ingrande – On demand	$-	$10,394
Lisa Landau – On demand	308,040	94,104
Total promissory notes, net of discount current	$308,040	$104,498

F-19

Lisa Landau

Lisa Landau is a relative of the Company’s Chief Financial Officer. During the nine months ended September 30, 2024 and the year ended December 31, 2023, Lisa Landau advanced funds to the Company for general corporate expenses and paid directly towards the Diagonal convertible notes.

NOTE 8 – BUSINESS ACQUISITION IN STAGES

On January 3, 2023, the Company completed the acquisition in stages of International Real Estate Development, LLC (“IRED” or the “seller”), for the purchase of the remaining seventy five percent (75%) of the issued and outstanding membership interest in Rancho Costa Verde Development, LLC (“RCVD”) for a total consideration of $13.4 million. The consideration was paid through (i) a secured convertible promissory note in the principal amount of $8,900,000 (Note 4 and 6), (ii) issuance of 20,000,000 shares of common stock with a fair value of $1.8 million and (iii) 33,000,000 common stock warrants to purchase an equivalent number of shares of common stock with a fair value of approximately $2.7 million. The Company issued the 20,000,000 shares of common stock to International Real Estate Development, LLC (“IRED”) on January 3, 2023.

Prior to the acquisition of a controlling financial interest in RCVD, the Company held a twenty five percent (25%) interest in RCVD, which was previously acquired and accounted for in May 2021 as an equity method investment under ASC 323 Investments – Equity Method and Joint Ventures (Note 9). It was determined that the Company did not have the power to direct the activities that most significantly impact RCVD’s economic performance, and therefore, the Company was not the primary beneficiary of RCVD and RCVD was not consolidated under the variable interest model. The investment was initially recorded at cost, which was determined to be $2,680,000. The carrying value was fully written down to $0 as of December 31, 2022.

As outlined in the letter of intent with IRED and RCVD dated April 2021, in addition to various communications with both parties, the Company had strategized and intended to acquire the remaining 75% of RCVD from the original discussions that began in 2018. The Company’s President and director was the previously the owner of one third of the issued and outstanding interest in International Real Estate Development LLC and has been disclosed as a related party since the acquisition of the initial 25% interest in RCVD.

The Company has accounted for this transaction as a business combination in stages under ASC 805 Business Combinations as the Company took control of RCVD in January 2023. Accordingly, and as of January 3, 2023, the assets acquired, and the liabilities assumed were recorded at their estimated fair value as of the closing date of the acquisition. The Company is in the process of finalizing the purchase price allocation and it is to be completed in January 2023.

The secured convertible promissory note has a principal amount of $8,900,000 and is payable in quarterly installments of $2,225,000, carries a five percent (5%) coupon. The note carries a default coupon of twelve percent (12%) on the unpaid principal after the maturity date. The note includes standard events of default, which will result in the principal and accrued interest to be payable immediately. The note is convertible at any time commencing on April 1, 2023, at the option of the holder, into shares of common stock of the company at a 10% discount to market. The note may be prepaid at any time without penalties. The Company has not made the first installment by December 31, 2023, but the Company obtained a default waiver from IRED. The Company incurred approximately $445,000 of interest during the year ending December 31, 2023. The note and all accrued interest were converted into common stock during the nine months ended September 30, 2024 (Note 6).

RCVD was originally formed in the State of Nevada. RCVD is a 1,100-acre master planned second home, retirement home, and vacation home real estate community located on the east coast of Baja California, Mexico. It is just south of the small fishing village of San Felipe, where the Oasis Park Resort project of the Company is located.

F-20

As of December 31, 2023, the Company finalized its purchase price allocation and valuation for the acquisition of RCVD.

The acquisition-date fair value of the consideration transferred is as follows:

January 3, 2023

Fair value of common stock	$1,800,000
Fair value of common stock warrants	2,674,972
Promissory notes	$8,900,000
Fair value of consideration transferred	$13,374,972

The following is the purchase price allocation as of the January 3, 2023, acquisition date:

January 3, 2023
Cash	$321,916
Accounts receivable	1,900,388
Other current assets	342,574
Fixed Assets	16,213,967
Accounts payable and accrued expenses	(652,329)
Mortgage loans	(6,576,566)
Related party notes	(16,545)
Deferred revenue	(9,276,620)
Net Assets Acquired	$2,256,785
Goodwill	11,118,187
Total consideration	$13,374,972

Pro Forma Financial Information

The following unaudited pro forma consolidated results of operations for the years ended December 31, 2023 and 2022 assume the acquisition was completed on January 1, 2022:

	Years Ended December 31,
	2023	2022
Pro forma net revenues	1,090,617	1,516,622
Pro forma net loss	(1,110,022)	(926,798)

Pro forma data does not purport to be indicative of the results that would have been obtained had these events actually occurred at the beginning of the periods presented and is not intended to be a projection of future results.

Common Stock warrants

At acquisition date, the Company measures the fair value of the common stock warrant using the Black-Scholes option valuation model using the following assumptions as of December 31, 2023:

Expected term	5 years
Exercise price	$0.10
Expected volatility	145%
Risk-free interest rate	3.94%
Forfeitures	None

The assumptions used in determining fair value represent management’s best estimates, but these estimates involve inherent uncertainties and the application of management’s judgment. As a result, if factors change, including changes in the market value of the Company’s common stock, managements’ assessment, or significant fluctuations in the volatility of the trading market for the Company’s common stock, the Company’s fair value estimates could be materially different in the future.

The Company computes the fair value of the common stock warrants at the acquisition date, which does not have to be updated at each reporting period.

F-21

NOTE 9 – EQUITY METHOD INVESTMENT

In May 2021, the Company acquired a 25% investment in RCVD in exchange for 3,000,000 shares of the Company’s common stock at a determined fair value of $0.86 per share and $100,000 in cash for total consideration of $2,680,000. The fair value of the non-monetary exchange was determined based on a valuation report obtained from an independent third-party valuation firm. The fair value of the Company’s common stock was determined based on weighted combination of market approach and asset approach. The market approach estimates fair value based on a weighted average between the listed price of the Company’s common shares and the Company’s recent private transaction adjusted for a lack of marketability discount.

The investment has been accounted for under the equity method. It was determined that the Company does not have the power to direct the activities that most significantly impact RCVD’s economic performance, and therefore, the Company is not the primary beneficiary of RCVD and RCVD has not been consolidated under the variable interest model.

The investment was initially recorded at cost, which was determined to be $2,680,000. The Company impaired the remaining balance of its equity-method investment for a total amount of $2,089,337 for the year ended December 31, 2022.

On January 3, 2023, the Company executed a securities purchase agreement with International Real Estate Development, LLC, for the purchase of the remaining seventy five percent (75%) of the issued and outstanding membership interest in RCVD for a total contractual consideration of $13,500,000.

The Company acquired a controlling financial interest and accounted for this transaction as a business combination in stages under ASC 805 (refer to note 8). Upon the acquisition of such controlling interest, the Company re-measured the previously held equity method interest to fair value as part of the accounting for the business combination, see Note 8.

NOTE 10 – COMMITMENTS AND CONTINGENCIES

Commitment to Purchase Land (Valle Divino)

The land project consisting of 20 acres to be acquired from Baja Residents Club (a Company controlled by our CEO Roberto Valdes) and developed into Valle Divino resort in Ensenada, Baja California, the acquisition of title to the land for this project is subject to approval from the Mexican government in Baja, California. Although management believes that the transfer of title to the land will be approved before the end of the Company fiscal year end 2024, there is no assurance that such transfer of title will be approved in that time frame or at all. The Company has promised to transfer title to the plots of land to the investors who have invested in the Company once the Company receives an approval of change in transfer of title to the Company through a Fideicomiso. As of September 30, 2024 and December 31 2023, Valdetierra S.A de C.V., a company controlled and 100% owned by Roberto Valdes our Chief Executive Officer, has entered into fifteen (15) and thirteen (13) contracts for deed agreements to sell lots of land, respectively. The proceeds are collected by the Company and initially presented under contract liability in the consolidated balance sheets; however, the Company has netted the balance in contract liability against the related capitalized construction in process, with the remaining net balance fully impaired and recorded under impairment loss in the consolidated statement of operations.

Land purchase- Plaza Bajamar.

On September 25, 2019, the Company, entered into a definitive Land Purchase Agreement with Valdeland, S.A. de C.V., a Company controlled by our CEO Roberto Valdes, to acquire approximately one acre of land with plans and permits to build 34 units at the Bajamar Ocean Front Golf Resort located in Ensenada, Baja California. Pursuant to the terms of the Agreement, the total purchase price is $1,000,000, payable in a combination of a new series of preferred stock (with a stated value of $600,000), 250,000 shares of common stock, a promissory note in the amount of $150,000, and an initial construction budget of $150,000 payable upon closing. The closing is subject to obtaining the necessary approval by the City of Ensenada and transfer of title, which includes the formation of a wholly owned Mexican subsidiary. As of September 30, 2024 and December 31 2023, the agreement has not yet closed.

The total budget was established at approximately $1,556,000, inclusive of lots construction, of which approximately $995,747 has been paid, leaving a firm commitment of approximately $560,250 as of September 30, 2024 and December 31, 2023.

Commitment to Sell Land (IntegraGreen)

On September 30, 2019, the Company entered into a contract for deed agreement “Agreement” with IntegraGreen whose principal, Christopher Elder, is also a creditor. Under the agreement the Company agreed to the sale of 20 acres of vacant land and associated improvements located at the Emerald Grove property in Hemet, California for a total purchase price of $630,000, $63,000 was paid upon execution and the balance is payable in a balloon payment on October 1, 2026, with interest only payments due on the 1st of each month beginning April 1, 2020. During the duration of the Agreement the Company retains title and is allowed to encumber the property with a mortgage at its discretion, however IntegraGreen has the right to use the property. The Company may also evict IntegraGreen from the premises in the case of default under the agreement. As of September 30, 2024, the principal owed under the agreement is $403,020.

F-22

The Company fully impaired the carrying balance of its account receivable owed by IntegraGreen as of December 31, 2023

Oasis Park Resort construction budget

During the year ended December 31, 2021, the Company engaged a general contractor to complete phase I of the project including the two-mile access road and the community entrance structure. Contractor also commenced phase II construction including the waterfront clubhouse, casitas, and model homes. The total budget was established at approximately $512,000, of which approximately $118,600 has been paid, leaving a firm commitment of approximately $393,400 as of September 30, 2024 and December 31 2023.

Litigation Costs and Contingencies

From time to time, the Company may become involved in various lawsuits and legal proceedings, which arise in the ordinary course of business. Litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm business. Management is currently not aware of any such legal proceedings or claims that could have, individually or in the aggregate, a material adverse effect on our business, financial condition, or operating results.

NOTE 11 – STOCKHOLDERS’ EQUITY (DEFICIT)

The Company’s equity at September 30, 2024 consisted of 150,000,000 authorized common shares and 2,010,000 authorized preferred shares, all with a par value of $0.001 per share. As of September 30, 2024, there were 89,006,719 shares issued and 86,006,719 shares outstanding. As of December 31, 2023, there were 79,658,165 shares issued and 76,658,165 outstanding.

As of September 30, 2024, there were 117,000 shares of Series A Preferred Stock issued and outstanding, 1,000 shares of Series B Preferred Stock issued and outstanding, 3,100 shares of Series C Preferred Stock issued and outstanding and 17,000 of Series D Preferred Stock issued and outstanding.

As of December 31, 2023, there were 28,000 shares of Series A Preferred Stock issued and outstanding, 1,000 shares of Series B Preferred Stock issued and outstanding, 3,100 shares of Series C Preferred Stock issued and outstanding and 17,000 of Series D Preferred Stock issued and outstanding.

Equity Incentive Plans

2022 Equity Incentive Plan

On December 1, 2022, the Company’s Board of Directors approved a 2022 Equity Incentive Plan (the “2022 Plan”). Pursuant to the 2022 Plan, the Company has reserved a total of 5,000,000 shares of the Company’s common stock to be available under the 2022 Plan. The 2022 Plan was never approved by the stockholders. Therefore, any options granted under the 2022 Plan prior to stockholder approval will be “non-qualified”. The Company granted 2,150,000 options during the year ended December 31, 2022. There was no activity during the nine months ended September 30, 2024. The Company has 2,150,000 options issued and outstanding under the 2022 Plan as of September 30, 2024 and December 31, 2023.

2020 Equity Incentive Plan

On August 26, 2020, the Company’s Board of Directors approved the 2020 Equity Incentive Plan (the “2020 Plan”). The Company has reserved a total of 3,000,000 shares of the authorized common stock for issuance under the 2020 Plan. There was no activity during the nine months ended September 30, 2024. The Company has 1,700,000 options issued and outstanding under the 2020 Plan as of September 30, 2024 and December 31, 2023.

F-23

2019 Equity Incentive Plan

On February 11, 2019, the Company’s Board of Directors approved a 2019 Equity Incentive Plan (the “2019 Plan”). In order for the 2019 Plan to grant “qualified stock options” to employees, it required approval by the Corporation’s shareholders within 12 months from the date of the 2019 Plan. The 2019 Plan was never approved by the shareholders. Therefore, any options granted under the 2019 Plan prior to shareholder approval will be “non-qualified”. Pursuant to the 2019 Plan, the Company has reserved a total of 3,000,000 shares of the Company’s common stock to be available under the 2019 Plan. No options under the 2019 Plan were issued, cancelled, forfeited, or exercised during the nine months ended September 30, 2024. The Company has 2,150,000 options issued and outstanding under the 2019 Plan as of September 30, 2024 and December 31, 2023.

Activity during the nine months ended September 30, 2024

During the nine months ended September 30, 2024, the Company issued 4,702,595 shares of common stock pursuant to consulting agreements for a total fair value of approximately $317,419.

During the nine months ended September 30, 2024, the Company issued 1,223,776 shares of common stock pursuant to the conversion of convertible notes payable.

During the nine months ended September 30, 2024, the Company issued 2,484,832 shares of common stock pursuant to the exercise of warrants.

During the nine months ended September 30, 2024, the Company issued 550,000 shares of common stock pursuant to a promissory note agreement. The shares were valued at $47,415.

During the nine months ended September 30, 2024, the Company issued 387,351 shares of common stock pursuant to a stock dividend arrangement for Series C Preferred Stock.

Activity during the nine months ended September 30, 2023

During the nine months ended September 30, 2023, the Company issued 2,200,000 shares of common stock pursuant to consulting agreements for a total fair value of approximately $152,000.

During the nine months ended September 30, 2023, the Company issued 20,000,000 shares of common stock pursuant to a business acquisition with a fair value of 1,800,000.

During the nine months ended September 30, 2023, the Company issued 8,928,435 shares of common stock pursuant to the conversion of convertible notes and notes payable.

During the nine months ended September 30, 2023, the Company issued 267,310 shares of common stock pursuant to a cashless exercise of warrants.

During the nine months ended September 30, 2023, the Company issued 500,000 shares of common stock for $50,000 in cash proceeds.

Preferred Stock

On November 6, 2019, the Company authorized and issued 1,000 shares of Series B Preferred Stock (“Series B”) and 350,000 shares of common stock to CleanSpark Inc. in a private equity offering for $500,000. Management determined that the Series B should not be classified as liability per the guidance in ASC 480 Distinguishing Liabilities from Equity as of December 31, 2022, even though the conversion would require the issuance of variable number of shares since such obligation is not unconditional. As of December 31, 2022, and 2021, Management recorded the value attributable to the Series B of $293,500 as temporary equity on the consolidated balance sheets since the instrument is contingently redeemable at the option of the holder. The Company recognized the beneficial conversion feature (“BCF”) that arises from a contingent conversion feature, since the instrument reached maturity during the year ended December 31, 2020. The Company recognized such BCF as a discount on the convertible preferred stock. The amortization of the discount created by a BCF recognized as a result of the resolution of the contingency is treated as a deemed dividend that reduced net income in arriving at income available to common stockholders. The holder can convert the Series B into shares of common stock at a discount of 35% to the market price.

F-24

The terms and conditions of the Series B include an in-kind accrual feature, which provides for a cumulative accrual at a rate of 12% per annum of the face amount of the Series B. The Company has recognized a total dividend on Series B for a total accrual to $1,212,822 as of September 30, 2024 and December 31, 2023, respectively. The recognition of the in-kind accrual was reported in Additional Paid In Capital on the Company’s consolidated balance sheets.

The Securities Purchase Agreement (“SPA”) states that the in-kind accrual rate should be increased by10% per annum upon each occurrence of an event of default. In addition, the SPA further states that the conversion price initially set at a discount of 35% to the market price should be further increased by an additional 10% upon each occurrence of an event of default. At the date of their Annual Report, CleanSpark claims that the Company was in default in three instances triggering further discount to the market price for the conversion feature and additional accrual rate. Management has recorded for this additional default and interest expense as noted in the previous paragraph. The Company has not been served with any notice of default stating the specific default events but will continue to accrue the additional default interest until the matter is resolved. As of the date of the filing of this Annual Report, the parties are cooperating to resolve this matter.

During the nine months ended September 30, 2024, the Company issued 89,000 shares of Series A preferred stock pursuant to the conversion of the note payable to IRED for $8,900,000. The total principal balance along with accrued interest of $556,250 has been converted. The Company did not issue any shares of Series B preferred stock during the nine months ended September 30, 2024.

On June 2, 2023, the Company authorized and issued 10,000 and 3,100 shares, respectively, of Series C Preferred Stock (“Series C”) to Bigger Capital Fund, LP in a private equity offering for $310,000. Management determined that the Series C should not be classified as liability per the guidance in ASC 480 Distinguishing Liabilities from Equity as of September 30, 2024 and December 31, 2024, even though the conversion would require the issuance of variable number of shares since such obligation is not unconditional. As of September 30, 2024 and December 31, 2023, Management recorded the value attributable to the Series C of $310,000 as temporary equity on the consolidated balance sheets since the instrument is contingently redeemable at the option of the holder. The Company recognized the beneficial conversion feature (“BCF”) that arises from a contingent conversion feature. The Company recognized such BCF as a discount on the convertible preferred stock. The discount created by a BCF recognized as a result of the resolution of the contingency is treated as a deemed dividend. The holder can convert the Series C into shares of common stock at a variable discount to the market price.

The terms and conditions of the Series C include an in-kind accrual feature, which provides for a cumulative accrual at a rate of 12% per annum of the face amount of the Series C. The Company recognized a deemed dividend of $60,003 based on a discount to the purchase price on the Series C during the year ended December 31, 2023. The recognition of the in-kind accrual was reported in Additional Paid In Capital on the Company’s consolidated balance sheets. During the nine months ended September 30, 2024, the Company has issued 94,827 shares of common stock pursuant to the stock dividend terms in the agreement.

F-25

The Securities Purchase Agreement (“SPA”) states that the in-kind accrual rate should be increased by 8% per annum upon each occurrence of an event of default.

Concurrently with this SPA, the Company entered into a Warrant Inducement Agreement (“Inducement”). Previously, on July 26, 2021, the Company entered into a Warrant Purchase Agreement with Bigger Capital Fund, LP where the Company issued common stock purchase warrants at an exercise price of $0.68 (the “Existing Warrants”). As further consideration for Bigger Capital Fund, LP agreeing to enter in the Series C Preferred Stock Securities Purchase Agreement (the “New Purchase Agreement”), the Company offered an additional 1,240,000 Warrant Shares, and (b) a reduction of the exercise price of the Existing Warrants to $0.07 per Warrant Share. As such, upon accepting this offer, the terms to the Existing Warrant issued pursuant to the Inducement have been amended and restated to refer to 2,740,000 Warrant Shares in the aggregate and all Existing Warrants issued pursuant to the Inducement will have an updated exercise price per share of $0.07. As such, the Company recorded share-based compensation expenses of $123,896 related to the additional warrants issued during the year ended December 31, 2023.

In October 2023, the Company filed and adopted a Certificate of Designations, Preferences and Rights of the Series D Convertible Preferred Stock (the “Certificate of Designations”) with the Wyoming Secretary of State, authorizing the issuance of up to 20,000 shares of Series D Convertible Preferred Stock, par value $0.001 per share (the “Series D Preferred Stock”), each having a stated value equal to $100.00 (the “Stated Value”). The Series D Preferred Stock has no stated maturity and is subject to a mandatory redemption at 110% of the Stated Value, plus all unpaid dividends in respect of such share (the “Additional Amount”) thereon.

The Series D Preferred Stock ranks senior with respect to the preferences as to dividends, distributions and payments upon the liquidation, dissolution and winding up of the Company to all other shares of capital stock of the Company, including all other outstanding shares of preferred stock as of the filing date of the Certificate of Designations, except, however, the Series D Preferred Stock is subordinate to the series of preferred stock of the Company designated as “Series C Convertible Preferred Stock.” The Company shall be permitted to issue capital stock, including preferred stock, that is junior in rank to the Series D Preferred Stock with respect to the preferences as to dividends, distributions and payments upon the liquidation, dissolution and winding up of the Company.

Holders of shares of Series D Preferred Stock are entitled to receive, on each dividend payment date, (i) cumulative cash dividends on each share of Series D Preferred Stock, on a quarterly basis, at a rate of 12% per annum of the Stated Value, plus the Additional Amount thereon, and (ii) dividends in the form of shares of common stock on each share of Series D Preferred Stock, on a quarterly basis, at a rate of 8% per annum on the Stated Value.

At any time after the earlier of (i) a Qualified Offering (as defined below) or (ii) the date that is 18 months from the date the first share of Series D Preferred Stock is issued to any holder thereof, each holder of Series D Preferred Stock shall be entitled to convert any portion of the outstanding Series D Preferred Stock, including any Additional Amount, held by such holder into shares of common stock at the Conversion Price (as defined below) by following the mechanics of conversion set forth in the Certificate of Designations.

The amount of shares of common stock issuable upon a conversion for each Series D Preferred Stock shall be the Stated Value of such share plus the Additional Amount divided by the Conversion Price (as defined below). The “Conversion Price” for each Series D Preferred Stock is, the lower of the price per share at which a Qualified Offering (as defined below) is made (the “Qualified Offering Price”) or 80% of the average of the closing sale price for the 10 consecutive trading days immediately preceding, but not including, the effective date of the applicable conversion notice. A “Qualified Offering” means an offering of common stock (or units consisting of common stock and warrants to purchase common stock) resulting in the listing for trading of the common stock on the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market or the New York Stock Exchange (or any successors to any of the foregoing).

During the year ended December 31, 2023, the Company converted $1,414,338 of principal and $171,825 of interest payable due to Six Twenty Management LLC into 17,000 shares of Series D Convertible Preferred Stock. The previous amounts due to the related party are discussed further in Note 6 of these financial statements. There was no activity during the nine months ended September 30, 2024.

F-26

Warrants

A summary of the Company’s warrant activity during the nine months ended September 30, 2024, is presented below:

	Number of Warrants	Weighted Average Exercise Price	Weighted Average Remaining Contract Term (Year)
Outstanding at December 31, 2023	38,107,500	$0.16	4.17
Granted	-	-	-
Exercised	-	-	-
Forfeited-Canceled	-	-	-
Outstanding at September 30, 2024	38,107,500	$0.16	3.67

Exercisable at September 30, 2024	38,107,500

The aggregate intrinsic value as of September 30, 2024 and December 31, 2023, was $7,155,146 and $7,155,146, respectively.

Options

A summary of the Company’s option activity during the nine months ended September 30, 2024, is presented below:

	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contract Term (Year)
Outstanding at December 31, 2023	6,000,000	$0.34	3.14
Granted	-	-	-
Exercised	-	-	-
Forfeited-Canceled	-	-	-
Outstanding at September 30, 2024	6,000,000	$0.34	2.64

Exercisable at September 30, 2024	6,000,000

Options outstanding as of September 30, 2024, and December 31, 2023, had aggregate intrinsic value of $0, respectively.

NOTE 12 – SUBSEQUENT EVENTS

The Company has evaluated subsequent events for adjustment to or disclosure in its consolidated financial statements through the date of this report and has not identified any recordable or disclosable events.

F-27

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and the Board of Directors of

International Land Alliance, Inc.

OPINION ON THE FINANCIAL STATEMENTS

We have audited the accompanying consolidated balance sheet of International Land Alliance, Inc. (the “Company”) as of December 31, 2023, and the related consolidated statements of operations and comprehensive loss, stockholders’ equity and cash flows for the year then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered net losses from operations, which raises substantial doubt about its ability to continue as a going concern. Management’s plans regarding those matters are discussed in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

BASIS FOR OPINION

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

Emphasis of a Matter – Significant Related Party Transactions

As described in the accompanying notes the Company engages in substantial real estate activities between the Company and other entities controlled by an officer of the Company. The Company has also borrowed funds from an entity controlled by other officers of the Company.

Critical Audit Matters

Critical audit matters are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgements. We determined that there are no critical audit matters.

/s/ Bush & Associates CPA LLC

We have served as the Company’s auditor since 2024.

Henderson, Nevada

June 27, 2024

PCAOB ID Number 6797

F-28

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of International Land Alliance, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheet of International Land Alliance, Inc. (the Company) as of December 31, 2022, and the related statements of operations, statement of changes in stockholders’ equity, and cash flows and the related notes and schedules (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered net losses from operations, which raises substantial doubt about its ability to continue as a going concern. Management’s plans regarding those matters are discussed in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and the significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe our audit provides a reasonable basis for our opinion.

F-29

Emphasis of a Matter – Significant Related Party Transactions

As described in the accompanying notes the Company engages in substantial real estate activities between the Company and other entities controlled by an officer of the Company. The Company has also borrowed funds from an entity controlled by other officers of the Company.

Critical Audit Matters

The critical audit matter communicated below is a matter arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing separate opinion on the critical audit matter or on the accounts or disclosures to which they relate.

Going Concern

Due to the net loss for the year, the Company evaluated the need for a going concern.Auditing management’s evaluation of a going concern can be a significant judgement given the fact that the Company uses management estimates on future revenues and expenses which are not able to be substantiated.

As discussed in Note 1, the Company has a going concern due to net loss during the year as well as having negative cash flows from operations during the year ended December 31,2022.

To evaluate the appropriateness of the going concern, we examined and evaluated the financial information along with management’s plans to mitigate the going concern and management’s disclosure on going concern.

/s/ M&K CPAS, PLLC

We served as the Company’s auditor since 2022

Houston, TX

July 6, 2023

F-30

INTERNATIONAL LAND ALLIANCE, INC.

CONSOLIDATED BALANCE SHEETS

	December 31, 2023	December 31, 2022
ASSETS
Current assets
Cash	$140,247	$49,374
Accounts receivable	1,652,086	-
Prepaid and other current assets	16,815	49,198
Total current assets	1,809,148	98,572

Land	15,551,526	203,419
Buildings, net	1,818,825	863,745
Furniture and equipment, net	2,677	1,877
Other non-current assets	53,468	-
Goodwill	11,118,187	-

Total assets	$30,353,831	$1,167,613

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities
Accounts payable and accrued liabilities	$1,431,676	$675,202
Accounts payable and accrued liabilities related parties	361,223	189,266
Deferred revenue	4,521,222	-
Accrued interest	1,756,937	352,884
Accrued interest related party	-	132,841
Contract liability	93,382	85,407
Deposits	20,500	20,500
Derivative liability	781,924	531,527
Convertible notes, net of debt discounts	652,077	558,657
Convertible note RCVD acquisition	8,900,000	-
Promissory notes, net of debt discounts	2,674,762	1,885,616
Promissory notes, net discounts – Related Parties	104,498	1,286,695
Other loans	7,358,600	-
Total current liabilities	28,656,801	5,718,595

Promissory notes, net of current portion	-	-

Total liabilities	28,656,801	5,718,595

Commitments and Contingencies (Note 11)	-	-

Preferred Stock Series B (Temporary Equity)	293,500	293,500
Preferred Stock Series C (Temporary Equity)	310,000	-
Total Temporary Equity	603,500	293,500

Stockholders’ Equity (Deficit)

Preferred stock; $0.001 par value; 2,000,000 shares authorized; 28,000 Series A shares issued and outstanding as of December 31, 2023 and December 31, 2022	28	28
1,000 Series B shares issued and outstanding as of December 31, 2023 and December 31, 2022	1	1
3,100 Series C shares issued and outstanding as of December 31, 2023 and 0 shares issued and outstanding as of December 31, 2022.	3	-
17,000 Series D shares issued and outstanding as of December 31, 2023 and 0 shares issued and outstanding as of December 31, 2022	17	-
Common stock; $0.001 par value; 150,000,000 shares authorized; 79,658,165 and 76,658,165 shares issued and outstanding as of December 31, 2023, respectively, and 43,499,423 shares issued and outstanding as of December 31, 2022.	79,658	43,500
Additional paid-in capital	28,476,622	20,233,446
Common stock payable	31,939	-
Treasury stock (3,000,000 shares as of December 31, 2023)	(300,000)	-
Accumulated deficit	(27,194,738)	(25,121,457)
Total stockholders’ equity (deficit)	1,093,530	(4,844,482)

Total liabilities and stockholders’ equity (deficit)	$30,353,831	$1,167,613

The accompanying notes are an integral part of these consolidated financial statements.

F-31

INTERNATIONAL LAND ALLIANCE, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Years Ended,
	December 31, 2023	December 31, 2022

Net revenues and lease income	$7,058,479	$-

Cost of revenues	927,903	-

Gross profit	6,130,576	-

Operating expenses
Sales and marketing	1,218,921	1,085,300
Impairment loss	260,674	4,158,243
General and administrative expenses	2,875,868	3,107,457
Total operating expenses	4,355,463	8,351,000

Income (loss) from operations	1,775,113	(8,351,000)

Other income (expense)
Other income	-	540
Loss from debt extinguishment	(1,140,446)	-
Loss from equity-method investment		(422,493)
Loss from related party debt extinguishment	-	(78,508)
Change in fair value derivative liability	(775,555)	(33,992)
Interest expense	(1,932,391)	(1,532,186)
Total other expense	(3,848,392)	(2,066,639)

Net loss	$(2,073,281)	$(10,417,639)

Preferred stock dividends	1,082,825	-

Net loss applicable to common shareholders	$(3,156,106)	$(10,417,639)

Loss per common share - basic and diluted	$(0.03)	$(0.29)

Weighted average common shares outstanding - basic and diluted	68,368,501	35,605,172

The accompanying notes are an integral part of these consolidated financial statements.

F-32

INTERNATIONAL LAND ALLIANCE, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)

Activity for the year Ended December 31, 2023

	Series A Preferred Stock		Series B Preferred Stock		Series C Preferred Stock		Series D Preferred Stock		Common Stock		Treasury	Additional Paid-in	Common Stock	Accumulated	Total Stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Stock	Capital	Payable	Deficit	Deficit
Balance, December 31, 2022	28,000	$28	1,000	$1	-	-	-	-	43,499,423	$43,500	-	$20,233,446	$-	$(25,121,457)	$(4,844,482)
Common shares issued from related party acquisition	-	-	-	-	-	-	-	-	20,267,310	20,267	-	1,779,733	-	-	1,800,000
Fair value common shares warrants issued from related party acquisition	-	-	-	-	-	-	-	-	-	-	-	2,674,976	-	-	2,674,976
Reciprocal interest in business acquisition	-	-	-	-	-	-	-	-	-		(300,000)	-	-	-	(300,000)
Common stock issued for warrant exercise	-	-	-	-	-	-	-	-	1,410,000	1,410	-	(1,410)	-	-	-
Common shares in escrow issued as collateral	-	-	-	-	-	-	-	-	2,000,000	2,000	-	258,000	-	-	260,000
Warrants issued pursuant to Series C Preferred Stock	-	-	-	-	-	-	-	-	-	-	-	18,504	-	-	18,504
Series C Preferred Stock issued for cash	-	-	-	-	3,100	3	-	-	-	-	-	-	-	-	3
Dividend on Series C Preferred	-	-	-	-	-	-	-	-	-	-	-	(94,428)	-	-	(94,428)
Common shares issued for cash	-	-	-	-	-	-	-	-	500,000	500	-	49,500	-	-	50,000
Common shares issued pursuant to promissory notes	-	-	-	-	-	-	-	-	100,000	100	-	16,900	31,939	-	48,939
Stock-based compensation	-	-	-	-	-	-	-	-	-	-	-	234,141	-	-	234,141
Common stock issued for consulting services	-	-	-	-	-	-	-	-	2,953,000	2,953	-	446,047	-	-	449,000
Common stock issued from debt conversion	-	-	-	-	-	-	-	-	8,928,432	8,928	-	1,673,851	-	-	1,682,779
Warrants issued pursuant to Series C Preferred Stock	-	-	-	-	-	-	-	-	-	-	-	105,392	-	-	105,392
Series D Preferred shares issued for the conversion of related party debt	-	-	-	-	-	-	17,000	$17	-	-	-	1,586,146	-	-	1,586,163
Settlement of derivative liability	-	-	-	-	-	-	-	-	-	-	-	518,646	-	-	518,646
Dividends on Series B Preferred Stock	-	-	-	-	-	-	-	-	-	-	-	(1,022,822)	-	-	(1,022,822)
Net loss	-	-	-	-	-	-	-	-	-	-	-	-	-	(2,073,281)	(2,073,281)
Balance, December 31, 2023	28,000	$28	1,000	$1	3,100	3	17,000	$17	79,658,165	$79,658	$(300,000)	$28,476,622	$31,939	$(27,194,738)	$1,093,530

F-33

Activity for the year Ended December 31, 2022

	Series A Preferred Stock		Series B Preferred Stock		Common Stock		Additional Paid-in	Accumulated	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	(Deficit)
Balance, December 31, 2021	28,000	$28	1,000	$1	31,849,327	$31,850	$15,760,772	$(14,703,818)	$1,088,833
Commitment shares issued pursuant to promissory notes	-	-	-	-	450,000	450	201,825	-	202,275
Issuance of common shares pursuant to consulting agreements	-	-	-	-	3,447,038	3,447	1,467,390	-	1,470,837
Common stock issued from options exercise	-	-	-	-	1,300,000	1,300	-	-	1,300
Stock-based compensation	-	-	-	-	354,000	354	1,710,527	-	1,710,881
Common shares issued from related party debt settlement	-	-	-	-	6,039,058	6,039	978,328	-	984,367
Fair value of warrants issued with debt	-	-	-	-	-	-	159,664	-	159,664
Common stock issued with lot sale	-	-	-	-	60,000	60	14,940	-	15,000
Dividend on Series B Preferred	-	-	-	-	-	-	(60,000)	-	(60,000)
Net loss	-	-	-	-	-	-	-	(10,417,639)	(10,417,639)
Balance, December 31, 2022	28,000	$28	1,000	$1	43,499,423	$43,500	$20,233,446	$(25,121,457)	$(4,844,482)

The accompanying notes are an integral part of these consolidated financial statements.

F-34

INTERNATIONAL LAND ALLIANCE, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended,
	December 31, 2023	December 31, 2022
Cash Flows from Operating Activities
Net loss	$(2,073,281)	$(10,417,639)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation	927,774	1,710,881
Impairment loss	260,674	4,158,243
Loss from extinguishment of debt	1,140,446	-
Loss from extinguishment of related party debt	-	78,508
Fair value of shares issued for debt settlement/modification	-	1,470,836
Fair value of commitment shares	108,096	-
Fair value of shares issued for services	152,000	-
Depreciation expense	89,241	52,944
Excess fair value of derivative over carrying balance of debt	108,465	356,784
Loss from equity-method investment	-	422,493
Change in fair value derivative	775,555	33,992
Amortization of debt discount	437,376	458,616
Changes in assets and liabilities
Accounts Receivable	58,764	26,802
Prepaid and other current assets	32,383	52,467
Other non-current assets	(7,808)	-
Accrued interest	181,066	267,560
Accounts payable and accrued interest	(642,223)	(131,739)
Accounts payable and accrued interest-related party	171,957	460,976
Deferred revenue	(4,193,498)	-
Contract liability	305,909	469,715
Deposit	-	500

Net cash used in operating activities	(2,167,104)	(528,061)

Cash Flows from investing
Cash acquired from RCVD acquisition	321,919	-
Proceeds from disposal of fixed assets	205,096	-
Additional expenditures on land	(557,738)	-
Additions to Construction in Progress on land not owned	(179,700)	(539,935)
Net cash used in investing activities	(210,423)	(539,935)

Cash Flows from Financing Activities
Common stock and warrants sold for cash	50,000	15,000
Dividends paid on Series C Preferred Stock	(11,570)	-
Series C Preferred Stock issued for cash	250,000	-
Common stock issued for warrant exercise	-	1,300
Cash payments on promissory notes – related party	(308,248)	(390,621)
Cash payments on promissory notes	(330,000)	(131,339)
Cash proceeds from convertible notes	275,000	-
Cash payments on convertible notes	(240,025)	-
Cash proceeds from promissory notes	1,115,000	773,250
Cash proceeds from other loans	780,034	-
Cash proceeds promissory notes – Related party	888,209	793,187
Net cash provided by financing activities	2,468,400	1,060,777

Net increase (decrease) in Cash	90,873	(7,219)

Cash, beginning of period	49,374	56,590

Cash, end of period	$140,247	$49,374

Supplemental disclosure of cash flow information
Cash paid for interest	$405,705	$137,863
Cash paid for income tax	$-	$-

Non-Cash investing and financing transactions
Corporate expenses paid by related party advances	$-	$49,145
Dividend on Series B	$1,022,822	$60,000
Dividend on Series C	60,003	-
Conversion of related party debt for Series D Preferred shares	$1,586,163	$-
Conversion of related party debt	$-	$905,859
Conversion of debt for common shares	1,673,851	-
Debt discount from bifurcated derivative	$-	$140,750
Debt discount from warrants issued with debt	$-	$159,664
Debt discount	$351,092	$121,694
Commitment shares issued with promissory notes	$108,096	$202,275

The accompanying notes are an integral part of these consolidated financial statements.

F-35

INTERNATIONAL LAND ALLIANCE, INC.

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2023 and 2022

NOTE 1 – NATURE OF OPERATIONS AND GOING CONCERN

Nature of Operations

International Land Alliance, Inc. (the “Company”) was incorporated under the laws of the State of Wyoming on September 26, 2013. The Company is a residential land development company with target properties located in the Baja California, Northern region of Mexico and Southern California. The Company’s principal activities are purchasing properties, obtaining zoning and other entitlements required to subdivide the properties into residential and commercial building plots, securing financing for the purchase of the plots, improving the properties infrastructure and amenities, and selling the plots to homebuyers, retirees, investors, and commercial developers.

In May 2021, the Company acquired a 25% investment in Rancho Costa Verde Development LLC (“RCVD”). RCVD is a 1,100-acre master planned second home, retirement home and vacation home real estate community located on the east coast of Baja California. RCV is a self-sustained solar powered green community that takes advantage of the advances in solar and other green technology. On January 3, 2023, the Company completed the acquisition of the remaining 75% interest in RCVD for a contractual price of $13.5 million, paid through a combination of a promissory note, common stock and common stock purchase warrants. As a result of the transaction, RCVD became a wholly owned subsidiary of the Company. The transaction was accounted for as a business acquisition pursuant to ASC 805 Business Combinations.

Going Concern and liquidity

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business.

Management evaluated all relevant conditions and events that are reasonably known or reasonably knowable, in the aggregate, as of the date the consolidated financial statements were available to be issued and determined that substantial doubt exists about the Company’s ability to continue as a going concern. The Company’s ability to continue as a going concern is dependent on the Company’s ability to generate revenues from its properties, raise capital or issue debt instruments. The Company has faced significant liquidity shortages as shown in the accompanying consolidated financial statements. As of December 31, 2023, the Company’s current liabilities exceeded its current assets by approximately $26.9 million. The Company has recorded a net loss of $2.1 million for the year ended December 31, 2023, and has an accumulated deficit of approximately $27.2 million as of December 31, 2023. Net cash used in operating activities for the year ended December 31, 2023, was approximately $2.2 million. These factors raise substantial doubt about the Company’s ability to continue as a going concern.

The Company is currently raising additional capital through debt and equity financing in order to continue the funding of its operations, which may have the effect of diluting the holdings of existing shareholders.

Management anticipates that the Company’s capital resources will significantly improve if its plots of land gain wider market recognition and acceptance resulting in increased plot sales. If the Company is not successful with its marketing efforts to increase sales and weak demand for purchase of plots continues, the Company will continue to experience a shortfall in cash, and it will be necessary to further reduce its operating expenses in a manner or obtain funds through equity or debt financing in sufficient amounts to avoid the need to curtail its future operations subsequent to December 31, 2022. The direct impact of these conditions is not fully known. There is also uncertainty pertaining to the transfer of title of the lands currently owned by companies controlled by our Chief Executive Officer.

However, there can be no assurance that the Company would be able to secure additional funds if needed and that if such funds were available on commercially reasonable terms or in the necessary amounts, and whether the terms or conditions would be acceptable to the Company. In such case, the reduction in operating expenses might need to be substantial in order for the Company to generate positive cash flow to sustain the operations of the Company.

F-36

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The consolidated financial statements of the Company are prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and the rules and regulations of the Securities and Exchange Commission (“SEC”).

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company, its wholly owned subsidiaries, ILA Fund I, LLC (the “ILA Fund”), a company incorporated in the State of Wyoming and International Land Alliance, S.A. de C.V., a company incorporated in Mexico (“ILA Mexico”), Emerald Grove Estates LLC, incorporated in the State of California, Oasis Park Resort, LLC, incorporated in the State of California, Plaza Bajamar, LLC, incorporated in the State of California, Plaza Valle Divino, LLC, incorporated in the State of California.

ILA Fund includes cash as its only assets with minimal expenses as of December 31, 2022. The sole purpose of this entity is strategic funding for the operations of the Company. ILA Mexico has lots held for sale for the Oasis Park Resort, no liabilities, and minimal expenses as of December 31, 2023. All intercompany balances and transactions are eliminated in consolidation. As of December 31, 2023, Emerald Grove Estates LLC, Plaza Bajamar LLC, and Plaza Valle Divino LLC have no operations.

The Company’s consolidated subsidiaries were as follows as of December 31, 2023:

Name of Consolidated Subsidiary or Entity	State or Other Jurisdiction of Incorporation or Organization	Attributable Interest
ILA Fund I, LLC	Wyoming	100%
International Land Alliance, S.A. de C.V. (ILA Mexico)	Mexico	100%
Rancho Costa Verde Development, LLC	Nevada	100%
Emerald Grove Estates, LLC	California	100%
Oasis Park Resort, LLC	Wyoming	100%
Plaza Bajamar, LLC	Wyoming	100%
Plaza Valle Divino, LLC	Wyoming	100%

Reclassification

Certain numbers from 2022 have been reclassified to conform with the current year presentation.

Investments - Equity Method

The Company accounts for equity method investments at cost, adjusted for the Company’s share of the investee’s earnings or losses, which are reflected in the consolidated statements of operations. The Company periodically reviews the investments for other than temporary declines in fair value below cost and more frequently when events or changes in circumstances indicate that the carrying value of an asset may not be recoverable.

F-37

Use of Estimates

The preparation of financial statements in conformity with US. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Management regularly evaluates estimates and assumptions related to the valuation of assets and liabilities. Management bases its estimates and assumptions on current facts, historical experience, and various other factors that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the accrual of costs and expenses that are not readily apparent from other sources. The actual results experienced by the Company may differ materially and adversely from management’s estimates. To the extent there are material differences between the estimates and the actual results, future results of operations will be affected. Significant estimates include:

■	Liability for legal contingencies.
■	Useful lives of building.
■	Assumptions used in valuing equity instruments.
■	Deferred income taxes and related valuation allowance.
■	Going concern.
■	Assessment of long-lived asset for impairment.
■	Significant influence or control over the Company’s equity-method investee.
■	Revenue recognition.

Segment Reporting

The Company operates as one reportable segment under ASC 280, Segment Reporting. The Chief Operating Decision Maker (“CODM”) regularly reviews the financial information of the Company at a consolidated level in deciding how to allocate resources and in assessing performances.

Cash and Cash Equivalents

The Company considers all highly liquid instruments with a maturity of three months or less at the time of issuance to be cash equivalents. The Company did not have any cash equivalents as of December 31, 2023, and 2022.

Fair value of Financial Instruments and Fair Value Measurements

Accounting Standards Codification (“ASC”) 820 Fair Value Measurements and Disclosures, requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. ASC 820 establishes a fair value hierarchy based on the level of independent, objective evidence surrounding the inputs used to measure fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement.

ASC 820 prioritizes the inputs into three levels that may be used to measure fair value:

Level 1: uses quoted market prices in active markets for identical assets or liabilities.

Level 2: uses observable market-based inputs or unobservable inputs that are corroborated by market data.

Level 3: uses unobservable inputs that are not corroborated by market data.

As defined by ASC 820, the fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale, which was further clarified as the price that would be received to sell an asset or paid to transfer a liability (“an exit price”) in an orderly transaction between market participants at the measurement date.

The carrying amounts of the Company’s financial assets and liabilities, such as cash, accounts receivable, prepaid and other current assets, accounts payable and accrued liabilities, contracts liability, deposits, promissory notes, net of debt discounts and promissory notes related party approximate fair value due to their relatively short maturities. Equity-method investment is recorded at cost, which approximates its fair value since the consideration transferred includes cash and a non-monetary transaction, in the form of the Company’s common stock, which was valued based on a combination of a market and asset approach.

F-38

The fair value of the Company’s recorded derivative liability is determined based on unobservable inputs that are not corroborated by market data, which require a Level 3 classification. A Black-Scholes option valuation model was used to determine the fair value. The Company records derivative liability on the consolidated balance sheets at fair value with changes in fair value recorded in the consolidated statements of operation.

The following table presents balances of the liabilities with significant unobservable inputs (Level 3) as of December 31, 2023:

	Fair Value Measurements at December 31, 2023 Using
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total

Derivative liability	$-	$-	$781,924	$781,924
Total	$-	$-	$781,924	$781,924

The following table presents changes of the liabilities with significant unobservable inputs (Level 3) for the year ended December 31, 2022:

Derivative
Liability
Balance December 31, 2022	$531,527

New derivative from convertible notes	208,464
Settlement by debt extinguishment	(733,622)
Change in estimated fair value	775,555
Balance December 31, 2023	$781,924

Derivative Liability

As of December 31, 2023, the Company has variable rate convertible promissory notes, which contained variable conversion rates based on unknown future prices of the Company’s common stock. This resulted in the recognition of a derivative liability as the conversion feature failed the scope exception for derivative accounting due to the variability of its conversion price. The Company measures the derivative liability using the Black-Scholes option valuation model using the following assumptions:

For Years Ending December 31,
	2023	2022

Expected term	1 month – 1 year	0.5 -1 year
Exercise price	0.03 - $0.13	$0.10-$0.43
Expected volatility	176% - 232%	155%-162%
Expected dividends	None	None
Risk-free interest rate	5.03% - 5.55%	2.93%-4.73%
Forfeitures	None	None

F-39

The assumptions used in determining fair value represent management’s best estimates, but these estimates involve inherent uncertainties and the application of management’s judgment. As a result, if factors change, including changes in the market value of the Company’s common stock, managements’ assessment, or significant fluctuations in the volatility of the trading market for the Company’s common stock, the Company’s fair value estimates could be materially different in the future.

The Company computes the fair value of the derivative liability at each reporting period and the change in the fair value is recorded as non-cash expense or non-cash income. The key component in the value of the derivative liability is the Company’s stock price, which is subject to significant fluctuation and is not under its control, and the assessment of volatility. The resulting effect on net loss is therefore subject to significant fluctuation and will continue to be so until the Company’s variable convertible notes, which the convertible feature is associated with, are converted into common stock or paid in full with cash. Assuming all other fair value inputs remain constant, the Company will record non-cash expense when its stock price increases and non-cash income when its stock price decreases.

Cost Capitalization

The cost of buildings and improvements includes the purchase price of the property, legal fees, and other acquisition costs. Costs directly related to planning, developing, initial leasing and constructing a property are capitalized and classified as Buildings in the consolidated balance sheets. Capitalized development costs include interest, property taxes, insurance, and other direct project costs incurred during the period of development are also capitalized.

A variety of costs are incurred in the acquisition, development, and leasing of properties. After determination is made to capitalize a cost, it is allocated to the specific component of a project that is benefited. Determination of when a development project is substantially complete, and capitalization must cease involves a degree of judgment. Our capitalization policy on development properties is guided by ASC 835-20 Interest – Capitalization of Interest and ASC 970 Real Estate - General. The costs of land and buildings under development include specifically identifiable costs. The capitalized costs include pre-construction costs essential to the development of the property, development costs, construction costs, interest costs, real estate taxes, salaries and related costs and other costs incurred during the period of development. We consider a construction project as substantially completed and held available for occupancy or sale upon the receipt of certificates of occupancy, but no later than one year from cessation of major construction activity. We cease capitalization on the portion (1) substantially completed and (2) occupied or held available for occupancy, and we capitalize only those costs associated with the portion under construction.

Land Held for Sale

The Company considers properties to be assets held for sale when (1) management commits to a plan to sell the property; (2) the property is available for immediate sale in its present condition and (3) the property is actively being marketed for sale at a price that is reasonable given our estimate of current market value. Upon designation of a property as an asset held for sale, we record the property’s value at the lower of its’ carrying value or its estimated net realizable value. The Company fully impaired of the land held for sale as of December 31, 2023.

Land and Buildings

Land and buildings are stated at cost. Depreciation is provided by the use of the straight-line and accelerated methods for financial and tax reporting purposes, respectively, over the estimated useful lives of the assets. Buildings have an estimated useful life of 20 years. Land is an indefinite live asset that is stated at cost at date of acquisition.

Construction in progress (“CIP”)

A CIP asset reflects the cost of construction work undertaken, but not yet completed on land not currently owned by the Company. For construction in progress assets, no depreciation is recorded until the asset is placed in service. When construction is completed, the assets should be reclassified as building, building improvement, infrastructure or land improvement and should be capitalized and depreciated. The land is currently owned by companies controlled by our Chief Executive Officer. The Company fully impaired the construction in progress on land currently owned by the Companies controlled by our Chief Executive Officer due to the uncertainty in title transfer as of December 31, 2023.

F-40

Fixed Assets

Fixed assets are stated at cost, less accumulated depreciation, and amortization. Depreciation is computed using the double declining balance method over the estimated useful lives of the respective assets:

Classification	Life
Buildings	20 years
Furniture and equipment	5 years

Revenue Recognition

The Company determines revenue recognition pursuant to Accounting Standards Codification (“ASC”) 606, Revenue from Contracts with Customers, through the following steps:

■	Identification of the contract, or contracts, with a customer.
■	Identification of the performance obligations in the agreement(s) for the sale of plots or house construction.
■	Determination of the transaction price.
■	Allocation of the transaction price to the performance obligation(s) in the contract.
■	Recognition of revenue when, or as the Company satisfies a performance obligation.

Revenue is measured based on considerations specified in the agreements with our customers. A contract exists when it becomes a legally enforceable agreement with a customer. The contract is based on either the acceptance of standard terms and conditions as stated in our agreement of plot sales or house construction with customers. These contracts define each party’s rights, payment terms and other contractual terms and conditions of the sale. The transaction price of a contract is allocated to each distinct performance obligation and recognized as revenue when or as the customer receives the benefit of the performance obligation. The transaction price is determined based on the consideration which we will expect to receive in exchange for execution of the performance obligation(s).

The Company applies judgment in determining the customer’s ability and intention to pay the consideration to which the Company is entitled to. A performance obligation is a promise in a contract or agreement to transfer a distinct product or item to the customer. Performance obligations promised in a contract are identified based on the property that will be transferred to the customer that are both capable of being distinct and are distinct in the context of the contract, whereby the transfer of the property is separately identifiable from other promises in the contract. Management considers the retention of title as merely a protective right, which would not disallow revenue recognition for the full consideration to which the Company is entitled upon the execution of a contract for deed.

Currently, upon execution of each contract for deed, the Company has not developed sufficient controls and procedures to provide reasonable assurance that collection of the consideration, which the Company is entitled to, is probable. In addition, the title of the land for the various projects (Bajamar and Divino) is held by an entity that is controlled by the Company’s Chief Executive Officer.

The Company’s principal activities in the real estate development industry which it generates its revenues from are the sale of developed and undeveloped land and house construction.

Rancho Costa Verde Development or RCVD generates revenue from the following sources: (1) lot sales, (2) home construction calculated as a set percentage of builders’ costs, (3) administrative income for loan servicing, (4) interest income resulting from monthly payments from financed loans made to customers on lost sales, (5) resale income as commission for selling homes for owners that have purchased lots at RCVD and (6) utilities revenue from waste water systems and solar systems.

The Company identified the following performance obligations related to the operations of RCVD: (1) subdivision of the developer parcel, (ii) casita free week for each customer allowing them to enjoy a free week to a casita per year. The Company determined that there was a significant financing component in most arrangements with customers, which results in the recognition of interest income.

Advertising Costs

The Company expenses advertising costs when incurred. Advertising costs incurred amounted to $1,111,589 and $1,085,300 for the years ended December 31, 2023, and 2022, respectively.

Debt issuance costs and debt discounts

Debt issuance costs and debt discounts are being amortized over the lives of the related financings on a basis that approximates the effective interest method. Costs and discounts are presented as a reduction of the related debt in the accompanying consolidated balance sheets.

Stock-Based Compensation

The fair value of stock options is estimated on the grant date using the Black-Scholes option pricing model, based on weighted average assumptions. Expected volatility is based on historical volatility of our common stock. The Company has elected to use the simplified method described in the Securities and Exchange Commission Staff Accounting Bulletin Topic 14C to estimate the expected term of employee stock options. The risk-free rate is based on the U.S. Treasury yield curve in effect at the time of grant. The value of stock awards is determined using the fair value of the Company’s common stock on the date of grant. Following the adoption of Accounting Standards Update ASU 2016-09, the Company elected to account for forfeitures as they occur. Any compensation cost previously recognized for an unvested award that is forfeited because of a failure to satisfy a service condition is reversed in the period of the forfeiture. Compensation expense is recognized on a straight-line basis over the requisite service period of the award. Stock-based compensation includes the fair value of options, warrants and restricted stocks issued to employees, directors, and non-employees.

Income Taxes

The Company accounts for income taxes using the asset and liability method in accordance with ASC 740, Income Taxes. The asset and liability method provide that deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the financial reporting and tax basis of assets and liabilities, and for operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using the currently enacted tax rates and laws. The Company records a valuation allowance to reduce deferred tax assets to the amount that is believed more likely than not to be realized.

F-41

When tax returns are filed, it is highly certain that some positions taken would be sustained upon examination by the taxing authorities, while others are subject to uncertainty about the merits of the position taken or the amount of the position that would be ultimately sustained. In accordance with the guidance of ASC 740, the benefit of a tax position is recognized in the financial statements in the period during which, based on all available evidence, management believes it is more likely than not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any. Tax positions taken are not offset or aggregated with other positions. Tax positions that meet the more-likely-than-not recognition threshold are measured as the largest amount of tax benefit that is more than 50 percent likely of being realized upon settlement with the applicable taxing authority. The portion of the benefits associated with tax positions taken that exceeds the amount measured as described above should be reflected as a liability for unrecognized tax benefits in the accompanying balance sheets along with any associated interest and penalties that would be payable to the taxing authorities upon examination. Management makes estimates and judgments about our future taxable income that are based on assumptions that are consistent with our plans and estimates. Should the actual amounts differ from our estimates, the amount of our valuation allowance could be materially impacted. Any adjustment to the deferred tax asset valuation allowance would be recorded in the income statement for the periods in which the adjustment is determined to be required. Management does not believe that it has taken any positions that would require the recording of any additional tax liability, nor does it believe that there are any unrealized tax benefits that would either increase or decrease within the next year.

Net Loss Per Share

The Company computes loss per share in accordance with ASC 260 – Earnings per Share. ASC 260 requires presentation of both basic and diluted earnings per share (“EPS”) on the face of the consolidated statements of operations. Basic EPS is computed by dividing net loss available to common shareholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period using the treasury stock method and convertible notes payable using the if-converted method. Diluted EPS excludes all dilutive potential shares if their effect is antidilutive. During periods of net loss, all common stock equivalents are excluded from the diluted EPS calculation because they are antidilutive.

Basic net loss per share is calculated based on the net loss attributable to common shareholders divided by the weighted average number of shares outstanding for the period excluding any dilutive effects of options, warrants, unvested share awards and convertible securities. Diluted net loss per common share assumes the conversion of all dilutive securities using the if-converted method and assumes the exercise or vesting of other dilutive securities, such as options, common shares issuable under convertible debt, warrants and restricted stock using the treasury stock method when dilutive.

Securities that are excluded from the calculation of weighted average dilutive common shares, because their inclusion would have been antidilutive are:

	For the year ended December 31, 2023	For the year ended December 31, 2022

Options	6,000,000	6,000,000
Warrants	3,867,500	3,867,500
Total potentially dilutive shares	9,867,500	9,867,500

Concentration of Credit Risk

The Company maintains its cash in bank and financial institution deposits that at times may exceed federally insured limits. The Company has not experienced any losses in such accounts through December 31, 2023. All of the Company accounts receivable is concentrated with one customer.

F-42

Impairment of Long-lived Assets

The Company reviews its long-lived assets for impairment whenever events or changes in business circumstances indicate that the carrying amount of assets may not be fully recoverable or that the useful lives of these assets are no longer appropriate. If impairment is indicated, the asset is written down to its estimated fair value. The Company fully impaired its long-lived assets due to the uncertainty in title transfer of the land not currently owned by the Company and the estimated fair value of its construction in progress during the year ended December 31, 2023.

Accounts Receivable

The Company uses the specific identification method for recording the provision for doubtful accounts, which was $0 at December 31, 2023 and 2022. Account receivables are written off when all collection attempts have failed.

Convertible Promissory Note

The Company accounts for convertible promissory notes in accordance with ASC 470-20, Debt with Conversion and Other Options. The Company evaluates embedded conversion features within convertible debt to determine whether the embedded conversion feature should be bifurcated from the host instrument and accounted for as a derivative at fair value with changes in fair value recorded in the Income Statement. If the conversion feature does not require recognition of a bifurcated derivative, the convertible debt instrument is evaluated for consideration of any beneficial conversion feature (“BCF”) requiring separate recognition. When the Company records a BCF, the intrinsic value of the BCF is recorded as a debt discount against the face amount of the respective debt instrument with an offset to additional paid-in capital and amortized to interest expense over the life of the debt using the effective interest method.

Recently Issued Accounting Pronouncements Not Yet Adopted

In August 2020, the FASB issued ASU No. 2020-06 (“ASU 2020-06”) “Debt-Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging-Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity.” ASU 2020-06 simplifies the accounting for convertible instruments by reducing the number of accounting models for convertible debt instruments and convertible preferred stock. Limiting the accounting models results in fewer embedded conversion features being separately recognized from the host contract as compared with current GAAP. Convertible instruments that continue to be subject to separation models are (1) those with embedded conversion features that are not clearly and closely related to the host contract, that meet the definition of a derivative, and that do not qualify for a scope exception from derivative accounting and (2) convertible debt instruments issued with substantial premiums for which the premiums are recorded as paid-in capital. In addition, ASU 2020-06 amends the guidance for the derivatives scope exception for contracts in an entity’s own equity to reduce form-over-substance-based accounting conclusions. The Amendments also affects the diluted EPS calculation for instruments that may be settled in cash or shares and for convertible instruments. The amendments are effective for public entities excluding smaller reporting companies for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years. Early adoption is permitted, but no earlier than fiscal years beginning after December 15, 2020, including interim periods. Management is currently evaluating the potential impact of the Update on its financial statements.

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. ASU 2016-13 provides guidance for estimating credit losses on certain types of financial instruments, including trade receivables, by introducing an approach based on expected losses. The expected loss approach will require entities to incorporate considerations of historical information, current information and reasonable and supportable forecasts. The guidance requires a modified retrospective transition method and early adoption is permitted. In November 2019, FASB issued ASU No. 2019-10, Financial Instruments – Credit Losses, Derivatives and Hedging, and Leases (“ASU 2019-10”), which defers the adoption of ASU 2016-13 for smaller reporting companies until periods beginning after December 15, 2022. The Company has not yet adopted ASU 2016-13 and will continue to evaluate the impact of ASU 2016-13 on its consolidated financial statements.

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. ASU 2016-13 provides guidance for estimating credit losses on certain types of financial instruments, including trade receivables, by introducing an approach based on expected losses. The expected loss approach will require entities to incorporate considerations of historical information, current information and reasonable and supportable forecasts. The guidance requires a modified retrospective transition method and early adoption is permitted. In November 2019, FASB issued ASU No. 2019-10, Financial Instruments – Credit Losses, Derivatives and Hedging, and Leases (“ASU 2019-10”), which defers the adoption of ASU 2016-13 for smaller reporting companies until periods beginning after December 15, 2022. The Company has not yet adopted ASU 2016-13 and will continue to evaluate the impact of ASU 2016-13 on its consolidated financial statements.

The Company has evaluated all the recent accounting pronouncements and determined that there are no other accounting pronouncements that will have a material effect on the Company’s consolidated financial statements.

F-43

NOTE 3 – ASSET PURCHASE AND TITLE TRANSFER

Emerald Grove Asset Purchase

On July 30, 2018, Jason Sunstein, the Chief Financial Officer, entered into a Residential Purchase Agreement) to acquire real property located in Hemet, California, which included approximately 80 acres of land and a structure for $1.1 million from an unrelated seller. The property includes the main parcel of land with an existing structure along with three additional parcels of land which are vacant plots to be used for the purpose of development “vacant plots”. The purpose of the transaction was as an investment in real property to be assigned to the Company subsequent to acquisition. The property was acquired by Mr. Sunstein since it was required that the seller transfer the property for consideration to an individual versus a separate legal entity. On March 18, 2019, Mr. Sunstein assigned the deed of the property to the Company. The total of the consideration plus acquisition costs assets of $1,122,050 was allocated to land and building in the following amounts: $271,225 – Land; $850,825 – Building.

The land is an indefinite long-lived asset that was assessed for impairment as a grouped asset with the building on a periodic basis. The Company completed the refinancing of its existing first and second mortgage loans on the 80 acres of land and existing structure of its Emerald Grove property for aggregate principal amount of $1,787,000, which provided a net funding of approximately $387,000 during the first fiscal quarter of 2021.

There was no activity during the year ended December 31, 2023.

Oasis Park Title Transfer

On June 18, 2019, Baja Residents Club SA de CV (“BRC”), a related party with common ownership and control by our CEO, Robert Valdes, transferred title to the Company for the Oasis Park property which was part of a previously held land project consisting of 497 acres to be acquired and developed into Oasis Park resort near San Felipe, Baja. ILA recorded the property held for sale on its balance sheet in the amount of $670,000 and accordingly reduced the value as plots are sold. As of September 30, 2022, the Company reported a balance for assets held for sale of $647,399.

The Company transferred title to individual plots of land to the investors since the Company received this approval of change in transfer of title to ILA.

During the year ended December 31, 2023, the Company did not enter into any new contract to sell plots of land.

On September 29, 2021, the Company entered into a house construction contract for total consideration of $99,000, of which $43,967 was funded as of December 31, 2022, and presented under Contract Liability in the consolidated balance sheets. The Company has not received any payments during the year ended December 31, 2023.

During the year ended December 31, 2021, the Company sold three (3) lots to an affiliate of a related party of the Company for a total purchase price of $120,000, of which $61,440 was funded as of December 31, 2022. The Company has not received any payments during the year ended December 31, 2023.

The remaining unpaid amount owed to the Company was $58,560 as of December 31, 2023, and December 31, 2022.

NOTE 4 – LAND AND BUILDING

Land and buildings, net as of December 31, 2023, and 2022:

	Useful life	December 31, 2023	December 31, 2022
Land – Emerald Grove		$203,419	$203,419

Land – Rancho Costa Verde Development		$22,797,221	$-

Furniture & equipment, net	5 years	$2,677	$1,877

Building – Emerald Grove	20 years	2,591,421	1,048,138
Less: Accumulated depreciation		(772,596)	(184,393)

Building, net		$1,818,825	$863,745

Depreciation expense was approximately $52,400 for the years ended December 31, 2023, and 2022, respectively. The Company fully impaired the carrying balance of its land held for sale and the cost accumulated under construction in process for its Oasis Park project for total amount of $766,632, which is presented under impairment loss in the consolidated statement of operations for the year ended December 31, 2022.

F-44

Valle Divino

The Valle Divino is the Company’s premier wine country development project in Ensenada, Baja California. This land project consists of 20 acres to be acquired from Baja Residents Club, a Company controlled by our Chief Executive Officer and developed into Valle Divino resort. The acquisition of title to the land for this project is subject to approval from the Mexican government in Baja, California. The Company broke ground of the Valle Divino development in July 2020 and has commenced site preparation for two model homes including a 1-bedroom and 2- bedroom option. The first Phase of the development includes 187 homes. This development will also have innovative microgrid solutions by our partner to power the model home and amenities.

The construction contractor is also an entity controlled by our Chief Executive Officer. Construction began during the year ended December 31, 2020. The balance of construction in process for Valle Divino was $0 as of December 31, 2023 and 2022. The Company fully impaired the accumulated costs related to its Valle Divino project due to the uncertainty pertaining to the title transfer for a total amount of $457,275 during the year ended December 31, 2023.

Plaza Bajamar

The Plaza Bajamar community is an 80-unit development located within the internationally renowned Bajamar Ocean Front Hotel and Golf Resort. The Bajamar Ocean Front Golf Resort is an expertly planned, well-guarded, and gated wine and golf community located 45 minutes South of the San Diego-Tijuana Border along the scenic toll road to Ensenada on the Pacific Ocean.

Phase I will include 22 “Merlot” 1,150 square-foot single-family homes that feature two bedrooms and two baths. The home includes two primary bedroom suites – one on the first floor and one upstairs, as well as fairway and ocean views from a rooftop terrace. The Merlot villas will come with the installation of solar packages construction in mind. Planned amenities include a pool, wellness and fitness center and available office space.

The Company has not yet taken title to this property, which is currently owned by Valdeland, S.A. de C.V. (“Valdeland”), an entity controlled and 100% owned by Roberto Valdes, the Company’s Chief Executive Officer. In September 2019, the Company executed a land purchase agreement with Valdeland, under which the Company is to acquire from Valdeland the Plaza Bajamar property free of liens and encumbrances for a total consideration of $1,000,000.

In November and December 2019, $250,000 was paid to the Company’s Chief Executive Officer, Roberto Valdes, of which $150,000 was used for the construction of two model Villas at our planned Plaza Bajamar development and $100,000 as a down payment towards the acquisition of the land from Valdeland. As of December 31, 2023 and 2022, the Company issued 250,000 shares of the Company’s common stock for total amount of $150,000 reported under Prepaid and other current assets in the consolidated balance sheets towards the purchase of the land. The amount was fully impaired during the year ended December 31, 2022.

Valdeland has completed a two-bedroom model home, an enhanced entrance, and interior roads as well as site preparation for four (4) new homes adjacent to the model home. It has commenced construction on four residential lots following the payment of the required minimum deposits from buyers.

The Company funded the construction by an additional $179,700 during the year ended December 31, 2023. Valdeland is the construction contractor is also an entity controlled and owned by Roberto Valdes.

The balance of construction in process for Plaza Bajamar totaled $0 as of December 31, 2023 and 2022. During the year ended December 31, 2023, the Company fully impaired the accumulated costs related to Plaza Bajamar, due to the uncertainty pertaining to title transfer for a total amount of $179,700, which is presented under impairment loss in the consolidated statement of operations for the nine months ended December 31, 2023.

F-45

Within the “restricted zone,” a foreigner can purchase the beneficial interest in real property through a bank trust or “fideicomiso.” Indeed, a bank trust must be used when acquiring property within the restricted zone. In this bank trust, the buyer of the property is designated as the “fideicomisario” or the beneficiary of the trust. While legal title is held by the bank, (specifically the trustee of the trust or the “fiduciario,”) the trustee must administer the property in accordance with the instructions of the buyer (the beneficiary of the trust). The property is not an asset of the bank, and the trustee is obligated to follow every lawful instruction given by the beneficiary to perform legal action. The Company has not yet established the bank trust, which is anticipated to occur before the end of the fiscal year 2023.

As of December 31, 2023, Valdeland sold six (6) house constructions on residential lots for estimated price of $1.5 million, of which $0.5 million has been paid and collected by the Company and initially presented under contract liability in the consolidated balance sheet as of December 31, 2023. However, the Company offset the balance of construction in process with the contract liability with the net balance written off due to the uncertainty pertaining to the transfer of title.

Rancho Costa Verde Development (“RCVD”)

RCVD is a 1,000 acre, 1,200 lot master planned community in Baja, California, located few miles from the Company’s Oasis Park resort on the sea of Cortez. To date, RCVD has sold over 1,000 residential lots and built 55 single-family homes with approximately 30 under construction. This is in addition to a completed boutique hotel and clubhouse.

NOTE 5 – RELATED PARTY TRANSACTIONS

Roberto Valdes - Chief Executive Officer

Chief Executive Officer – Roberto Valdes

Effective January 1, 2020, the Company executed an employment agreement with its Chief Executive Officer.

The Company has not paid any salary to its Chief Executive Officer for the year ended December 31, 2023. The Company has accrued $33,808 of compensation costs in relation to the employment agreement for the year ended December 31, 2023. The balance owed is $66,846 and $33,038 as of December 31, 2023 and 2022, respectively.

As of December 31, 2023, the Company funded an aggregate amount of 1.4 million for construction on residential lots, projects amenities and towards the acquisition of land to companies controlled by the Company’s Chief Executive Officer. The land for the Plaza Bajamar and Valle Divino is currently owned by two entities controlled by the Chief Executive Officer (Valdeland S.A de C.V. and Valdetierra S.A de C.V) and all parties executed land purchase agreement for each project to transfer title of the land to a bank trust or “fideicomiso”, in which the Company will be named the beneficiary of the trust (“fideicomisario”).

During the year ended December 31, 2023, the Company funded an aggregate amount of approximately $251,000 to the construction companies owned by the Company’s Chief Executive Officer for the two projects in Ensenada, Baja California. The Company has not yet established the bank trust, which is anticipated to occur before the end of the fiscal year 2023. The properties at Valle Divino and Plaza Bajamar have executed promise to purchase agreements between the Company and Roberto Valdes, which require the transfer of titles of the land free of liens and encumbrances to the Company. There can be no assurance as to what and if any profit might have been received by our Chief Operating Officer, in his separate company as a result of these transactions.

On December 1, 2022, the Company issued 465,834 stock options under the 2022 Plan with a strike price of $0.20, vesting 25% on grant date and the remaining 75% monthly over a twelve-month period from grant date with an estimated fair value of approximately $90,188. The Company recognized approximately $67,600, respectively, of stock-based compensation related to these stock options during the year ended December 31, 2023.

F-46

Chief Financial Officer – Jason Sunstein

Effective January 1, 2020, the Company executed an employment agreement with its Chief Financial Officer.

The Company has not paid any salary to its Chief Financial Officer for the year ended December 31, 2023. The Company has accrued $33,808 of compensation costs in relation to the employment agreement for the year ended December 31, 2023. The balance owed is $66,846 and $33,038 as of December 31, 2023 and 2022, respectively.

On December 1, 2022, the Company issued 465,834 stock options under the 2022 Plan with a strike price of $0.20, vesting 25% on grant date and the remaining 75% monthly over a twelve-month period from grant date with an estimated fair value of approximately $90,188. The Company recognized approximately $67,600, respectively, of stock-based compensation related to these stock options during the year ended December 31, 2023.

The Company’s Chief Financial Officer is also the managing member of Six Twenty Management LLC, an entity that has been providing ongoing capital support to the Company (See Note 8).

The Company’s Chief Financial Officer also facilitated the Emerald Grove asset purchase as described in Note 3.

President – Frank Ingrande

In May 2021, the Company executed an employment agreement with its President.

The Company has not paid any salary to its President for the year ended December 31, 2023. The Company has accrued $33,808 of compensation costs in relation to the employment agreement for the year ended December 31, 2023. The balance owed is $66,846 and $33,038 as of December 31, 2023 and 2022, respectively.

Frank Ingrande was the co-founder and owner of 33% of the Company’s equity-method investee RCVD. During the year ended December 31, 2023, the Company acquired the remaining 75% interest in RCVD, which became the Company’s wholly owned subsidiary as of December 31, 2023 (note 9).

On December 1, 2022, the Company issued 465,834 stock options under the 2022 Plan with a strike price of $0.20, vesting 25% on grant date and the remaining 75% monthly over a twelve-month period from grant date with an estimated fair value of approximately $90,188. The Company recognized approximately $67,600, respectively, of stock-based compensation related to these stock options during the year ended December 31, 2023.

International Real Estate Development, LLC. (“IRED”)

Frank Ingrande was an owner of 33% of IRED at the time of the 25% initial investment in RCVD in May 2021 and subsequent to this transaction became a shareholder and President of the Company. As of the date the remaining 75% interest was acquired by the Company and as of December 31, 2023, Mr. Ingrande was still the President of the Company and a 33% owner in IRED. As such, any transactions with IRED are deemed to be related party transactions.

On January 1, 2023, the Company issued a convertible promissory note pursuant to the acquisition of RCVD for a total principal of $8,900,000, carrying a 5% coupon and maturing on March 31, 2024. The convertible note is payable in quarterly installment of $2,225,000 starting on March 31, 2023. The convertible note includes a twelve percent (12%) default interest. Although, this convertible promissory note payable is part of the consideration to the business combination in stages (Note 9) which is not deemed a related party transaction, the convertible promissory note payable is with a related party and deemed a related party convertible promissory note payable. See Note 7 and Note 9 for additional information related to this convertible promissory note.

F-47

NOTE 6 – PROMISSORY NOTES

Promissory notes consisted of the following at December 31, 2023, and 2022:

	December 31, 2023	December 31, 2022

Cash Call note payable, due August 2020 – past maturity	$24,785	$24,785
Elder note payable, 10% interest, due March 2020 – past maturity	1,500	1,500
Elder note Payable, 15% interest, due March 2021- past maturity	76,477	76,477
Griffith note Payable, 15% interest, due May 2024	250,000	-
Banker note Payable, 15% interest, due October 2023 – past maturity	97,500	-
Robles note Payable, 10% interest, due November 2023 – past maturity	37,500	-
Victrix note payable, 20% interest, due March 2024	400,000	-
Redwood Trust note payable, 12% interest, due January 2024	1,787,000	1,787,000
Total Notes Payable	$2,674,762	$1,889,762
Less discounts	-	(4,146)

Total Promissory notes, net of discount	2,674,762	1,885,616

Less current portion	(2,674,762)	(1,885,616)

Total Promissory notes, net of discount - long term	$-	$-

Redwood Trust

On January 21, 2021, the Company refinanced its existing first and second mortgage loans on the 80 acres of land and the structure located at Sycamore Road in Hemet, California for aggregate amount of $1,787,000, carrying coupon at twelve (12) percent, payable in monthly interest installments of $17,870 starting on September 1st, 2021, and continuing monthly thereafter until maturity on February 1st, 2023, at which time all sums of principal and interest then remaining unpaid shall be due and payable. The balloon payment promissory note is secured by deed of trust. The refinanced amount paid off the first and second mortgage loans with a net funding to the Company of approximately $387,000, net of finders’ fees. On June 27, 2023, the Company, through Emerald Grove Estates, LLC, its wholly owned company, executed a modification agreement, under which the maturity date was extended to January 1, 2024, and the payment of all unpaid interest, late fees, charges. The Company incurred $254,648 of interest expense and paid $263,377 of interest during the year ended December 31, 2023. Accrued interest was $649 and $73,040 as of December 31, 2023 and 2022, respectively.

Victrix LLC

On December 6, 2023, the Company took out a second financing on its 80 acres of land and the structure located at Sycamore Road in Hemet, California for aggregate amount of $400,000 carrying coupon at twenty (20) percent and continuing monthly thereafter until maturity on March 31, 2024, at which time all sums of principal and interest then remaining unpaid shall be due and payable. The balloon payment promissory note is secured by deed of trust and collateralized by 2,000,000 shares of common stock to be held in escrow until the debt is satisfied in full.

Cash Call, Inc. – In default

On March 19, 2018, the Company issued a promissory note to CashCall, Inc. for $75,000 of cash consideration. The note bears interest at 94%, matures on August 1, 2020. The Company also recorded a $7,500 debt discount due to origination fees due at the beginning of the note, which was fully amortized as of December 31, 2023 and 2022. There was no activity during the year ended December 31, 2023.

F-48

On August 2, 2022, the Company and Cash Call settled for an aggregate principal of $23,641 payable in one lump sum or a series of 9 installments of $3,152. No payment was made under this settlement agreement.

As of December 31, 2023 and 2022, the remaining principal balance was $24,785, respectively. The Company has not incurred any interest expense related to this promissory note during the year ended December 31, 2023 due to the agreed upon settlement amount.

Christopher Elder – In default

On December 15, 2020, the Company entered into a promissory note pursuant to which the Company borrowed $126,477. Interest under the promissory note in default is 18%, and the principal and all accrued but unpaid interest is due on March 15, 2021. The note is in technical default as it is past maturity date and the Company failed to repay the outstanding principal and accrued interest.

There was no activity during the years ended December 31, 2023 and 2022, respectively. As of December 31, 2023 and 2022, the remaining principal balance was $76,477, respectively.

The Company incurred approximately $11,472 and $11,310 of interest during the years ended December 31, 2023 and 2022, respectively. Accrued interest was $34,971 and $23,500 as of December 31, 2023 and 2022, respectively.

Bobbie Allen Griffith

On September 5, 2023, the Company entered into a promissory note pursuant to which the Company borrowed $215,000. Interest under the promissory note is 15% per annum, and the principal and all accrued but unpaid interest is due on September 8, 2023.

The Company repaid the note in full during the ended December 31, 2023. During the year ended December 31, 2023, the Company was advanced another $250,000 due in May 2024. As of December 31, 2023, the remaining principal balance was $250,000.

The Company incurred approximately $15,500 of interest during the year ended December 31, 2023, respectively. Accrued interest was $15,500 as of December 31, 2023.

The Company initially recognized a debt discount and stock payable on this note of $20,777 as of December 31, 2023. The Company incurred amortization expense of debt discount on the note of $20,777 during the year ended December 31, 2023.

George Banker – In Default

On August 11, 2023, the Company entered into a promissory note pursuant to which the Company borrowed $150,000. Interest under the promissory note is 15% per annum, and the principal and all accrued but unpaid interest was due on October 11, 2023. The note is in technical default as it is past maturity date and the Company failed to repay the outstanding principal and accrued interest.

The Company incurred approximately $22,500 of interest during the year ended December 31, 2023, respectively. Accrued interest was $22,500 as of December 31, 2023. As of December 31, 2023, the remaining principal balance was $97,500.

The Company initially recognized a debt discount and stock payable on this note of $5,769 as of December 31, 2023. The Company incurred amortization expense of debt discount on the note of $5,769 during the year ended December 31, 2023.

George Robles – In Default

On September 1, 2023, the Company entered into a promissory note pursuant to which the Company borrowed $100,000. Interest under the promissory note is 5% per month with a default rate of 10% per month, and the principal and all accrued but unpaid interest was due on November 1, 2023. The note is in technical default as it is past maturity date and the Company failed to repay the outstanding principal and accrued interest.

F-49

The Company incurred approximately $7,500 of interest during the year ended December 31, 2023, respectively. Accrued interest was $7,500 as of December 31, 2023. As of December 31, 2023, the remaining principal balance was $37,500.

The Company initially recognized a debt discount and stock payable on this note of $5,393 as of December 31, 2023. The Company incurred amortization expense of debt discount on the note of $5,393 during the year ended December 31, 2023.

NOTE 7 – CONVERTIBLE NOTES

Convertible notes consisted of the following at December 31, 2023 and 2022:

	December 31, 2023	December 31, 2022

1800 Diagonal convertible note #1, 9% interest, due July 2023	-	85,000
1800 Diagonal convertible note#2, 9% interest, due September 2023	-	64,250
1800 Diagonal convertible note #3, 9% interest, due October 2023	-	122,488
1800 Diagonal convertible note #5, 9% interest, due June 2024	55,000	-
1800 Diagonal convertible note #6, 10% interest, due September 2024	68,511	-
1800 Diagonal convertible note #7, 10% interest, due September 2024	61,600	-
Mast Hill convertible note, 16% interest, due March 2023 (in default)	250,000	250,000
Blue Lake convertible note, 16% interest, due March 2023 (in default)	250,000	250,000
International Real Estate Development, 5% interest, due March 2024	8,900,000	-
Total convertible notes	$9,585,111	$771,738
Less discounts	(33,034)	(213,081)

Total convertible notes, net of discount	9,552,077	558,657

Less current portion	(9,552,077)	(558,657)

Total convertible notes, net of discount - long term	$-	$-

Mast Hill Fund, L.P (“Mast note”) - In default

On March 23, 2022, the Company issued a convertible promissory note pursuant to which it borrowed gross proceeds of $250,000 for net proceeds of $211,250, net of issuance costs of $13,750 and original issuance discount of $25,000. The interest rate under the convertible promissory note in default is 16%, and the principal and all accrued but unpaid interest are due on March 23, 2023. The note requires eight (8) mandatory monthly installments of $35,000 starting in July 2022.

Additionally, as an incentive to the note holder, the securities purchase agreement also provided for the issuance of 225,000 shares of common stock with fair value of approximately $101,000, which were fully earned at issuance, and 343,750 warrants to purchase an equivalent number of shares of common stock at an exercise price of $0.80 and a term of five years. The note is convertible upon an event of default at the noteholder’s option into shares of our common stock at a fixed conversion price of $0.35, subject to standard anti-dilutive rights and down round protection. The conversion price of the convertible debt and the strike price of the warrants should be adjusted to the new effective conversion price following subsequent dilutive issuances.

During the year ended December 31, 2023, the Company converted approximately $133,096 of interest and default premium into 1,664,857 shares of common stock.

The principal balance owed to Mast Hill Fund was $250,000 as of December 31, 2023 and 2022. The Company incurred approximately $36,884 of interest during the year ended December 31, 2023. Accrued interest totaled approximately $9,221 and $23,703, respectively, as of December 31, 2023 and 2022.

The Company is in default as the Company (i) consummated a variable rate transaction with another lender and (ii) failed to make the required installment payment as required under the terms of the agreement. Upon event of default, the Company is required to pay the outstanding principal plus accrued interest and a default penalty which is equal to 25% of the principal and accrued interest.

F-50

As of December 31, 2023 and 2022, the default penalty was $0 and $68,426, respectively. During the year ended December 31, 2023, the Company recognized an additional $6,904 of default penalty for a total amount of $75,289, which was fully converted into shares of common stock during the year ended December 31, 2023.

The Company initially recognized $219,832 of debt discount resulting from the original issue discount, the deferred financing costs, the fair value assigned to the commitment shares and the warrants. The Company amortized $50,742 through interest expenses during the year ended December 31, 2023.

The balance of the unamortized debt discount was $0 and $50,742 as of December 31, 2023 and 2022.

Blue Lake Partners LLC (“Blue Lake note”) – In default

On March 28, 2022, the Company issued a convertible promissory note pursuant to which it borrowed gross proceeds of $250,000 for net proceeds of $211,250, net of issuance costs of $13,750 and original issuance discount of $25,000. The interest rate under the convertible promissory note in default is 16%, and the principal and all accrued but unpaid interest are due on March 28, 2023. The note requires eight (8) mandatory monthly installments of $35,000 starting in July 2022. Additionally, as an incentive to the note holder, the securities purchase agreement provided for the issuance of 225,000 shares of common stock with fair value of approximately $101,000, which were fully earned at issuance, and 343,750 warrants for the purchase of an equivalent number of shares of common stock at an exercise price of $0.80 and a term of five years.

The note is convertible upon an event of default at the noteholder’s option into shares of our common stock at a fixed conversion price of $0.35, subject to standard anti-dilutive rights and down round provisions. With the issuance of a variable rate transaction with any new investor, the conversion price of the convertible debt and the strike price of the warrants should be adjusted down to the new effective conversion price.

The principal balance owed to Blue Lake was $250,000 as of December 31, 2023 and 2022. The Company incurred approximately $17,867 of interest during the year ended December 31, 2023. Accrued interest totaled approximately $41,207 and $23,400, respectively, as of December 31, 2023 and 2022.

The Company is in default of the note as the Company (i) consummated a variable rate transaction with another lender and (ii) failed to make the required installment payment as required under the terms of the agreement. The Company has not yet received any default notice from the investor. Upon event of default, the Company is required to pay the outstanding principal plus accrued interest and a default penalty which is equal to 25% of the principal and accrued interest.

As of December 31, 2023 and 2022, the Company accrued $97,195 as default penalty, which is presented in accounts payable and accrued interest in the consolidated balance sheets.

The Company initially recognized $219,607 of debt discount resulting from the original issue discount, the deferred financing costs, the fair value assigned to the commitment shares and the warrants. The Company amortized $53,097 through interest expenses during the year ended December 31, 2023.

The balance of the unamortized debt discount was $0 and $53,097, respectively, as of December 31, 2023 and 2022.

1800 Diagonal Lending Inc. (“Diagonal note”)

Diagonal note #1

On July 28, 2022, the Company issued a convertible promissory note pursuant to which it borrowed gross proceeds of $85,000 for net proceeds of $80,750, net of issuance costs of $4,250. Interest rate under the convertible promissory note is 9% per year, and the principal and all accrued but unpaid interest are due on July 28, 2023. At any time after issuance, the note is convertible into shares of our common stock at the greater of a fixed rate or discount to the market price. The note includes a prepayment feature at a premium of 25% from the issuance date and up to 180 days. The note includes a 50% penalty premium on unpaid principal and interest upon an event of default.

During the nine months ended December 31, 2023, the Company converted $15,000 of principal into 242,404 shares of common stock. The Company repaid $111,594 from a related party note (note 8) for the outstanding principal and accrued interest and default interest.

F-51

The principal balance of Diagonal note #1 was $0 and $85,000 as of December 31, 2023 and 2022. The Company incurred approximately $37,900 of interest expenses during the year ended December 31, 2023. Accrued interest was $0 and $3,700, respectively, as of December 31, 2023 and 2022.

The Company initially recognized $4,250 of debt discount resulting from the original issue discount and the deferred financing costs. The Company amortized $2,479 through interest expenses during the year ended December 31, 2023. The balance of the unamortized debt discount was $0 and $2,479, respectively, as of December 31, 2023 and 2022.

Diagonal note #2

On September 2, 2022, the Company issued a convertible promissory note pursuant to which it borrowed gross proceeds of $64,250 for net proceeds of $60,000, net of issuance costs of $4,250. Interest rate under the convertible promissory note is 9% per year, and the principal and all accrued but unpaid interest are due on September 2, 2023. At any time after issuance, the note is convertible into shares of our common stock at the greater of a fixed conversion rate or discount to the market price. The note includes a prepayment feature at a premium of 25% from the issuance date and up to 180 days. The note includes a 50% penalty premium on unpaid principal and interest upon an event of default.

The Company repaid $11,798 in cash for the outstanding principal and accrued interest and default interest. The Company repaid $71,000 from a related party note (note 8) for the outstanding principal and accrued interest and default interest.

The principal balance owed to Diagonal was $0 and $64,250 as of December 31, 2023 and 2022. The Company incurred approximately $16,620 of interest expenses during the year ended December 31, 2023. Accrued interest was $0 and $1,900, respectively, as of December 31, 2023 and 2022.

The Company amortized $42,876 of debt discount through interest expenses during the year ended December 31, 2023. The balance of the unamortized debt discount was $0 and $2,833, respectively, as of December 31, 2023 and 2022.

Diagonal note #3

On October 17, 2022, the Company issued a convertible promissory note pursuant to which it borrowed gross proceeds of $142,276 for net proceeds of $122,782, net of issuance costs of $19,494. Interest under the convertible promissory note is 10% per year, and the note includes a guaranteed twelve-month coupon or $14,227.

The maturity date of the note is October 17, 2023. The convertible note is contingently convertible upon an event of default, and the conversion price is the greater of a fixed rate or a discount to the market price. The note requires ten (10) monthly installment payments of $15,650 starting on November 30, 2022.

The Company incurred approximately $14,227 of interest expenses and paid $1,423 of interest during the year ended December 31, 2022. Accrued interest was $12,804 as of December 31, 2022.

During the year ended December 31, 2023, the Company repaid $12,804 of interest and repaid $122,488 of principal.

The Company initially recognized $19,494 of debt discount resulting from the original issue discount and the deferred financing costs. The Company amortized $15,433 through interest expenses during the year ended December 31, 2023. The balance of the unamortized debt discount was $0 and $15,433, respectively, as of December 31, 2023 and 2022.

The balance of the Diagonal note #3 was $0 and $122,488, respectively, as of December 31, 2023 and 2022.

Diagonal note #4

On March 3, 2023, the Company issued a convertible promissory note pursuant to which it borrowed gross proceeds of $104,250 for net proceeds of $100,000, net of issuance costs of $4,250. Interest under the convertible promissory note is 9% per year and a default coupon of 22%.

The maturity date of the note is March 3, 2024. At any time after issuance, the note is convertible into shares of our common stock at the greater of a fixed conversion rate or discount to the market price. The note includes a prepayment feature at a premium of up to 25% from the issuance date and up to 180 days. The note includes a 50% penalty premium on unpaid principal and interest upon an event of default.

F-52

During the year ended December 31, 2023, the Company repaid $104,250 of principal.

The Company initially recognized $4,250 of debt discount resulting from the original issue discount and the deferred financing costs. The Company amortized $4,250 through interest expenses during the year ended December 31, 2023. The balance of the unamortized debt discount was $0 as of December 31, 2023.

The balance of the Diagonal note #4 was $0 as of December 31, 2023.

Diagonal note #5

On September 13, 2023, the Company issued a convertible promissory note pursuant to which it borrowed gross proceeds of $55,000 for net proceeds of $50,000, net of issuance costs of $5,000. Interest under the convertible promissory note is 9% per year and a default coupon of 22%.

The maturity date of the note is June 15, 2024. At any time after issuance, the note is convertible into shares of our common stock at the greater of a fixed conversion rate or discount to the market price. The note includes a prepayment feature at a premium of up to 25% from the issuance date and up to 180 days. The note includes a 50% penalty premium on unpaid principal and interest upon an event of default.

The Company incurred approximately $1,652 of interest expenses during the year ended December 31, 2023. Accrued interest was $1,652 as of December 31, 2023.

The Company initially recognized $5,000 of debt discount resulting from the original issue discount and the deferred financing costs. The Company amortized $1,527 through interest expenses during the year ended December 31, 2023. The balance of the unamortized debt discount was $3,473 as of December 31, 2023.

The balance of the Diagonal note #5 was $55,000 as of December 31, 2023.

Diagonal note #6

On September 6, 2023, the Company issued a convertible promissory note pursuant to which it borrowed gross proceeds of $92,000 for net proceeds of $75,000, net of issuance costs of $17,000. Interest under the convertible promissory note is 10% per year and a default coupon of 22%.

The maturity date of the note is September 6, 2024. At any time after issuance, the note is convertible into shares of our common stock at the greater of a fixed conversion rate or discount to the market price. The note includes a prepayment feature at a premium of up to 25% from the issuance date and up to 180 days. The note includes a 50% penalty premium on unpaid principal and interest upon an event of default.

The Company incurred approximately $9,200 of interest expenses during the year ended December 31, 2023. Accrued interest was $9,200 as of December 31, 2023.

The Company initially recognized $17,000 of debt discount resulting from the original issue discount and the deferred financing costs. The Company amortized $5,668 through interest expenses during the year ended December 31, 2023. The balance of the unamortized debt discount was $11,332 as of December 31, 2023.

The balance of the Diagonal note #6 was $68,511 as of December 31, 2023.

Diagonal note #7

On December 5, 2023, the Company issued a convertible promissory note pursuant to which it borrowed gross proceeds of $61,600 for net proceeds of $55,000, net of issuance costs of $6,600. Interest under the convertible promissory note is 10% per year and a default coupon of 22%.

The maturity date of the note is September 15, 2024. At any time after issuance, the note is convertible into shares of our common stock at the greater of a fixed conversion rate or discount to the market price. The note includes a prepayment feature at a premium of up to 25% from the issuance date and up to 180 days. The note includes a 50% penalty premium on unpaid principal and interest upon an event of default.

The Company incurred approximately $6,160 of interest expenses during the year ended December 31, 2023. Accrued interest was $6,160 as of December 31, 2023.

F-53

The Company initially recognized $6,600 of debt discount resulting from the original issue discount and the deferred financing costs. The Company amortized $789 through interest expenses during the year ended December 31, 2023. The balance of the unamortized debt discount was $5,811 as of December 31, 2023.

The balance of the Diagonal note #7 was $61,600 as of December 31, 2023.

International Real Estate Development, LLC. - In default

On January 1, 2023, the Company issued a convertible promissory note pursuant to the acquisition of RCVD for a total principal of $8,900,000, carrying a 5% coupon and maturing on March 31, 2024. The convertible note is payable in quarterly installment of $2,225,000 starting on March 31, 2023. The convertible note includes a twelve percent (12%) default interest. The Company failed to make the first installment in accordance with the terms of the agreement.

The convertible note is convertible commencing on April 1, 2023 at the option of the holder into shares of common stock at a 10% discount to market price. The Company can prepay the convertible note at any time.

The Company incurred $445,000 of interest during the year ended December 31, 2023. Accrued interest was $445,000 as of December 31, 2023. The balance was $8,900,000 as of December 31, 2023.

NOTE 8 – PROMISSORY NOTES – RELATED PARTIES

Related party promissory notes consisted of the following at December 31, 2023 and 2022:

	December 31, 2023	December 31, 2022
RAS Real Estate LLC – Past maturity	$-	$249,589
Six-Twenty Management LLC – On demand	-	960,746
Frank Ingrande – On demand	10,394	-
Lisa Landau – On demand	94,104	76,359
Total promissory notes, net of discount current	$104,498	$1,286,694

Six Twenty Management LLC (“Six-Twenty”) – Manager is the Company’s Chief Financial Officer

Jason Sunstein, the Company’s Chief Financial Officer is also the managing member and 100% owner of Six Twenty Management LLC (“Six Twenty”), an entity that has been providing ongoing capital support to the Company.

On March 31, 2021, the Company executed a non-convertible promissory note with Six Twenty for an initial amount funded of $288,611 and carrying a coupon of eight percent (8%) and a maturity of twelve months. Six-Twenty subsequently funded the Company for additional cash of $609,200. The non-convertible promissory note is not updated with the additional activity but reverted to an on-demand advances.

During the year ended December 31, 2023, Six Twenty funded an additional $485,881 and repaid in cash $111,594 the remaining balance of one of the Diagonal notes (See note 7). The Company paid $143,883 in cash towards the non-convertible promissory note.

During the year ended December 31, 2023, the Company converted the outstanding balance and interest payable into Series D Preferred Stock. See note 12 for further discussion.

The Company incurred approximately $84,860 and $62,611 of interest expense during the year ended December 31, 2023 and 2022, respectively. Accrued interest was $0 and $86,965 as of December 31, 2023 and 2022, respectively. Refer to note 5 for disclosures on related party.

As of December 31, 2023 and 2022, the principal balance owed to Six-Twenty was $0 and $960,746, respectively.

F-54

RAS, LLC (past maturity)

On October 25, 2019, the Company issued a promissory note to RAS, LLC, a company controlled by an employee, who is a relative of the Company’s Chief Financial Officer for $440,803. The proceeds of the note were largely used to repay shareholders’ loans and other liabilities. The loan bears interest at 10%, and also carries a default coupon rate of 18%. The loan matured on April 25, 2020, is secured by 2,500,000 common shares and a Second Deed of Trust for property in Hemet, CA (Emerald Grove).

During the year ended December 31, 2023, the Company paid $12,300 towards the promissory note. In addition, in September 2023, the Company converted the outstanding principal, interest, and default interest into 7,021,171 common shares for the remaining total interest and principal balance of $386,023. At the date of issuance and conversion, the value of the common shares issued was $1,167,588, causing a loss on conversion for the Company of $781,565. The outstanding balance is $0 and $249,589 as of December 31, 2023, and 2022, respectively.

During the year ended December 31, 2023, the Company incurred $102,858 in interest based on the default coupon rate of 18%. As of December 31, 2023, and 2022, the accrued interest balance owed to RAS, LLC was $0 and $45,876, respectively, as the remaining accrued balance was converted into common shares as noted above.

Lisa Landau

Lisa Landau is a relative of the Company’s Chief Financial Officer. During the year ended December 31, 2023, Lisa Landau advanced $71,000 to the Company for general corporate expenses and paid directly $71,000 towards one of the Diagonal convertible notes. The Company repaid $152,065 in cash during the year ended December 31, 2023.

The principal balance was $94,104 and $76,360 as of December 31, 2023 and 2022, respectively. The advances are on demand but do not carry any interest.

NOTE 9 – BUSINESS ACQUISITION IN STAGES

On January 3, 2023, the Company completed the acquisition in stages of International Real Estate Development, LLC (“IRED” or the “seller”), for the purchase of the remaining seventy five percent (75%) of the issued and outstanding membership interest in Rancho Costa Verde Development, LLC (“RCVD”) for a total consideration of $13.4 million. The consideration was paid through (i) a secured convertible promissory note in the principal amount of $8,900,000 (Note 5 and 7), (ii) issuance of 20,000,000 shares of common stock with a fair value of $1.8 million and (iii) 33,000,000 common stock warrants to purchase an equivalent number of shares of common stock with a fair value of approximately $2.7 million. The Company issued the 20,000,000 shares of common stock to International Real Estate Development, LLC (“IRED”) on January 3, 2023.

Prior to the acquisition of a controlling financial interest in RCVD, the Company held a twenty five percent (25%) interest in RCVD, which was previously acquired and accounted for in May 2021 as an equity method investment under ASC 323 Investments – Equity Method and Joint Ventures (Note 10). It was determined that the Company did not have the power to direct the activities that most significantly impact RCVD’s economic performance, and therefore, the Company was not the primary beneficiary of RCVD and RCVD was not consolidated under the variable interest model. The investment was initially recorded at cost, which was determined to be $2,680,000. The carrying value was fully written down to $0 as of December 31, 2022.

As outlined in the letter of intent with IRED and RCVD dated April 2021, in addition to various communications with both parties, the Company had strategized and intended to acquire the remaining 75% of RCVD from the original discussions that began in 2018. The Company’s President and director was the previously the owner of one third of the issued and outstanding interest in International Real Estate Development LLC and has been disclosed as a related party since the acquisition of the initial 25% interest in RCVD.

The Company has accounted for this transaction as a business combination in stages under ASC 805 Business Combinations as the Company took control of RCVD in January 2023. Accordingly, and as of January 3, 2023, the assets acquired, and the liabilities assumed were recorded at their estimated fair value as of the closing date of the acquisition. The Company is in the process of finalizing the purchase price allocation and it is to be completed in January 2023.

The secured convertible promissory note has a principal amount of $8,900,000 and is payable in quarterly installments of $2,225,000, carries a five percent (5%) coupon with a maturity date of March 31, 2024. The note carries a default coupon of twelve percent (12%) on the unpaid principal after the maturity date. The note includes standard events of default, which will result in the principal and accrued interest to be payable immediately. The note is convertible at any time commencing on April 1, 2023, at the option of the holder, into shares of common stock of the company at a 10% discount to market. The note may be prepaid at any time without penalties. The Company has not made the first installment by December 31, 2023, but the Company obtained a default waiver from IRED. The Company incurred approximately $445,000 of interest during the year ending December 31, 2023 (note 7).

RCVD was originally formed in the State of Nevada. RCVD is a 1,100-acre master planned second home, retirement home, and vacation home real estate community located on the east coast of Baja California, Mexico. It is just south of the small fishing village of San Felipe, where the Oasis Park Resort project of the Company is located.

F-55

As of December 31, 2023, the Company finalized its purchase price allocation and valuation for the acquisition of RCVD.

The acquisition-date fair value of the consideration transferred is as follows:

January 3, 2023

Fair value of common stock	$1,800,000
Fair value of common stock warrants	2,674,972
Promissory notes	$8,900,000
Fair value of consideration transferred	$13,374,972

The following is the purchase price allocation as of the January 3, 2023, acquisition date:

January 3, 2023
Cash	$321,916
Accounts receivable	1,900,388
Other current assets	342,574
Fixed Assets	16,213,967
Accounts payable and accrued expenses	(652,329)
Mortgage loans	(6,576,566)
Related party notes	(16,545)
Deferred revenue	(9,276,620)
Net Assets Acquired	$2,256,785
Goodwill	11,118,187
Total consideration	$13,374,972

Pro Forma Financial Information

The following unaudited pro forma consolidated results of operations for the years ended December 31, 2023 and 2022 assume the acquisition was completed on January 1, 2022:

	Years Ended December 31,
	2023	2022
Pro forma net revenues	1,090,617	1,516,622
Pro forma net loss	(1,110,022)	(926,798)

Pro forma data does not purport to be indicative of the results that would have been obtained had these events actually occurred at the beginning of the periods presented and is not intended to be a projection of future results.

Common Stock warrants

At acquisition date, the Company measures the fair value of the common stock warrant using the Black-Scholes option valuation model using the following assumptions:

	For the Years Ending December 31,
	2023	2022

Expected term	5 years	-
Exercise price	$0.10	-
Expected volatility	145%	-
Risk-free interest rate	3.94%	-
Forfeitures	None	-

The assumptions used in determining fair value represent management’s best estimates, but these estimates involve inherent uncertainties and the application of management’s judgment. As a result, if factors change, including changes in the market value of the Company’s common stock, managements’ assessment, or significant fluctuations in the volatility of the trading market for the Company’s common stock, the Company’s fair value estimates could be materially different in the future.

The Company computes the fair value of the common stock warrants at the acquisition date, which does not have to be updated at each reporting period.

F-56

NOTE 10 – EQUITY METHOD INVESTMENT

In May 2021, the Company acquired a 25% investment in RCVD in exchange for 3,000,000 shares of the Company’s common stock at a determined fair value of $0.86 per share and $100,000 in cash for total consideration of $2,680,000. The fair value of the non-monetary exchange was determined based on a valuation report obtained from an independent third-party valuation firm. The fair value of the Company’s common stock was determined based on weighted combination of market approach and asset approach. The market approach estimates fair value based on a weighted average between the listed price of the Company’s common shares and the Company’s recent private transaction adjusted for a lack of marketability discount.

The investment has been accounted for under the equity method. It was determined that the Company does not have the power to direct the activities that most significantly impact RCVD’s economic performance, and therefore, the Company is not the primary beneficiary of RCVD and RCVD has not been consolidated under the variable interest model.

The investment was initially recorded at cost, which was determined to be $2,680,000. The Company impaired the remaining balance of its equity-method investment for a total amount of $2,089,337 for the year ended December 31, 2022.

On January 3, 2023, the Company executed a securities purchase agreement with International Real Estate Development, LLC, for the purchase of the remaining seventy five percent (75%) of the issued and outstanding membership interest in RCVD for a total contractual consideration of $13,500,000.

The Company acquired a controlling financial interest and accounted for this transaction as a business combination in stages under ASC 805 (refer to note 9). Upon the acquisition of such controlling interest, the Company re-measured the previously held equity method interest to fair value as part of the accounting for the business combination, see Note 9.

NOTE 11 – COMMITMENTS AND CONTINGENCIES

Commitment to Purchase Land (Valle Divino)

The land project consisting of 20 acres to be acquired from Baja Residents Club (a Company controlled by our CEO Roberto Valdes) and developed into Valle Divino resort in Ensenada, Baja California, the acquisition of title to the land for this project is subject to approval from the Mexican government in Baja, California. Although management believes that the transfer of title to the land will be approved before the end of the Company fiscal year end 2023, there is no assurance that such transfer of title will be approved in that time frame or at all. The Company has promised to transfer title to the plots of land to the investors who have invested in the Company once the Company receives an approval of change in transfer of title to the Company through a Fideicomiso. As of December 31, 2022, and 2021, Valdetierra S.A de C.V., a company controlled and 100% owned by Roberto Valdes our Chief Executive Officer, has entered into fifteen (15) and thirteen (13) contracts for deed agreements to sell lots of land, respectively. The proceeds are collected by the Company and initially presented under contract liability in the consolidated balance sheets; however, the Company netted the balance in contract liability for $457,275 against the related capitalized construction in process, with the remaining net balance fully impaired and recorded under impairment loss in the consolidated statement of operation for the year ended December 31, 2022.

Land purchase- Plaza Bajamar.

On September 25, 2019, the Company, entered into a definitive Land Purchase Agreement with Valdeland, S.A. de C.V., a Company controlled by our CEO Roberto Valdes, to acquire approximately one acre of land with plans and permits to build 34 units at the Bajamar Ocean Front Golf Resort located in Ensenada, Baja California. Pursuant to the terms of the Agreement, the total purchase price is $1,000,000, payable in a combination of a new series of preferred stock (with a stated value of $600,000), 250,000 shares of common stock, a promissory note in the amount of $150,000, and an initial construction budget of $150,000 payable upon closing. The closing is subject to obtaining the necessary approval by the City of Ensenada and transfer of title, which includes the formation of a wholly owned Mexican subsidiary. As of December 31, 2023 and 2022, the agreement has not yet closed.

F-57

The total budget was established at approximately $1,556,000, inclusive of lots construction, of which approximately $995,747 has been paid, leaving a firm commitment of approximately $560,250 as of December 31, 2023.

Commitment to Sell Land (IntegraGreen)

On September 30, 2019, the Company entered into a contract for deed agreement “Agreement” with IntegraGreen whose principal, Christopher Elder, is also a creditor. Under the agreement the Company agreed to the sale of 20 acres of vacant land and associated improvements located at the Emerald Grove property in Hemet, California for a total purchase price of $630,000, $63,000 was paid upon execution and the balance is payable in a balloon payment on October 1, 2026, with interest only payments due on the 1st of each month beginning April 1, 2020. During the duration of the Agreement the Company retains title and is allowed to encumber the property with a mortgage at its discretion, however IntegraGreen has the right to use the property. The Company may also evict IntegraGreen from the premises in the case of default under the agreement. The principal owed under the agreement is $403,020.

The Company fully impaired the carrying balance of its account receivable owed by IntegraGreen as of December 31, 2023 and 2022.

Oasis Park Resort construction budget

During the year ended December 31, 2021, the Company engaged a general contractor to complete phase I of the project including the two-mile access road and the community entrance structure. Contractor also commenced phase II construction including the waterfront clubhouse, casitas, and model homes. The total budget was established at approximately $512,000, of which approximately $118,600 has been paid, leaving a firm commitment of approximately $393,400 as of December 31, 2023 and 2022.

Litigation Costs and Contingencies

From time to time, the Company may become involved in various lawsuits and legal proceedings, which arise in the ordinary course of business. Litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm business. Management is currently not aware of any such legal proceedings or claims that could have, individually or in the aggregate, a material adverse effect on our business, financial condition, or operating results.

NOTE 12 – STOCKHOLDERS’ EQUITY (DEFICIT)

The Company’s equity at December 31, 2023 consisted of 150,000,000 authorized common shares and 2,010,000 authorized preferred shares, all with a par value of $0.001 per share. As of December 31, 2023, there were 79,658,165 shares issued and 76,658,165 shares outstanding. As of December 31, 2022, there were 43,499,423 shares issued and outstanding.

As of December 31, 2023, there were 28,000 shares of Series A Preferred Stock issued and outstanding, 1,000 shares of Series B Preferred Stock issued and outstanding, 3,100 shares of Series C Preferred Stock issued and outstanding, and 17,000 shares of Series D Preferred Stock issued and outstanding

As of December 31, 2022, there were 28,000 shares of Series A Preferred Stock issued and outstanding, 1,000 shares of Series B Preferred Stock issued and outstanding.

Equity Incentive Plans

2022 Equity Incentive Plan

On December 1, 2022, the Company’s Board of Directors approved a 2022 Equity Incentive Plan (the “2022 Plan”). Pursuant to the 2022 Plan, the Company has reserved a total of 5,000,000 shares of the Company’s common stock to be available under the 2022 Plan. The 2022 Plan was never approved by the stockholders. Therefore, any options granted under the 2022 Plan prior to stockholder approval will be “non-qualified”. The Company granted 2,150,000 options during the year ended December 31, 2022. There was no activity during the year ended December 31, 2023. The Company has 2,150,000 options issued and outstanding under the 2022 Plan as of December 31, 2023.

2020 Equity Incentive Plan

On August 26, 2020, the Company’s Board of Directors approved the 2020 Equity Incentive Plan (the “2020 Plan”). The Company has reserved a total of 3,000,000 shares of the authorized common stock for issuance under the 2020 Plan. There was no activity during the year ended December 31, 2023. The Company has 1,700,000 options issued and outstanding under the 2020 Plan as of December 31, 2023 and 2022.

2019 Equity Incentive Plan

On February 11, 2019, the Company’s Board of Directors approved a 2019 Equity Incentive Plan (the “2019 Plan”). In order for the 2019 Plan to grant “qualified stock options” to employees, it required approval by the Corporation’s shareholders within 12 months from the date of the 2019 Plan. The 2019 Plan was never approved by the shareholders. Therefore, any options granted under the 2019 Plan prior to shareholder approval will be “non-qualified”. Pursuant to the 2019 Plan, the Company has reserved a total of 3,000,000 shares of the Company’s common stock to be available under the 2019 Plan. No options under the 2019 Plan were issued, cancelled, forfeited, or exercised during the year ended December 31, 2023. The Company has 2,150,000 options issued and outstanding under the 2019 Plan as of December 31, 2023 and 2022.

Activity during the year ended December 31, 2023

During the year ended December 31, 2023, the Company issued 2,953,000 shares of common stock pursuant to consulting agreements for a total fair value of approximately $449,000.

During the year ended December 31, 2023, the Company issued 20,000,000 shares of common stock pursuant to a business acquisition with a fair value of $1,800,000.

F-58

During the year ended December 31, 2023, the Company issued 8,928,435 shares of common stock pursuant to the conversion of convertible notes and notes payable.

During the year ended December 31, 2023, the Company issued 267,310 shares of common stock pursuant to a cashless exercise of warrants.

During the year ended December 31, 2023, the Company issued 1,410,000 shares of common stock pursuant to an exercise of warrants.

During the year ended December 31, 2023, the Company issued 500,000 shares of common stock for $50,000 in cash proceeds.

During the year ended December 31, 2023, the Company issued 2,100,000 common shares pursuant to agreements with two lenders. Of these issuances, 2,000,000 common shares are being held in escrow as collateral for short-term note payable and will be returned to treasury upon satisfying the note in full.

Activity during the year ended December 31, 2022

During the year ended December 31, 2022, the Company issued an aggregate of 3,447,038 shares of common stock pursuant to consulting agreements for a total value of $1,470,837.

During the year ended December 31, 2022, the Company received $15,000 in cash for the issuance of 60,000 shares of common stock.

During the year ended December 31, 2022, the Company issued 1,300,000 shares of common stock from the exercise of 1,300,000 stock options for a total cash consideration of $1,300.

During the year ended December 31, 2022, the Company issued 6,039,058 shares of common stock for the settlement of related party debts in the aggregate amount of $905,859.

During the year ended December 31, 2022, the Company issued 450,000 commitment shares in connection with the issuance of convertible notes for an aggregate fair value of $202,275.

Preferred Stock

On November 6, 2019, the Company authorized and issued 1,000 shares of Series B Preferred Stock (“Series B”) and 350,000 shares of common stock to CleanSpark Inc. in a private equity offering for $500,000. Management determined that the Series B should not be classified as liability per the guidance in ASC 480 Distinguishing Liabilities from Equity as of December 31, 2022, even though the conversion would require the issuance of variable number of shares since such obligation is not unconditional. As of December 31, 2022, and 2021, Management recorded the value attributable to the Series B of $293,500 as temporary equity on the consolidated balance sheets since the instrument is contingently redeemable at the option of the holder. The Company recognized the beneficial conversion feature (“BCF”) that arises from a contingent conversion feature, since the instrument reached maturity during the year ended December 31, 2020. The Company recognized such BCF as a discount on the convertible preferred stock. The amortization of the discount created by a BCF recognized as a result of the resolution of the contingency is treated as a deemed dividend that reduced net income in arriving at income available to common stockholders. The holder can convert the Series B into shares of common stock at a discount of 35% to the market price.

The terms and conditions of the Series B include an in-kind accrual feature, which provides for a cumulative accrual at a rate of 12% per annum of the face amount of the Series B. The Company has recognized $1,022,822 and $60,000, respectively, of dividend on Series B during the year ended December 31, 2023 and 2022, aggregating the total accrual to $1,212,822 and $190,000 as of December 31, 2023 and December 31, 2022, respectively. The recognition of the in-kind accrual was reported in Additional Paid In Capital on the Company’s consolidated balance sheets.

The Securities Purchase Agreement (“SPA”) states that the in-kind accrual rate should be increased by10% per annum upon each occurrence of an event of default. In addition, the SPA further states that the conversion price initially set at a discount of 35% to the market price should be further increased by an additional 10% upon each occurrence of an event of default. At the date of their Annual Report, CleanSpark claims that the Company was in default in three instances triggering further discount to the market price for the conversion feature and additional accrual rate. Management has recorded for this additional default and interest expense as noted in the previous paragraph. The Company has not been served with any notice of default stating the specific default events but will continue to accrue the additional default interest until the matter is resolved. As of the date of the filing of this Annual Report, the parties are cooperating to resolve this matter.

The Company did not issue any shares of Series A or Series B preferred stock during the year ended December 31, 2023.

On June 2, 2023, the Company authorized and issued 10,000 and 3,100 shares, respectively, of Series C Preferred Stock (“Series C”) to Bigger Capital Fund, LP in a private equity offering for $310,000. Management determined that the Series C should not be classified as liability per the guidance in ASC 480 Distinguishing Liabilities from Equity as of December 31, 2023, even though the conversion would require the issuance of variable number of shares since such obligation is not unconditional. As of December 31, 2023, Management recorded the value attributable to the Series C of $310,000 as temporary equity on the consolidated balance sheets since the instrument is contingently redeemable at the option of the holder. The Company recognized the beneficial conversion feature (“BCF”) that arises from a contingent conversion feature. The Company recognized such BCF as a discount on the convertible preferred stock. The discount created by a BCF recognized as a result of the resolution of the contingency is treated as a deemed dividend. The holder can convert the Series C into shares of common stock at a variable discount to the market price.

The terms and conditions of the Series C include an in-kind accrual feature, which provides for a cumulative accrual at a rate of 12% per annum of the face amount of the Series C. The Company has recognized a deemed dividend of $60,003 based on a discount to the purchase price on the Series C during the year ended December 31, 2023. The recognition of the in-kind accrual was reported in Additional Paid In Capital on the Company’s consolidated balance sheets.

F-59

The Securities Purchase Agreement (“SPA”) states that the in-kind accrual rate should be increased by 8% per annum upon each occurrence of an event of default.

Concurrently with this SPA, the Company entered into a Warrant Inducement Agreement (“Inducement”). Previously, on July 26, 2021, the Company entered into a Warrant Purchase Agreement with Bigger Capital Fund, LP where the Company issued common stock purchase warrants at an exercise price of $0.68 (the “Existing Warrants”). As further consideration for Bigger Capital Fund, LP agreeing to enter in the Series C Preferred Stock Securities Purchase Agreement (the “New Purchase Agreement”), the Company offered an additional 1,240,000 Warrant Shares, and (b) a reduction of the exercise price of the Existing Warrants to $0.07 per Warrant Share. As such, upon accepting this offer, the terms to the Existing Warrant issued pursuant to the Inducement have been amended and restated to refer to 2,740,000 Warrant Shares in the aggregate and all Existing Warrants issued pursuant to the Inducement will have an updated exercise price per share of $0.07. As such, the Company has recorded share-based compensation expenses of $113,896 related to the additional warrants issued during the year ended December 31, 2023.

In October 2023, the Company filed and adopted a Certificate of Designations, Preferences and Rights of the Series D Convertible Preferred Stock (the “Certificate of Designations”) with the Wyoming Secretary of State, authorizing the issuance of up to 20,000 shares of Series D Convertible Preferred Stock, par value $0.001 per share (the “Series D Preferred Stock”), each having a stated value equal to $100.00 (the “Stated Value”). The Series D Preferred Stock has no stated maturity and is subject to a mandatory redemption at 110% of the Stated Value, plus all unpaid dividends in respect of such share (the “Additional Amount”) thereon.

The Series D Preferred Stock ranks senior with respect to the preferences as to dividends, distributions and payments upon the liquidation, dissolution and winding up of the Company to all other shares of capital stock of the Company, including all other outstanding shares of preferred stock as of the filing date of the Certificate of Designations, except, however, the Series D Preferred Stock is subordinate to the series of preferred stock of the Company designated as “Series C Convertible Preferred Stock.” The Company shall be permitted to issue capital stock, including preferred stock, that is junior in rank to the Series D Preferred Stock with respect to the preferences as to dividends, distributions and payments upon the liquidation, dissolution and winding up of the Company.

Holders of shares of Series D Preferred Stock are entitled to receive, on each dividend payment date, (i) cumulative cash dividends on each share of Series D Preferred Stock, on a quarterly basis, at a rate of 12% per annum of the Stated Value, plus the Additional Amount thereon, and (ii) dividends in the form of shares of common stock on each share of Series D Preferred Stock, on a quarterly basis, at a rate of 8% per annum on the Stated Value.

At any time after the earlier of (i) a Qualified Offering (as defined below) or (ii) the date that is 18 months from the date the first share of Series D Preferred Stock is issued to any holder thereof, each holder of Series D Preferred Stock shall be entitled to convert any portion of the outstanding Series D Preferred Stock, including any Additional Amount, held by such holder into shares of common stock at the Conversion Price (as defined below) by following the mechanics of conversion set forth in the Certificate of Designations.

The amount of shares of common stock issuable upon a conversion for each Series D Preferred Stock shall be the Stated Value of such share plus the Additional Amount divided by the Conversion Price (as defined below). The “Conversion Price” for each Series D Preferred Stock is, the lower of the price per share at which a Qualified Offering (as defined below) is made (the “Qualified Offering Price”) or 80% of the average of the closing sale price for the 10 consecutive trading days immediately preceding, but not including, the effective date of the applicable conversion notice. A “Qualified Offering” means an offering of common stock (or units consisting of common stock and warrants to purchase common stock) resulting in the listing for trading of the common stock on the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market or the New York Stock Exchange (or any successors to any of the foregoing).

During the year ended December 31, 2023, the Company converted $1,414,338 of principal and $171,825 of interest payable due to Six Twenty Management LLC into 17,000 shares of Series D Convertible Preferred Stock. The previous amounts due to the related party are discussed further in Note 8 of these financial statements.

Stock Options

A summary of the Company’s option activity during the years ended December 31, 2023 and 2022, is presented below:

	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contract Term (Year)

Outstanding at December 31, 2022	6,000,000	$0.34	3.88
Granted	-	-	-
Exercised	-	-	-
Forfeit/Canceled	-	-	-
Outstanding at December 31, 2023	6,000,000	$0.34	3.14

Exercisable at December 31, 2023	6,000,000

	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contract Term (Year)

Outstanding at December 31, 2021	3,850,000	$0.41	4.30
Granted	3,450,000	0.13	5.00
Exercised	(1,300,000)	0.00	5.00
Forfeit/Canceled	-	-	-
Outstanding at December 31, 2022	6,000,000	$0.34	3.88

Exercisable at December 31, 2022	4,521,875

Options outstanding as of December 31, 2023 and 2022, had aggregate intrinsic value of $0, respectively. At December 31, 2023, the total deferred share-based compensation has been fully recognized.

F-60

The following table summarizes information about stock options outstanding and vested at December 31, 2023:

	Options Outstanding				Options Vested
			Weighted
			Average	Weighted		Weighted	Weighted
	Number	Number	Remaining	Average	Number	Remaining	Average
Exercise	of Options	of Options	Contractual	Exercise	of	Contractual	Exercise
Prices	Outstanding	Exercisable	Life	Price	Options	Life	Price
			(In years)			(In years)

$0.20	2,150,000	2,150,000	3.92	0.20	2,150,000	3.92	0.20
$0.33	1,700,000	1,700,000	1.65	0.33	1,700,000	1.65	0.33
$0.43	600,000	600,000	2.99	0.43	600,000	2.99	0.43
$0.50	1,550,000	1,550,000	2.75	0.50	1,550,000	2.75	0.50
	6,000,000	4,521,875	2.88	$0.34	4,521,875	2.88	$0.34

The Company measured equity-based compensation using the Black-Scholes option valuation model using the following assumptions:

For Years Ending December 31,
	2023	2022

Expected term	0.50-1.00 years	0.50-1.00 years
Strike price	$0.00 – 0.20	$0.00 – 0.20
Expected volatility	148%-275%	148%-275%
Expected dividends	None	None
Risk-free interest rate	0.34% - 0.85%	0.34% - 0.85%
Forfeitures	None	None

Warrants

A summary of the Company’s warrant activity during the years ended December 31, 2023 and 2022, is presented below:

	Number of Warrants	Weighted Average Exercise Price	Weighted Average Remaining Contract Term (Year)
Outstanding at December 31, 2022	3,867,500	$0.71	4.11
Granted	34,240,000	0.10	4.75
Exercised	-	-	-
Forfeited-Canceled	-	-	-
Outstanding at December 31, 2023	38,107,500	$0.16	4.17

Exercisable at December 31, 2023	38,107,500

	Number of Warrants	Weighted Average Exercise Price	Weighted Average Remaining Contract Term (Year)

Outstanding at December 31, 2021	3,180,000	$0.69	5.08
Granted	687,500	0.80	4.23
Exercised	-	-	-
Forfeit/Canceled	-	-	-
Outstanding at December 31, 2022	3,867,500	$0.71	4.11

Exercisable at December 31, 2022	3,867,500

F-61

During the year ended December 31, 2023, the Company issued 33,000,000 warrants, convertible into an equivalent number of shares of common stock, following the acquisition of Rancho Costa Verde Development, LLC (See note 9).

As noted above, during the year ended December 31, 2023, the Company issued 1,240,000 additional warrants, convertible into an equivalent number of shares of common stock, following the issuance of the Series C Preferred Stock private offering.

The aggregate intrinsic value as of December 31, 2023 and 2022, was $7,155,146 and 0, respectively.

The Company used the following assumptions to value the warrants issued during the years ended December 31, 2023 and 2022:

	December 2023	December 2022
	Warrants	Warrants

Risk free rate	3.94%	2.34-2.54%
Market price per share	$0.09	$0.45
Life of instrument in years	5 years	5 years
Volatility	162%	210%
Dividend yield	0%	0%

NOTE 13 – INCOME TAX

As of December 31, 2023 and 2022, the Company had gross federal net operating loss carryforwards of approximately $29.8 million and $21.4 million, respectively. Management expects the limitation placed on the federal net operating loss carryforwards prior to the ownership change will likely expire unused. As of December 31, 2023, all tax years are open for examination by the taxing authorities.

Due to the enactment of the Tax Reform Act of 2017, the corporate tax rate for those tax years beginning with 2018 has been reduced to 21%.

NOTE 14 – SUBSEQUENT EVENTS

Subsequent to December 31, 2023, the Company entered into a securities purchase agreement with IRED under which the Company issued 89,000 shares of Series A preferred stock at $100 per share to convert the outstanding note payable and accrued interest of $8,900,000 and $445,000, respectively.

Management has evaluated subsequent events pursuant to the issuance of the consolidated financial statements and has determined that, other than listed above, no other reportable subsequent events exist through the date of these consolidated financial statements.

F-62

INTERNATIONAL LAND ALLIANCE, INC.

__________ Shares of Common Stock

PROSPECTUS

R.F. Lafferty & Co., Inc.

__________, 2025

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth all costs and expenses paid or payable by us in connection with the sale of the securities being registered, other than underwriting discounts and commissions. All amounts shown are estimates except for the Securities and Exchange Commission (the “SEC”) registration fee.

Expense		Amount Paid or to be Paid
SEC registration fee	$	*
FINRA filing fee		*
Printing expenses		*
Legal fees and expenses		*
Accounting fees and expenses		*
Miscellaneous expenses		*
Expense reimbursement to underwriters		*
Total	$	*

*	To be provided by amendment.

Item 14. Indemnification of Directors and Officers.

Section 17-16-856 of the Wyoming Business Corporation Act provides that any director or officer of a Wyoming corporation may be indemnified against judgments, penalties, fines, settlements and reasonable expenses actually incurred by him in connection with or in defending any action, suit or proceeding in which he is a party by reason of his position, so long as it shall be determined that he conducted himself in good faith and that he reasonably believed that his conduct was in the corporation’s best interest and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful. If a director or officer is wholly successful, on the merits or otherwise, in connection with such proceeding, such indemnification is mandatory.

Currently we maintain directors’ and officers’ liability insurance covering our directors and officers against expenses and liabilities arising from certain actions to which they may become subject by reason of having served in such role.

At present, there is no pending litigation or proceeding involving any of our directors, officers, employees or agents where indemnification will be required under Wyoming law. We are not aware of any threatened litigation or preceding that might result in a claim for such indemnification.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

II-1

Item 15. Recent Sales of Unregistered Securities.

Below is a list of securities sold by the Company in the past three years which were not registered under the Securities Act. All share and per share numbers in this registration statement will be adjusted to give effect to our proposed reverse split at a ratio of 1-for-___, except in the financial statements or as otherwise indicated.

Common Stock Issued for Services.

During the year ended December 31, 2024, the Company issued 2,484,832 shares of common stock pursuant to the exercise of warrants. All other equity issuances during the nine months ended September 30, 2024 were non-cash.

During the year ended December 31, 2023, the Company issued 2,953,000 shares of common stock pursuant to consulting agreements for a total fair value of approximately $449,000.

During the year ended December 31, 2022, the Company issued an aggregate of 3,447,038 shares of common stock pursuant to consulting agreements for a total value of $1,470,837.

Common Stock Issued for Cash.

During the year ended December 31, 2023, the Company issued 500,000 shares of common stock for $50,000 in cash proceeds.

During the year ended December 31, 2022, the Company received $15,000 in cash for the issuance of 60,000 shares of common stock.

Common Stock Issued for Warrant and Option Exercise.

During the year ended December 31, 2023, the Company issued 267,310 shares of common stock pursuant to a cashless exercise of warrants.

During the year ended December 31, 2023, the Company issued 1,410,000 shares of common stock pursuant to an exercise of warrants.

During the year ended December 31, 2022, the Company issued 1,300,000 shares of common stock from the exercise of 1,300,000 stock options for a total cash consideration of $1,300.

Common Stock Issued in Relation to Debt

During the year ended December 31, 2023, the Company issued 8,928,435 shares of common stock pursuant to the conversion of convertible notes and notes payable.

During the year ended December 31, 2022, the Company issued 6,039,058 shares of common stock for the settlement of related party debts in the aggregate amount of $905,859.

During the year ended December 31, 2022, the Company issued 450,000 commitment shares in connection with the issuance of convertible notes for an aggregate fair value of $202,275.

Common Stock Issued for Business Acquisition

During the year ended December 31, 2023, the Company issued 20,000,000 shares of common stock pursuant to a business acquisition with a fair value of $1,800,000.

Series C Preferred Stock Issued for Cash

On June 2, 2023, the Company issued 3,100 shares of Series C Preferred Stock to Bigger Capital Fund, LP in a private equity offering for $310,000.

The Company relied upon the exemption provided by Section 4(a)(2) of the Securities Act of 1933 in connection with issuance and sale of the securities described above. The persons who acquired these shares were sophisticated investors and were provided full information regarding the Company’s business and operations. There were no general solicitations in connection with the offer or sale of these securities. The persons who acquired these securities acquired them for their own accounts. The certificates representing these securities will bear a restricted legend providing that they cannot be sold except pursuant to an effective registration statement or an exemption from registration. Other than H.C., Wainwright & Co., LLC, who is a registered broker/dealer, no commission was paid to any person in connection with the issuance or sale of these securities.

II-2

Item 16. Exhibits and Financial Statement Schedules.

(a)	Exhibits.

1.1*	Form of Underwriting Agreement

3.1	Articles of Incorporation of the Registrant (Incorporated by reference to Exhibit 3.1 to our registration statement on Form S-1 filed with the SEC on February 11, 2016)

3.2	Bylaws of the Registrant (Incorporated by reference to Exhibit 3.2 to our registration statement on Form S-1 filed with the SEC on February 11, 2016)

3.3	Amendment No. 1 to Bylaws of the Registrant (Incorporated by reference to Exhibit 3.1 to our current report on Form 8-K filed with the SEC on May 20, 2022)

3.4	Certificate of Designations of Series C Preferred Stock (Incorporated by reference to Exhibit 3.1 to our current report on Form 8-K filed with the SEC on July 26, 2023)

3.5	Articles of Amendment to Articles of Incorporation of the Registrant (Incorporated by reference to Exhibit 3.1 to our current report on Form 8-K filed with the SEC on November 8, 2023)

3.6	Certificate of Designations of Series D Preferred Stock (Incorporated by reference to Exhibit 3.1 to our current report on Form 8-K filed with the SEC on November 8, 2023)

4.1	Form of Warrant (Incorporated by reference to Exhibit 3.1 to our current report on Form 8-K filed with the SEC on July 29, 2021)

5.1*	Opinion of Lucosky Brookman LLP

10.1	Share Exchange Agreement with ILA Mexico (Incorporated by reference from Exhibit 10.1 to amendment #1 to our registration statement on Form S-1 filed with the SEC on November 10, 2016)

10.2	Letter Agreement with Grupo Valcas/Baja Residents Club, S.A. de C.V. (Incorporated by reference from Exhibit 10.2 to amendment #1 to our registration statement on Form S-1 filed with the SEC on November 10, 2016)

10.3	Form of Securities Purchase Agreement (Incorporated by reference to Exhibit 10.1 to our current report on Form 8-K filed with the SEC on July 29, 2021)

10.4	Form of Securities Purchase Agreement (Incorporated by reference to Exhibit 10.2 to our current report on Form 8-K filed with the SEC on July 26, 2023)

23.1**	Consent of Bush & Associates CPA LLC

23.2**	Consent of M&K CPAS, PLLC

23.3*	Consent of Lucosky Brookman LLP (included in Exhibit 5.1)

24.1**	Power of Attorney (on signature page of this Form S-1)

107**	Filing Fee Table

*to be filed by amendment

** filed herewith

(b) Financial Statement Schedule.

None.

II-3

Item 17. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the 2012 Plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	If the registrant is relying on Rule 430B (§230.430B of this chapter):

(A)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) (§230.424(b)(3) of this chapter) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) (§230.424(b)(2), (b)(5), or (b)(7) of this chapter) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) (§230.415(a)(1)(i), (vii), or (x) of this chapter) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

II-4

(ii)	If the registrant is subject to Rule 430C (§230.430C of this chapter), each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue

II-5

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the San Diego, State of California, on January 7, 2025.

INTERNATIONAL LAND ALLIANCE, INC.

By:	/s/ Frank Ingrande
Frank Ingrande
Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Frank Ingrande his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution for him and in his name, place and stead, and in any and all capacities, to sign for him and in him name in the capacities indicated below any and all amendments (including post-effective amendments) to this registration statement (or any other registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Roberto Jesus Valdes	Chairman	January 7, 2025
Roberto Jesus Valdes

/s/ Frank Ingrande	Chief Executive Officer and President	January 7, 2025
Frank Ingrande	(Principal Executive Officer)

/s/ Jason Sunstein	Chief Financial Officer and Director	January 7, 2025
Jason Sunstein	(Principal Financial and Accounting Officer)

II-6